Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-171787

PROSPECTUS SUPPLEMENT

(to prospectus dated January 20, 2011)

7,000 Shares

AMERIGON INCORPORATED

Series C 8% Convertible Preferred Stock, Initial Stated Value $10,000 per Share

We are offering directly to certain institutional investors, 7,000 shares of our Series C 8% convertible preferred stock having a stated value of $10,000 (“Preferred Shares”). We are also registering, pursuant to this prospectus supplement, (1) warrants to purchase up to an aggregate of 1,125,000 shares of common stock, which shall be issued only if we do not timely complete the Acquisition (as defined below and described herein) (the “No Acquisition Warrants”); and (2) our common stock issuable (a) upon any redemption (including pursuant to the amortization provisions of the Preferred Shares that require redemption, at specific intervals, of certain amounts of any outstanding Preferred Shares) or conversion of the Preferred Shares, (b) as payment of dividends in respect of the Preferred Shares and (c) in connection with the exercise of the No Acquisition Warrants.

On the closing of this offering, pending the completion of our acquisition of at least 75% of the outstanding voting shares of W.E.T. Automotive Systems AG (the “Acquisition”), the proceeds of the offering will be deposited into an escrow account established pursuant to an escrow agreement. If the completion of the Acquisition does not occur prior to July 1, 2011 (which date may be extended by holders of the Preferred Shares, subject to certain conditions) (the “Latest Escrow Release Date”), we will redeem all of the Preferred Shares then outstanding, at a redemption price equal to 102.5% of the aggregate stated value of the Preferred Shares, plus accumulated and unpaid dividends up to, but not including, the redemption date. We will also issue the No Acquisition Warrants at such time.

Holders of Preferred Shares are entitled to receive, out of funds legally available therefor, dividends payable in cash, our common stock, or any combination thereof, at the rate of 8% per annum on the stated value, payable quarterly in arrears on September 1, December 1, March 1 and June 1 of each year, commencing September 1, 2011. Dividends on the Preferred Shares will be cumulative from the date of initial issuance.

Each Preferred Share has a liquidation preference equal to the greater of (1) the sum of the stated value, accrued and unpaid dividends and the amount of all future dividends through the maturity date that would have been received in the absence of liquidation; and (2) an amount that a holder would have received in liquidation had the Preferred Share been converted immediately prior to the event of liquidation. Each Preferred Share is convertible at any time at the option of its holder after the release of the proceeds from the escrow account (described above) into shares of our common stock at an initial conversion rate of 632 shares of common stock for each Preferred Share, subject to specified adjustments, which is equal to an initial conversion price of $15.83 per Preferred Share.

We will redeem the Preferred Shares in nine equal quarterly installments beginning on September 1, 2011 and ending on September 1, 2013 (which date may be extended by holders of the Preferred Shares, subject to certain conditions) by paying cash, issuing shares of our common stock or any combination thereof for $10,000 per share plus accumulated and unpaid dividends.

The Preferred Shares and the No Acquisition Warrants are new securities for which there is currently no public market. We do not intend to apply for listing of the Preferred Shares or the No Acquisition Warrants on any securities exchange or for inclusion of the Preferred Shares or No Acquisition Warrants in any automated quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “ARGN.” On March 29, 2011, the last reported sale price of our common stock on The NASDAQ Global Select Market was $14.56 per share.

We have retained Roth Capital Partners, LLC as exclusive placement agent to use its best efforts to arrange for the sale of our Preferred Shares in this offering. See “Plan of Distribution” beginning on page S-63 of this prospectus supplement for more information regarding these arrangements.

The information contained or incorporated in this prospectus supplement is accurate only as of its respective date, regardless of the time of delivery of this prospectus supplement or any sale of our securities.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-17 OF THIS PROSPECTUS SUPPLEMENT.

	Per Share	Total
Public offering price	$10,000	$70,000,000
Placement agent fees	$600	$4,200,000
Proceeds, before expenses, to us(1)	$9,400	$65,800,000

(1)	The total proceeds before expenses, to us will be deposited into an escrow account, as described above. We will be responsible for paying the placement agent fees directly to the placement agent. One-half of the placement agent fees will be paid at the time the offering price is paid into escrow. The remaining half of the placement agent fees will be paid directly by us to the placement agent upon release of the funds from escrow at the time of completion of the Acquisition, if it occurs. If the Acquisition does not occur, the remaining half of the placement agent fees will be forfeited.

The placement agent is not purchasing or selling any of the Preferred Shares pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of Preferred Shares. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect to deliver the Preferred Shares to investors on or about March 31, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is March 30, 2011

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-171787) that we filed with the Securities and Exchange Commission, or the SEC, and that was declared effective by the SEC on January 28, 2011. This prospectus supplement describes the specific details regarding this offering, including the price, the amount and a description, of our securities being offered, the risks of investing in our securities and other items. The accompanying prospectus provides more general information. To the extent that information in this prospectus supplement or any of the documents incorporated by reference into this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement or the documents incorporated by reference into this prospectus supplement, as the case may be. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled “Where You Can Find More Information.”

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You should rely only on the information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference and any free writing prospectus related to the offering prepared by us or on our behalf or otherwise authorized by us. Neither we nor the placement agent have authorized anyone to provide you with different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of our securities only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus, or any free writing prospectus related to the offering, to be an offer to sell, or a solicitation of an offer to buy, our securities if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

In this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may provide you, unless the context suggests otherwise, references to the “Company,” “Amerigon,” “we,” “ARGN,” “us,” “our Company,” and “our” mean Amerigon Incorporated.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in these documents contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “can,” “plan,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions and the negative of such words. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. All such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Our future events, financial condition, business or other results may differ materially from those anticipated and discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, changes in political, economic or market conditions generally and in the automotive, manufacturing and capital markets specifically; the integration of assets purchased in significant acquisitions; having significant subsidiaries located outside of the United States; availability of capital; customer and supplier bankruptcies; concentration of our credit risk; inability to successfully identify or complete suitable acquisitions and new developments; inability of our product platforms to yield anticipated returns; competition within the markets in which we compete; rising operating expenses; potential uninsured losses; our debt obligations; financial covenants that may restrict our operating or acquisition activities; potential tax obligations; legislative or other actions affecting our operations and business; environmental laws and obligations; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues as well as other risks listed from time to time in the Company’s other reports and statements filed with the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in these documents. Readers are cautioned that these forward-looking statements reflect our management’s views as of the date that the statement is made. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section. Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” section beginning on page S-17 of this prospectus supplement and beginning on page 1 of the accompanying prospectus, and our consolidated financial statements and the related notes and the other documents incorporated by reference.

The Company

We design, develop and market products based on our advanced, proprietary, efficient thermoelectric device technologies for a wide range of global markets and heating and cooling applications. Our current principal product is our proprietary Climate Control Seat™ (“CCS™” or “CCS”), which we sell to automobile and light truck original equipment manufacturers or their tier one suppliers. The CCS provides year-round comfort to automotive seat occupants by producing both active heating and cooling. As of December 2010, we have shipped approximately 6.9 million units of our CCS product to customers since we first began shipping CCS units in 2000. Our CCS product is currently offered as an optional or standard feature on 54 automobile models produced by Ford Motor Company, General Motors, Toyota Motor Corporation, Nissan, Tata Motors, Ltd. and Hyundai. Tata Motors, Ltd. features CCS on its Jaguar and Land Rover luxury brands which it acquired from Ford Motor Company in 2008.

Since the initial introduction of CCS we have introduced new designs, many of which are more versatile, incorporating improvements in electrical efficiency, size, weight, and noise. These include our Micro Thermal Module™ technology and our CCS II configuration. We are currently developing further improvements in engineering design which are expected to be introduced on future vehicle models.

In 2008, we launched a heated and ventilated only variant of the CCS. This product works in a similar fashion to our CCS, though without an active cooling capability and no thermoelectric device. In the cooling mode, the vent-only system uses ambient cabin air to provide a degree of cooling comfort to the seat occupant. In the heating mode, the vent-only system is supplemented with more traditional resistive heating elements. This system has a lower price point and is targeted to certain lower-cost vehicle models and certain geographical markets.

In 2009, we were awarded a contract to manufacture an automotive heated and cooled cup holder for the 2011 Dodge Charger. The cup holder has been designed to be packaged in multiple configurations to accommodate different console environments. In addition to requiring low power consumption, it has proven automotive grade ruggedness, high reliability and drink retention features. The cup holder has two cup positions that provide for separate temperature settings in each holder that allow the driver and passenger to individually control the heating or cooling of their respective beverages. The technology used in the cup holder is similar to that of the CCS system. The cup holder was launched at the end of the final quarter of 2010.

In September 2010, we launched a product line of actively heated and cooled luxury mattresses. The mattresses provide individual controls via two wireless remotes to actively heat and cool each side of the mattress independently. We sell the mattresses through U.S.-based specialty mattress retailer, Mattress Firm, Incorporated (“Mattress Firm”). Mattress Firm has over 580 retail stores located across 22 states. The new mattresses are sold under the brand name YuMe™ and are available in King and Queen sizes.

On September 1, 2009, our subsidiary, BSST LLC (“BSST”), entered into a partnership agreement with 5N Plus Inc., a Canadian corporation specializing in production of high-purity metals (“5N Plus”), to form ZT Plus, LLC (“ZT Plus”). ZT Plus’ objective is the development and testing of new materials that show increased thermoelectric efficiency. BSST purchased 5N Plus’ 50% ownership of ZT Plus in March 2010 and BSST is now the 100% owner of ZT Plus.

Recent Events

Pending Acquisition of W.E.T. Automotive Systems AG

On February 28, 2011, we and our wholly-owned subsidiary Amerigon Europe GmbH (“Amerigon Europe”) entered into a Share Sale Purchase Agreement (the “SPA”) with Indigo Capital LLP in its capacity as manager for both Indigo Capital IV LP and ICWET LP (“Indigo”) and Industrie-Beteiligungs-Gesellschaft mbH (“IBG”), pursuant to which Amerigon Europe has agreed to purchase all of the shares of common stock in W.E.T. Automotive Systems AG (“WET”) directly or indirectly owned by each of Indigo and IBG at a purchase price of €40.00 per share, for a total purchase price of approximately €92,000,000. The shares owned by Indigo and IBG, together with shares currently held in treasury by WET, represent approximately 75.58% of the outstanding voting rights in WET. Indigo and IBG have agreed to sell their shares to us by tendering such shares pursuant to the WET Tender Offer (as defined below).

Simultaneous with the execution of the SPA, we and Amerigon Europe also entered into a Business Combination Agreement (the “BCA”) with WET setting forth the terms and conditions under which Amerigon Europe is required to launch a tender offer in Germany for all of the outstanding shares of WET (the “WET Tender Offer”) as well as the terms and conditions governing our and WET’s conduct prior to and after the closing of the WET Tender Offer. Among other things, the BCA provides that WET shall continue to be operated as a separate business and remain a separate legal entity and subsidiary of Amerigon Europe, including following completion of the WET Tender Offer, unless certain conditions are satisfied. In addition, WET management shall remain substantially unchanged up to and until the occurrence of certain conditions specified in the BCA. Moreover, upon the occurrence of such conditions, the current chief executive officer of WET shall be appointed to the board of directors of Amerigon, subject to compliance with applicable law. The transactions contemplated by the SPA and BCA are referred to collectively in this prospectus supplement as the “Acquisition.”

In connection with the execution of the SPA and the BCA, Amerigon Europe is required to file a tender offer document with the German Financial Supervisory Authority, stating the terms of the WET Tender Offer for the outstanding shares of WET and certifying as to the availability of secured financing to complete the WET Tender Offer. Amerigon Europe has filed such tender offer document with the German Financial Supervisory Authority; however, Amerigon Europe has not yet filed a required exhibit to such document from a recognized financing authority that certifies that Amerigon Europe has secured financing in an amount sufficient to complete the Acquisition, assuming all shares of WET are tendered pursuant to the WET Tender Offer. If Amerigon Europe does not file such financing confirmation with the German Financial Supervisory Authority prior to the end of its statutory review period, which is on or about April 11, 2011, including because it is unable to secure the necessary financing, Indigo may terminate the SPA. In addition, if applicable antitrust approval is not received by May 28, 2011, either Indigo or Amerigon Europe may terminate the SPA.

Pursuant to the SPA and the BCA, Amerigon and WET each previously submitted the necessary pre-merger notification filings with the U.S. Federal Trade Commission (the “FTC”) and the Antimonopoly Committee of Ukraine (the “AMC”) for review by such governmental authorities. The initial statutory waiting period for the pre-merger filing with the FTC is set to expire on March 30, 2011; however, Amerigon has informed the FTC that we voluntarily withdrew our initial submission on March 30, 2011 and will re-file such submission on April 1, 2011, thereby restarting the 30-day statutory waiting period, which will then be set to expire on May 2, 2011. Our withdrawal and refiling of our submission will allow the FTC a longer period of time to review the merger filing before the FTC reaches a conclusion to either issue a request for additional information or allow the waiting period to lapse without action. No assurance can be given that the new statutory waiting period will expire without further requests by the FTC.

Upon the closing of this offering, pending completion of the Acquisition, such proceeds will be deposited into an escrow account established pursuant to an escrow agreement. If the completion of the Acquisition does not occur prior to July 1, 2011 (which date may be extended by holders of the Preferred Shares, subject to certain conditions), we will redeem all of the Preferred Shares then outstanding, at a redemption price equal to 102.5% of the aggregate stated value of the Preferred Shares, plus accumulated and unpaid dividends up to, but not including, the redemption date. See “Description of the Securities Registered—Convertible Preferred Stock.” In addition, we will be required to issue the No Acquisition Warrants to the investors in the Preferred Shares granting such investors the right to purchase an aggregate of 1,125,000 shares of our common stock, at an initial exercise price of $13.50 per share, subject to adjustment. Such warrants would have a term of five years. See “Description of the Securities Registered—No Acquisition Warrants.”

About WET

WET is a German publicly traded company established in 1968 with headquarters in Odelzhausen, Germany and is a leading designer, developer, and marketer of high quality technology components for the automotive and other markets. WET’s primary product categories include automotive seat comfort systems and specialized automotive cable systems. The automotive seat comfort systems category includes automotive seat heaters, climate comfort systems (similar to Amerigon’s climate controlled seat technology) for automotive seats and automotive steering wheel heater systems and integrated electronic components. The specialized automotive cable systems category includes ready-made wire harnesses and related wiring products. WET is globally positioned in the regions of North America, Europe and Asia, with operating subsidiaries in each region. WET has been a manufacturer in the seat comfort segment since 1973. WET’s primary customers consist of Tier 1 automotive suppliers, such as Johnson Controls, Lear, Faurecia, and Magna, and large automotive original equipment manufacturers (“OEMs”), including the VW Group, General Motors, BMW, Porsche, Honda, and Toyota / Lexus.

WET also offers product solutions to other customer groups, namely customer groups related to seat heating equipment for the automotive aftermarket, ski lifts and sports stadiums and the production of ventilation systems for the automotive and various other industries. These operations complement WET’s automotive seat comfort products, particularly in seat climate comfort systems, in which ventilation systems represent a material part. Furthermore, WET’s customer base for these other products extends beyond the automotive industry to the telecommunications and information technology industries.

Historically, the majority of WET’s sales volumes have been derived from European and North American OEMs. However, in the past three years, Asian automobile sales have increased due to the growth in that geographic segment, and North American sales volumes have increased due to increased penetration into the North American market as heated seats have become a standard feature on an increased number of vehicle models.

WET maintains a global operational structure with manufacturing sites close to its key customers. WET’s European operations are primarily concentrated around its headquarters and customer service center in Odelzhausen, as well as its Hungarian and Ukrainian sites. WET operates three sites in North America, a customer service and research center located in Windsor, Canada, a warehouse facility located in Del Rio, Texas and a production site located in Acuña, Mexico. In Asia, WET operates a low-cost production facility including customer service and research and development functions in Langfang, China and representative offices in Seoul, South Korea and Tokyo, Japan. In addition to the Chinese market, the Langfang production plant services other Asian markets such as Japan and South Korea, as well as some European programs. WET’s China operation was established in 2003 as a wholly-owned operation and serves the South Korean, Japanese, Chinese and certain European markets. WET’s Asian operations currently represent a sizeable portion of its sales mix.

Reasons for the Acquisition

We believe the acquisition of WET could provide us with several compelling benefits, including:

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vertical integration through the acquisition of WET’s manufacturing operations allowing us to reduce our reliance on third-party contract manufacturers and capture margins relating to the manufacturing function;

•	expansion of our product portfolio to include a range of complementary automobile heating and cooling products in addition to our existing automobile products;

•	expansion of our technology portfolio, allowing us to integrate complementary and distinctive technologies in our existing product line-ups;

•	increasing our international market reach with operational focus by WET in Europe, while also expanding our reach in North America and Asia; and

•	the resolution of our current intellectual property dispute with WET.

We will only be able to fully integrate WET’s business with our existing business and maximize the benefits of the Acquisition if we are able to acquire 100% of the outstanding capital stock of WET pursuant to the WET Tender Offer or by completing a squeeze-out merger, if necessary, to gain control of WET. If we do not obtain in excess of 95% of the outstanding capital stock of WET pursuant to the WET Tender Offer and the sale of shares by Indigo and IBG in connection with the SPA, we will not be able to execute a squeeze-out merger under German law. In such case, WET will continue to be operated as a separate business, with separate management, and we will be unable to fully integrate the operations of the two businesses, which could prevent us from fully realizing the benefits anticipated from the Acquisition.

Bank of America Credit Facility

In connection with the Acquisition, together with our subsidiary Amerigon Europe, we have entered into credit facilities providing for funds to be made available to Amerigon and Amerigon Europe (the “US Bank of America credit facility”) and WET and W.E.T. Automotive Systems Ltd. (“WET Canada”) (the “WET Bank of America credit facility”) by a syndicate of banks including Bank of America, N.A., acting as Administrative Agent, Swing Line Lender and L/C Issuer (“Bank of America”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as Sole Lead Arranger and Sole Book Manager. We refer to the US Bank of America credit facility and the WET Bank of America credit facility throughout this prospectus supplement collectively as the “Bank of America credit facility.” We intend to use a portion of the borrowings under the US Bank of America credit facility to fund a portion of the cash consideration payable for the Acquisition. The implementation of the WET Bank of America credit facility and certain aspects of the US Bank of America credit facility are conditioned upon, among other things, the consummation of the Acquisition, and if the Acquisition is not consummated by July 1, 2011 all of the obligations owing under the US Bank of America credit facility will accelerate and become immediately due and payable.

The US Bank of America credit facility consists of $93 million in senior secured credit facilities (or such lesser amount as may actually be required to consummate the Acquisition). All advances thereunder are to be used to consummate the Acquisition and be funded into escrow and become available upon closing of the Acquisition. The WET Bank of America credit facility consists of €40 million in senior unsecured credit facilities, which will only be funded upon completion of the Acquisition and will be used to refinance certain existing indebtedness of WET. The US Bank of America credit facility includes a $25 million five year revolving credit facility for us in U.S. dollars (a portion of which may be drawn to fund a portion of the cash consideration payable in connection with the Acquisition), a $35 million five year term loan facility for us in U.S. dollars (all of which will be drawn to fund a portion of the cash consideration payable in connection with the Acquisition), and a $33 million five year term loan facility for Amerigon Europe (all of which will be drawn to fund a portion of the cash consideration payable in connection with the Acquisition); to the extent that borrowings under the US Bank of America credit facility exceed the amounts required for the Acquisition, the excess will be applied to reduce the principal balance of the revolving loans and amounts outstanding under the Amerigon Germany term loan.

The term loans to us and Amerigon Europe are subject to quarterly principal payments, with total principal amortization of 10% of the original principal amount in the first year and amortization of 12.5%, 15%, 17.5% and 20% of the original principal amount during years two, three, four and five, respectively with all remaining amounts owing under each term facility due and payable in full at the term loan maturity date. Principal outstanding under the revolving credit facility will be due and payable in full at the revolving credit facility maturity date. Interest will be payable no less often than quarterly. We and Amerigon Europe will have the option to elect interest rates (a) based on either a Eurocurrency (Libor) rate or a “Base Rate” equal to the highest of the Federal Funds Rate plus 0.5%, Bank of America’s “prime rate”, or a one month Eurocurrency rate plus 1.0%, plus (b) a margin which, after an initial period, will vary based on the Consolidated Leverage Ratio of us and our subsidiaries (as determined in accordance with the credit facility). We and Amerigon Europe will be allowed to maintain loans at up to eight separate Eurocurrency interest periods of one, two, three or six months at any time. We and Amerigon Europe will also be responsible for additional fees, including without limitation a commitment fee on the unused portion of the revolving credit facility and letter of credit fees.

The WET Bank of America credit facility will include a €10 million five year revolving credit facility, which will include a multicurrency sublimit for loans in U.S. and Canadian dollars, and a €30 million five year term facility, which will include a multicurrency sublimit for loans in U.S. and Canadian dollars. The term loan facility under the WET Bank of America credit facility will be subject to quarterly principal payments of €1,500,000, with all remaining amounts due and payable in full at the term loan maturity date. WET and WET Canada will have the option to elect interest rates (a) based on either a Eurocurrency (Libor) rate or an “Overnight Rate”, plus (b) a margin which, after an initial period, will vary based on the Consolidated Leverage Ratio of WET and its subsidiaries (as determined in accordance with the credit facility). WET and WET Canada will be allowed to maintain loans at up to eight separate Eurocurrency interest periods of one, two, three or six months at any time. WET and WET Canada will also be responsible for additional fees, including without limitation, a commitment fee on the unused portion of the revolving credit facility and letter of credit fees. The WET Bank of America credit facility, together with cash on hand, will be used to pay certain existing obligations of WET or its subsidiaries.

Summary of Impact of the Acquisition on our Financial Condition and Results of Operations

The Acquisition, if it occurs, will significantly alter our financial condition and results of operations. WET’s 2010 revenues were approximately €227 million, compared to our 2010 revenues of approximately $112 million. WET’s total assets as of December 31, 2010 were approximately €214 million, compared to our total assets as of December 31, 2010 of approximately $79 million. See the section entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

Although we do not have any immediate cost savings initiatives planned in connection with the Acquisition, other than the elimination of costs that each company has incurred in conjunction with patent litigation against each other, and although we are limited in the actions we may take with respect to WET as set forth in the BCA, we may eventually be in a position to opportunistically institute measures from time to time that will result in cost savings and/or operating synergies. However, we may also incur corresponding restructuring and other non-recurring charges that would impact net income in the periods in which they are taken. No assurances can be given as to timing or that we will be able to achieve any cost or operating synergies as a result of the Acquisition, or that the corresponding restructuring and other non-recurring charges will not be greater than expected.

Our pro forma Adjusted EBITDA for the year ended December 31, 2010, after giving effect to the Acquisition as if it occurred at the beginning of that year, would have been approximately $58 million (as compared to our historical Adjusted EBITDA for the year ended December 31, 2010, of $13.5 million). Our pro forma Adjusted EBITDA margin for the year ended December 31, 2010, after giving effect to the Acquisition as if it occurred at the beginning of that year, would have been approximately 14% (as compared to our historical Adjusted EBITDA margin for the year ended December 31, 2010, of approximately 12%). See the section entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” for a discussion regarding reconciliation to GAAP.

Corporate Information

Amerigon Incorporated is a Michigan corporation. Our principal executive offices are located at 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, and our telephone number is (248) 504-0500. Our website is located at www.amerigon.com. The information appearing on our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of selected terms of the securities being offered. For a more complete description of the terms of our Preferred Shares and the warrants, see “Description of the Securities Registered.”

Issuer	Amerigon Incorporated

Securities offered

7,000 shares of Series C 8% convertible preferred stock, without par value, having the terms and conditions set forth in the “Description of the Securities Registered” beginning on page S-44 of this prospectus supplement and the certificate of designations attached to this prospectus supplement as Annex A.

This prospectus supplement also relates to the shares of common stock issuable upon conversion or redemption of the Preferred Shares, the No Acquisition Warrants and the shares of common stock underlying the No Acquisition Warrants (the form of the No Acquisition Warrants is attached to this prospectus supplement as Annex B).

Use of proceeds	We expect to receive approximately $64.2 million in net proceeds from this offering, after deducting placement agent fees and our estimated offering expenses. We intend to use the net proceeds from this offering to fund, in part, the Acquisition.

Escrow account	Upon the closing of this offering, pending completion of the Acquisition, the proceeds from this offering will be deposited into an escrow account established pursuant to an escrow agreement. If the Acquisition is not completed prior to July 1, 2011 (which date may be extended by the holders of the Preferred Shares, subject to certain conditions), we will redeem all of the Preferred Shares then outstanding, at a redemption price equal to 102.5% of the aggregate stated value of the Preferred Shares, plus accumulated and unpaid dividends up to, but not including, the redemption date. We would also then issue the No Acquisition Warrants.

Series C 8% Convertible Preferred Stock

Liquidation preference	With respect to each share, the greater of (i) the sum of the stated value, accrued and unpaid dividends and the amount of all future dividends through the maturity date that would have been received in the absence of liquidation; and (ii) an amount that a holder would have received in liquidation had the Preferred Shares been converted immediately prior to the event of liquidation.

Stated value	Initially, $10,000 per Preferred Share, subject to adjustment.

Dividends	Holders of our Preferred Shares are entitled to receive, out of funds legally available therefor, dividends payable in cash (if permitted under the Bank of America credit facility), our common stock (if certain equity conditions are satisfied or waived as of the applicable date), or any combination thereof, at the rate of 8% per annum of the stated value, payable quarterly in arrears on September 1, December 1, March 1 and June 1 of each year, commencing September 1, 2011. Dividends on our Preferred Shares will be cumulative from the date of initial issuance.

Dividends will be subject to a make-whole through September 1, 2013 upon any conversion or upon any redemption as if the Preferred Shares being converted or redeemed, as applicable, were outstanding on the relevant Amortization Date (as defined below under “Amortization”).

Amortization

We will redeem the Preferred Shares in nine equal quarterly installments beginning on September 1, 2011 and ending on September 1, 2013 (each, an “Amortization Date”) by paying cash, issuing shares of our common stock or any combination thereof for $10,000 per Preferred Share plus accumulated and unpaid dividends.

We may, at our option, elect to pay the quarterly amortization amount on each Amortization Date if certain conditions are satisfied or waived as of the relevant notice date through the relevant Amortization Date, in shares of common stock, in cash (if permitted under the US Bank of America credit facility), or in any combination of shares and cash. To the extent that we pay all or any portion of a quarterly amortization amount in shares of common stock, if the equity conditions are satisfied or waived as of the applicable notice date through the applicable Amortization Date, we will deliver on the applicable Amortization Date a number of shares of common stock equal to (i) the applicable quarterly installment amount being paid in shares of common stock divided by the lower of (A) the conversion price for the Preferred Shares (as the same may be adjusted) and (B) the Market Price (as defined below) determined as of the applicable Amortization Date less (ii) any Pre-Installment Shares (as defined below) with respect to such installment. If we pay all or any portion of a quarterly amortization amount in shares of common stock, we will be required to deliver a number of shares of common stock to the holders of the Preferred Shares twenty three (23) trading days prior to the applicable Amortization Date equal to the portion of applicable quarterly amortization amount determined by us to be paid in shares of common stock divided by the lower of (A) the conversion price for the Preferred Shares (as the same may be adjusted) and (B) the Market Price determined as of the trading day prior to such date (such shares “Pre-Installment Shares”).

The “Market Price” means a ten percent (10%) discount to the arithmetic average of the lowest fifteen (15) volume weighted average prices of the common stock during the twenty (20) consecutive trading day period ending two (2) trading days prior to each applicable date of determination.

Conversion	Holders of the Preferred Shares may convert their shares at any time after the release of the proceeds from the escrow account (as described above under “Escrow account”) into shares of common stock at a conversion price of $15.83, subject to adjustment as provided herein including the conversion of accrued but unpaid dividends per Preferred Share then remaining into shares of common stock, and in addition will be entitled to a make-whole amount that would apply in a conversion (reflecting dividends that would have been payable through maturity if the Preferred Shares had remained outstanding); provided, however, that under certain conditions where we have not obtained stockholder approval as described under “Cap on common stock issuable on payment of dividends and amortization amounts” below and the Bank of America credit facility prohibits payment of the make-whole amount, we will only be obligated to pay such make-whole amount at the time such amount, or portion thereof, would have been due to be paid as a dividend as if the Preferred Shares at issue had not been converted.

Mandatory redemption	The Preferred Shares are subject to mandatory redemption at the election of a holder upon the occurrence of certain triggering events. The redemption price per Preferred Share in these circumstances would be the greater of (i) 125% of the stated value plus accrued dividends, and (ii) the conversion rate then in effect (which rate reflects the number of shares of common stock into which each share of the holder’s Preferred Shares may be converted) multiplied by the highest closing sale price of our common stock during the period beginning immediately prior to the triggering event and ending on the date the holder delivers a notice of redemption, plus in each case the additional make-whole amount that would apply in a conversion (reflecting dividends that would have been payable through maturity if the Preferred Shares had remained outstanding). Triggering events include, among other events, certain breaches by us of our agreements, failures to pay amounts when due, failures to maintain any registration statement as required, the failure to keep our common stock listed on an eligible market and failure to keep a sufficient number of authorized shares reserved for issuance on conversion of the Preferred Shares.

Cap on common stock issuable on payment of dividends and amortization amounts

In no event will the aggregate number of shares of common stock issued to the holders of the Preferred Shares exceed 19.99% of the total number of shares of common stock outstanding on the closing date of the issuance of the Preferred Shares unless we have obtained stockholder approval for the issuance of more than such number of shares of common stock pursuant to NASDAQ Listing Rule 5635.

In addition, a holder is restricted from converting its Preferred Shares to the extent that such conversion would cause the holder to have acquired, through conversion of the Preferred Shares or otherwise, beneficial ownership of a number shares of our common stock in excess of 4.99% of our common stock immediately preceding the conversion. This limitation may from time to time be increased or decreased as it applies to any holder, but not above 9.99% or below 4.99%, by such holder, effective upon the sixty-first (61st) day after it gives us written notice of the adjustment; provided, however, that such 4.99% limitation shall not apply to any initial holder who has notified the Company at the time of acquisition of the Preferred Shares that such holder elects 9.99% as its maximum percentage beneficial ownership (and, in such case, no additional notice will be required to increase such limitation as to such holder).

Voting rights

Holders of Preferred Shares will not have any voting rights except as specifically provided in our articles of incorporation or as otherwise required by law. The holders of Preferred Shares or shares of common stock issued in respect of Preferred Shares upon conversion or redemption or as dividends will not be eligible to vote such shares to remove the cap described above under “Cap on common stock issuable on payment of dividends and amortization amounts.”

Ranking

With respect to dividend rights and rights upon liquidation, winding up or dissolution our Preferred Shares will be:

•   junior to all of our existing and future indebtedness;

•   junior to each other class or series of our capital stock other than (i) our common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the Preferred Shares and (ii) any other class or series of our capital stock, the terms of which provide that such class or series will rank on parity with the Preferred Shares;

•   on parity with any class or series of our capital stock the terms of which provide that such class or series will rank on parity with the Preferred Shares;

•   senior to our common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the Preferred Shares; and

•   effectively junior to all of our subsidiaries’ (i) existing and future liabilities and (ii) capital stock held by others.

Incurrence of additional indebtedness	Pursuant to the terms of the Preferred Shares, we will not, without the prior written consent of holders of the Preferred Shares, incur indebtedness in excess of (i) $150 million (with any amount thereunder in Euro converted to U.S. Dollars at the exchange rate on the date of initial issuance of the Preferred Shares) under the US Bank of America credit facility and (ii) the aggregate amount of additional indebtedness permitted under the US Bank of America credit facility.

Limitation on issuance of additional securities	We will not, without the prior written consent of holders of the Preferred Shares, issue securities ranking senior or on parity with the Preferred Shares, but we are able to issue securities junior to the Preferred Shares subject only to certain limitations.

No Acquisition Warrants

If the Acquisition is not completed by July 1, 2011 (which date may be extended by the holders of the Preferred Shares, subject to certain conditions), we will be required to issue No Acquisition Warrants to the investors in the Preferred Shares granting such investors the right to purchase an aggregate of 1,125,000 shares of our common stock, at an initial exercise price of $13.50 per share, subject to adjustment. Such warrants would have a term of five years. The exercise price of the No Acquisition Warrants will be adjustable in connection with certain capital events, such as stock splits or consolidations.

The No Acquisition Warrants contain a limitation on exercise similar to the cap on conversion for the Preferred Shares described above under “Cap on common stock issuable on payment of dividends and amortization amounts.”

Common Stock	The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” starting on page 3 of the accompanying prospectus.

Risk factors	See “Risk Factors” beginning on page S-17 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Preferred Shares.

No public market for the Preferred Shares or the No Acquisition Warrants	The Preferred Shares and the No Acquisition Warrants are new securities for which there is currently no public market. We do not intend to apply for listing of the Preferred Shares or the No Acquisition Warrants on any securities exchange or for inclusion of the Preferred Shares or the No Acquisition Warrants in any automated quotation system and it is not expected that any active or liquid market will develop for our Preferred Shares or the No Acquisition Warrants.

NASDAQ symbol for our common stock	Our common stock is traded on The NASDAQ Global Select Market under the symbol “ARGN.”

Transfer agent and registrar	ComputerShare Trust Company, N.A.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables set forth summary unaudited pro forma condensed combined financial data of Amerigon and WET as of and for the year ended December 31, 2010. This information has been prepared by our management and gives pro forma effect to (1) the completion of the Acquisition, (2) the completion of the WET Tender Offer (based on the assumption that 100% of the outstanding shares of capital stock of WET will be tendered in the WET Tender Offer), (3) the incurrence of indebtedness under the Bank of America credit facility, and (4) the completion of this offering and the application of the proceeds therefrom, in each case as if such transactions had occurred on January 1, 2010, for income statement purposes, and December 31, 2010, for balance sheet purposes. The pro forma data has been prepared from, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our 2010 Annual Report on Form 10-K and our consolidated financial statements and notes thereto included in our 2010 Annual Report on Form 10-K, each incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the consolidated financial statements and notes thereto for WET in our Form 8-K filed on March 30, 2011, incorporated by reference in this prospectus supplement and the accompanying prospectus, in addition to the section captioned “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement. The consolidated financial statements for WET in our Form 8-K are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Our historical and pro forma results are not necessarily indicative of results that may be expected for any future period.

Pro forma for the year ended December 31,
2010
($ in thousands, except per share data)
Income Statement Data:
Product revenues	$413,670
Cost of sales	298,649

Gross margin	115,021
Operating costs and expenses:
Net research and development expenses	34,509
Selling, general and administrative expenses	42,820

Total operating costs and expenses	77,329

Operating income	37,692
Interest income	566
Interest expense	(5,258)
Loss on revaluation of financial instruments	(9,073)
Loss from equity investment	(22)
Other income	604

Earnings before income tax	24,509
Income tax expense	2,229

Net income	22,280
Loss attributable to non-controlling interest	396
Convertible preferred stock dividends	(9,064)

Net income attributable to common stockholders	13,612

Basic earnings per share	$0.63

Diluted earnings per share	$0.51

Weighted average number of shares—basic	21,717

Weighted average number of shares—diluted	26,918

Other Data:
Adjusted EBITDA(1)	$57,211

Pro forma as of December 31,
2010
($ in thousands)
Balance Sheet Data:
Cash & cash equivalents	$12,835
Working capital(2)	43,479
Total assets	356,704
Indebtedness	120,699
Total liabilities	238,507
Preferred Stock	63,500
Total shareholders’ equity	54,697

(1)	We define Adjusted EBITDA (“Adjusted EBITDA”) as net income before interest income, interest expense, income tax expense, depreciation and amortization and other non-cash income and expenses including foreign currency gains and losses, gains and losses or revaluation of financial instruments, impairment losses and gains and losses on disposals of assets. Although Adjusted EBITDA is not a measure of performance or liquidity in accordance with GAAP, we believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. Our management uses Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance. We use this non-GAAP measure in internal management reports used to monitor and make decisions about our business. The principal limitations of Adjusted EBITDA as a performance measure are that it excludes significant expenses and gains required under GAAP, and that our definition of Adjusted EBITDA may be different from similar-sounding non-GAAP measures used by other companies. To mitigate these limitations, we present our GAAP results along with the non-GAAP measure, reconcile Adjusted EBITDA to net income, and recommend that investors not give undue weight to it. We believe that Adjusted EBITDA provides investors useful information by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods and across companies, and providing a focus on the underlying operating performance of the business. In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not be comparable to similarly titled measures employed by other companies.

The reconciliation of Adjusted EBITDA to pro forma net income is as follows:

Pro forma for the year ended December 31,
2010
($ in thousands)
Net income	$22,280
Interest income	(566)
Interest expense	5,258
Income tax expense	2,229
Depreciation and amortization	15,132
Net currency loss	1,077
Loss on revaluation of financial instruments	9,073
Impairment losses	3,655
Gain on disposal of assets	(927)

Adjusted EBITDA	$57,211

(2)	Working capital is current assets less current liabilities.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMERIGON

The following table sets forth summary consolidated financial data for Amerigon. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our 2010 Annual Report on Form 10-K and our consolidated financial statements and notes thereto included in our 2010 Annual Report on Form 10-K, each incorporated by reference in this prospectus supplement and the accompanying prospectus. Our summary historical consolidated financial data as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 has been derived from our audited historical consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year ended December 31,
	2010	2009	2008
	(in thousands, except per share data)
Income Statement Data:
Product revenues	$112,403	$60,925	$63,613
Cost of sales	79,664	45,166	45,086

Gross margin	32,739	15,759	18,527
Operating costs and expenses:
Research and development expenses	11,922	8,097	9,245
Reimbursed research and development expenses	(2,269)	(2,103)	(2,462)

Net research and development expenses	9,653	5,994	6,783
Selling, general and administrative expenses	10,955	8,857	7,190

Total operating costs and expenses	20,608	14,851	13,973

Operating income	12,131	908	4,554
Interest income	25	10	837
Loss from equity investment	(22)	(492)	—
Other income	145	183	111

Earnings before income tax	12,279	609	5,502
Income tax expense	2,921	325	1,938

Net income	9,358	284	3,564
Plus: Loss attributable to non-controlling interest	592	439	—

Net income attributable to Amerigon Incorporated	$9,950	$723	$3,564

Basic earnings per share	$0.46	$0.03	$0.16

Diluted earnings per share	$0.44	$0.03	$0.16

Weighted average number of shares—basic	21,717	21,402	21,981

Weighted average number of shares—diluted	22,496	21,771	22,366

Other Data:
Adjusted EBITDA(1)	$13,558	$2,014	$6,005

	As of December 31,
	2010	2009
	(in thousands)
Balance Sheet Data:
Cash & cash equivalents	$26,584	$21,677
Short-term investments	9,761	6,704
Working capital(2)	47,239	33,542
Total assets	79,422	62,382
Indebtedness	—	—
Total liabilities	21,885	14,587
Total shareholders’ equity	57,537	47,795

(1)	We define Adjusted EBITDA as net income before interest income, interest expense, income tax expense, depreciation and amortization and other non-cash income and expenses including foreign currency gains and losses, gains and losses or revaluation of financial instruments, impairment losses and gains and losses on disposals of assets. Although Adjusted EBITDA is not a measure of performance or liquidity in accordance with GAAP, we believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. Our management uses Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance. We use this non-GAAP measure in internal management reports used to monitor and make decisions about our business. The principal limitations of Adjusted EBITDA as a performance measure are that it excludes significant expenses and gains required under GAAP, and that our definition of Adjusted EBITDA may be different from similar-sounding non-GAAP measures used by other companies. To mitigate these limitations, we present our GAAP results along with the non-GAAP measure, reconcile Adjusted EBITDA to net income, and recommend that investors not give undue weight to it. We believe that Adjusted EBITDA provides investors useful information by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods and across companies, and providing a focus on the underlying operating performance of the business. In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not be comparable to similarly titled measures employed by other companies.

The reconciliation of Adjusted EBITDA to historical net income is as follows:

	Year ended December 31,
	2010	2009	2008
	(in thousands)
Net income	$9,358	$284	$3,564
Interest income	(25)	(10)	(837)
Income tax expense	2,921	325	1,938
Depreciation and amortization	1,359	1,432	1,429
Currency gains	(55)	(17)	(79)
Gain on asset disposal	—	—	(10)

Adjusted EBITDA	$13,558	$2,014	$6,005

(2)	Working capital is current assets less current liabilities.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF WET

The following table sets forth summary consolidated financial data for WET. You should read the following summary consolidated financial data in conjunction with the consolidated financial statements and notes thereto for WET in our Form 8-K filed on March 30, 2011 incorporated by reference in this prospectus supplement and the accompanying prospectus. WET’s summary historical consolidated financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 has been derived from WET’s audited historical consolidated financial statements, incorporated by reference in this prospectus supplement, and has been prepared in accordance with IFRS as issued by the IASB, which differs from U.S. GAAP in certain respects. You should read the Unaudited Pro Forma Condensed Combined Financial Information section of this prospectus supplement for more information on these differences.

	Year ended December 31,
	2010(1)	2010	2009	2008
	( in thousands)
Income Statement Data:
Product revenues	$303,899	€226,943	€158,053	€169,550
Cost of sales	(218,565)	(163,218)	(120,336)	(127,648)

Gross Profit	85,334	63,725	37,717	41,902
Distribution expenses	(14,644)	(10,936)	(8,168)	(12,404)
Research and development expenses	(26,573)	(19,844)	(14,117)	(16,156)
Administrative expenses	(20,935)	(15,634)	(15,804)	(16,227)
Other operating income, net	1,606	1,199	1,356	1,984
Impairment/reversal of impairment of capitalized customer relationships	26,869	20,065	—	(24,146)
Goodwill impairment	—	—	—	(13,738)

Operating results	51,657	38,575	984	(38,785)
Currency gains	28,479	21,267	22,298	23,522
Currency losses	(29,621)	(22,120)	(25,294)	(29,512)
Income from revaluation of financial instruments	6,333	4,729	2,668	906
Expenses from revaluation of financial instruments	(15,485)	(11,564)	(94)	(7,334)
Interest income	570	426	199	183
Interest expenses	(6,618)	(4,942)	(3,127)	(3,047)

Earnings before income taxes	35,315	26,371	(2,366)	(54,067)
Income tax (expense) benefit	(5,607)	(4,187)	1,483	6,096

Consolidated income (loss)	$29,708	€22,184	€(883)	€(47,971)

Allocations of consolidated income (loss):
Earnings (loss) attributable to non-controlling interests	$199	€148	€70	€—
Earnings (loss) attributable to equity holders of WET	29,509	22,036	(813)	(47,971)

Consolidated income (loss)	$29,708	€22,184	€(883)	€(47,971)

Other Data:
WET Adjusted EBITDA(2)	$45,019	€33,619	€13,480	€15,801

	As of December 31,
	2010(1)	2010	2009
	(in thousands)
Balance Sheet Data:
Assets
Cash and cash equivalents	$13,518	€10,095	€4,980
Working capital(3)	45,150	33,717	(22,154)
Financial liabilities	40,291	30,088	42,429
Total liabilities	157,251	117,430	95,963
Total stockholders’ equity	129,803	96,933	72,999

(1)	Translated for convenience only using a foreign currency exchange rate for U.S. dollars to Euro of $1.3391 to €1.00, the noon Eastern Time spot rate as quoted by the Toronto inter-bank market as of December 31, 2010. This convenience translation is not required by IFRS and, accordingly, the translated dollar amounts have not been audited.
(2)	We define WET Adjusted EBITDA (“WET Adjusted EBITDA”) as consolidated income before interest income, interest expenses, income tax expense/benefit, depreciation and amortization and other non-cash income and expenses including foreign currency gains and losses, gains and losses on revaluation of financial instruments, impairment losses and gains and losses on disposals of assets. Although WET Adjusted EDITDA is not a measure of performance or liquidity in accordance with GAAP, we believe that WET Adjusted EBITDA is useful as an indicator of ongoing operating performance. Our management is using WET Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of WET’s performance. We use this non-GAAP measure in internal management reports used to monitor and make decisions about our business. The principal limitations of WET Adjusted EBITDA as a performance measure are that it excludes significant expenses and gains required under GAAP, and that our definition of WET Adjusted EBITDA may be different from similar-sounding non-GAAP measures used by other companies. To mitigate these limitations, we present our GAAP results along with the non-GAAP measure, reconcile WET Adjusted EBITDA to net income, and recommend that investors not give undue weight to it. We believe that WET Adjusted EBITDA provides investors useful information by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods and across companies, and providing a focus on the underlying operating performance of the business. In addition, because WET Adjusted EBITDA is not calculated in accordance with GAAP, it may not be comparable to similarly titled measures employed by other companies.

The reconciliation of WET Adjusted EBITDA to consolidated net income is as follows:

	Year ended December 31,
	2010(a)	2010	2009	2008
	(in thousands)
Consolidated income (loss)	$29,708	€22,184	€(883)	€(47,971)
Interest expenses	6,618	4,942	3,127	3,047
Interest income	(570)	(426)	(199)	(183)
Income tax expense (benefit)	5,607	4,187	(1,483)	(6,096)
Depreciation and amortization	16,591	12,390	10,238	12,022
Currency (gain) loss, net	1,142	853	2,996	5,990
Expenses from revaluation of financial instruments	15,485	11,564	94	7,334
Income from revaluation of financial instruments	(6,333)	(4,729)	(2,668)	(906)
Impairment loss (gain)	(23,183)	(17,312)	2,866	40,902
Loss on disposal of assets	(46)	(34)	(608)	1,662

WET Adjusted EBITDA	$45,019	€33,619	€13,480	€15,801

(a)	Translated for convenience only using a foreign currency exchange rate for U.S. dollars to Euro of $1.3391 to €1.00. This convenience translation is not required by IFRS and, accordingly, the translated dollar amounts have not been audited.
(3)	Working capital is current assets less current liabilities.

RISK FACTORS

An investment in our Preferred Shares involves a high degree of risk. Before you make a decision to invest in our Preferred Shares, in addition to the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors described below as well as those described in our 2010 Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Many of the risk factors described in our 2010 Annual Report on Form 10-K are also applicable to the operations of WET. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. These material and adverse effects could cause the value of our Preferred Shares to decline and you may lose part or all of your investment. For more information, see the sections entitled, “Where You Can Find More Information” and “Incorporation of Information We File With the SEC” in this prospectus supplement.

Risks Related to this Offering and our Preferred Shares and No Acquisition Warrants

There are significant tax risks associated with our Preferred Shares and No Acquisition Warrants.

There are risks associated with the U.S. federal income tax consequences of the purchase or acquisition, ownership, and disposition of the Preferred Shares, the No Acquisition Warrants, and common stock issuable upon conversion of the Preferred Shares or exercise of the No Acquisition Warrants or payable as dividends on the Preferred Shares. Because the tax consequences of purchasing or acquiring, owning and disposing of the Preferred Shares, the No Acquisition Warrants, and common stock are complex and certain tax consequences may differ depending on individual tax circumstances, you should consult with and rely on your own tax advisor about the tax consequences and your individual tax situation.

You should read carefully the section entitled “Certain U.S. Federal Income Tax Considerations” below, which includes a detailed discussion of U.S. federal income tax consequences associated with purchasing or acquiring, owning and disposing of the Preferred Shares, the No Acquisition Warrants, and common stock.

Risks that are associated with the U.S. federal income tax consequences and that are discussed herein include, but are not limited to, the following:

•	You may be treated as receiving constructive distributions with respect to the Preferred Shares and the No Acquisition Warrants that may be taxable in whole or in part.

•	You may receive or be deemed to receive distributions with respect to the Preferred Shares and the No Acquisition Warrants that could be subject to U.S. tax withholding.

•	You may recognize capital losses with respect to the Preferred Shares, No Acquisition Warrants, or common stock that are subject to limitation on their use.

•

Dividends payable or deemed paid by us may exceed our current and accumulated earnings and profits resulting in a return of capital to the extent of your basis, and the excess, if any, over such adjusted basis may result in capital gain. This treatment may be unfavorable to corporate holders and certain other holders.

•

The tax treatment of payments of cash or common stock in respect of a portion of the then-current dividend period or a Make-Whole Additional Amount that are received in connection with a conversion of the Preferred Shares into common stock is uncertain.

The tax treatment of interim distributions on the Preferred Shares before final redemption is unclear and may, under certain circumstances, give rise to taxable dividends and result in a capital loss on final redemption.

We may not have sufficient earnings and profits in order for distributions on the Preferred Shares to be treated as dividends.

Distributions paid on the Preferred Shares may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If that occurs, the amount of the distribution that exceeds such earnings and profits will be treated first as a return of capital to the extent of the holder’s adjusted tax basis in the preferred stock, and the excess, if any, over such adjusted tax basis, will generally be treated as capital gain. Such treatment, as opposed to dividend treatment, may be unfavorable for corporate holders and certain other holders.

If the Acquisition is not completed, the Preferred Shares will be subject to early redemption.

We will be required to redeem all of the Preferred Shares if the Acquisition is not completed prior to July 1, 2011 (which date may be extended, subject to certain conditions) at a redemption price equal to 102.5% of the aggregate stated value of the Preferred Shares, plus accumulated and unpaid dividends up to, but not including, the redemption date. If we redeem the Preferred Shares pursuant to this special mandatory redemption provision, you may not obtain your expected return on the Preferred Shares and may not be able to reinvest the proceeds from the special mandatory redemption in an investment that results in a comparable return. While we will be required to issue certain warrants to the holders of Preferred Shares if we exercise the special mandatory redemption provision, there is no guarantee that these warrants will compensate investors for any expectation suffered as a result of the exercise of the special mandatory redemption.

Exchange rate fluctuations may cause the funds held in the escrow account to be insufficient to redeem the Preferred Shares if the Acquisition is not completed prior to July 1, 2011.

Funds deposited into escrow in connection with this offering as described in the preceding risk factor and under the caption “The Offering-Escrow account” will contemporaneously be converted from U.S. dollars into Euro. Any strengthening of the Euro against the U.S. dollar, between the date that funds are deposited into escrow and the date at which we may be required to redeem all of the Preferred Shares if the Acquisition is not completed, will cause there to be insufficient funds upon conversion back into U.S. dollars to fully redeem the Preferred Shares at such date. We may not have sufficient cash available to satisfy any such deficiency and investors in the Preferred Shares could lose all or part of their investment.

Our Preferred Shares rank junior to our bank indebtedness.

We have incurred and will incur substantial indebtedness to finance the Acquisition. See “Prospectus Supplement Summary—Recent Events—Bank of America Credit Facility.” The Preferred Shares will rank junior and be subordinate to this bank indebtedness and other liabilities pursuant to, among other things, a subordination agreement required to be entered into between investors in the Preferred Shares, Bank of America, in its capacity as Agent, and us (the “Subordination Agreement”). Pursuant to the terms of the Subordination Agreement and the US Bank of America credit facility, we will not be permitted to make, and the investors will not be permitted to accept, cash payments on account of the Preferred Shares unless no “Default” or “Event of Default” then exists under the US Bank of America credit facility or would result from the making of the payment and we are in compliance with the “Fixed Charge Coverage Ratio” under the US Bank of America credit facility. While there are no comparable restrictions on our ability to pay obligations on the Preferred Shares through issuance of common stock, unless we receive shareholder approval to authorize the issuance of additional common shares we will not have sufficient common stock available to satisfy our obligations with respect to the Preferred Shares in equity. The Subordination Agreement further limits, among other things, the ability of the investors in the Preferred Shares to participate in commencement of insolvency proceedings against us or to bring suit or commence other legal action against us should we breach our cash payment obligations. Under the terms of the Subordination Agreement, the investors in the Preferred Shares are additionally prohibited from amending various terms of their agreements with us, even with our consent, including, without limitation, modifications to increase the cash dividend rate, shorten the maturity or otherwise materially adversely affect the rights of Bank of America as Agent or of the lenders. To the extent that our obligations to the investors in the Preferred Shares should for any reason become secured by a lien against our assets, such lien will be junior to liens securing the US Bank of America credit facility.

Beyond the subordination to the US Bank of America credit facility provided in that documentation and in the Subordination Agreement, in the event of our bankruptcy, liquidation or winding-up, our assets will only be available to pay obligations on the Preferred Shares, including dividends and amortization amounts, after all of our indebtedness and other liabilities have been paid in full.

Our Preferred Shares will be structurally subordinated to our subsidiaries’ indebtedness.

The Preferred Shares will effectively rank junior to all existing and future liabilities of our subsidiaries and any capital stock of our subsidiaries held by others. The rights of holders of the Preferred Shares to participate in the distribution of assets of any of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any such other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Preferred Shares then outstanding.

We may be unable to pay, or could be prevented from paying, dividends or amortization amounts on shares of our Preferred Shares.

Under Michigan law, a distribution of dividends shall not be made if, after giving it effect, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

We may not be able to pay amounts due to holders of the Preferred Shares in the event of certain defaults in our payment obligations and in connection with certain other events under the Preferred Shares.

Any failure to pay any amounts due to the holders of the Preferred Shares, as well as certain other triggering events, including, without limitation, our failure to timely deliver shares, our suspension of trading, our failure to keep reserved for issuance an adequate number of shares of common stock to cover conversion of the Preferred Shares, and breaches of certain representations, warranties and covenants that are not timely cured, where a cure period is permitted, would permit the holders of our Preferred Shares to compel our redemption of such Preferred Shares in cash at a price per share containing a significant premium to the stated value of the Preferred Shares, plus an additional make-whole amount per Preferred Share being redeemed. If one of the enumerated triggering events occurs, or if for any other reason we are required to redeem the Preferred Shares in cash prior to maturity, no assurance can be given that we would have the cash or financial resources available to us to make such a payment, and such an acceleration could cause us to be in default under or breach our obligations under the US Bank of America credit facility, have a material adverse effect on our business and financial condition and may impair our ability to operate our business as a going concern.

We will be required to obtain shareholder approval to make all of the dividend or amortization payments in shares of our common stock, which we may not obtain.

The terms of the Preferred Shares provide for the payment of dividends and amortization amounts in cash, our common stock, or any combination thereof. Under NASDAQ listing rules, we will be required to obtain shareholder approval through the affirmative vote of shares representing a majority of all shares entitled to vote (not just a majority of shares represented at a shareholder meeting) prior to issuing any shares of our common stock as payment pursuant to the terms of the Preferred Shares in excess of 19.99% of the number of shares of our common stock issued and outstanding immediately prior to the issuance of the Preferred Shares. While we have agreed to cause our board of directors to recommend that our shareholders vote to approve the transactions contemplated by this offering and the issuance of the securities offered hereby, we cannot assure you that we will obtain such shareholder approval. Holders of the Preferred Shares will not be permitted to vote any shares of common stock they receive in connection with such Preferred Shares, including upon conversion, redemption or as dividends, on any such matter. If we do not obtain shareholder approval, we may not be able to pay dividends or amortization amounts in shares of our common stock, and we may not have sufficient cash on hand to otherwise pay dividends or amortization amounts.

Creditors may seek to attach the funds in the escrow account in the event of our bankruptcy.

While the proceeds from this offering will be deposited in an escrow account until released for use in the Acquisition or use in the repurchase of the Preferred Shares, there can be no assurance that our creditors will not successfully attach the funds in the escrow account in the event of a bankruptcy, winding up, or dissolution of our company, in which case investors in the Preferred Shares could potentially lose the entire amount of their investment.

An active trading market for the Preferred Shares and the No Acquisition Warrants is not expected to develop and you may be unable to resell your Preferred Shares or No Acquisition Warrants at or above the purchase price or otherwise transfer such securities.

No trading market for the Preferred Shares or the No Acquisition Warrants currently exists. No assurance can be given that an active trading market for the Preferred Shares or the No Acquisition Warrants will develop or be sustained. We do not intend to apply for listing of the Preferred Shares or the No Acquisition Warrants on any securities exchange or for inclusion of the Preferred Shares or the No Acquisition Warrants in any automated quotation system. As a result, you may be unable to sell your Preferred Shares or the No Acquisition Warrants at a price equal to or greater than that which you paid, if at all.

Our ability to issue preferred stock in the future could adversely affect the rights of holders of the Preferred Shares and our common stock.

Our articles of incorporation authorize us to issue up to 5,000,000 shares of preferred stock in one or more series on terms determined by our board of directors; however, 9,000 shares were designated as Series A Preferred Stock, were issued and have been redeemed and are no longer available for issuance. Consequently, only 4,991,000 shares of preferred stock are available for issuance at December 31, 2010. On the date of this prospectus, we did not have any shares of preferred stock outstanding. Subject to the limitations set forth in the certificate of designations establishing the terms of the Preferred Shares, our board of directors, subject to our articles of incorporation, may authorize, increase the authorized amount of, or issue any shares of any series of preferred stock, and determine whether such stock would rank junior, equal or senior to the Preferred Shares. Our future issuance of any series of preferred stock under our articles of incorporation could therefore effectively diminish or supersede dividends on, and the liquidation preference of, the Preferred Shares we are offering hereby and adversely affect our common stock.

The conversion rate of the Preferred Shares may not be adjusted for all dilutive events.

The conversion rate of the Preferred Shares is subject to adjustment for certain events, including, but not limited to, certain distributions on our shares of common stock, the issuance of certain rights or warrants to holders of our shares of common stock, subdivisions or combinations of our shares of common stock, and certain new issuances of common stock or common stock equivalents at prices below the conversion price of the Preferred Shares. The conversion rate will not be adjusted for other events, such as an issuance of our shares of common stock in certain acquisition transactions or pursuant to employee stock options, that may adversely affect the trading price of our shares of common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders and the value of the Preferred Shares but does not result in an adjustment to the conversion rate.

The premium payable on Preferred Shares redeemed in connection with certain changes of control or a mandatory repurchase may not adequately compensate you for any lost value of your Preferred Shares as a result of such transaction.

Holders who convert their Preferred Shares upon certain triggering events (which are described on page S-48) or whose Preferred Shares are mandatorily redeemed other than at the regular amortization intervals will be entitled to receive a premium set forth in the certificate of designation of at least 25%, plus certain make-whole amounts. Any premium or other amounts you may receive in connection with these events may not adequately compensate you for any lost value of your Preferred Shares as a result of such transaction.

Your rights may not be protected upon the occurrence of a “change of control” or “fundamental transaction” under the terms of the Preferred Shares.

The terms “change of control” and “fundamental transaction” refer to specific transactions and may not include other events that might adversely affect our financial condition or results of operations. Our obligation to redeem the Preferred Shares or warrants upon a change of control or fundamental transaction, respectively, would not necessarily afford you protection in the event of a highly leveraged transaction, or, with respect to the change of control redemption right in the Preferred Shares, a reorganization, merger or similar transaction involving us, for example where the holders of our voting power prior to the transaction hold, after the transaction, publicly traded shares with the voting power to elect a majority of the board of directors of the surviving entity. Additionally, the occurrence of a “Change of Control” as defined in the US Bank of America credit facility constitutes an Event of Default thereunder entitling the lenders to choose to accelerate the maturity of all of our obligations and, if we are unable to pay in full, to exercise their rights and remedies under the US Bank of America credit facility and at law, including taking action with respect to our assets.

Holders of Preferred Shares are prohibited from entering into certain transactions in respect of our common stock

Holders of Preferred Shares are subject to the trading restrictions set forth in the certificate of designations establishing the terms of the Preferred Shares. Those restrictions will ultimately be set forth in an agreement to be entered into between us and the investors in the Preferred Shares, but are expected to include (i) restrictions, during the measurement period used to determine the applicable number of shares to be issued by the Company on a redemption or in lieu of a cash dividend, on selling shares of common stock at prices below the applicable conversion price as such price is determined on the initial issuance date in excess of either (A) the number of shares to be delivered to an investor in connection with an amortization redemption or (B) 15% of the aggregate dollar trading volume for any particular day and (ii) maintaining a “net short” position during such period (meaning that short sales made by such holder that have not been settled exceed the amount of common stock and common stock issuable upon conversion or exercise of convertible securities held by such holder).

Risks Related to Our Common Stock

The terms of the Preferred Shares, including with respect to redemption, conversion, dividend payments and amortization, may put pressure on the trading price of our common stock, which may limit the expected return of holders of the Preferred Shares.

The Preferred Shares are convertible into shares of our common stock and we may redeem, pay dividends on or amortization amounts on, the Preferred Shares in cash, common stock, or any combination thereof. If our Preferred Shares are converted into common stock or if we redeem, pay dividends or amortization amounts with shares of common stock, the amount of stock we issue will be determined by reference to the average lowest fifteen volume weighted average prices of our common stock during the twenty (20) consecutive trading days ending two days prior to the date on which we determine whether to pay dividends or amortization amounts in shares of our common stock. Sales of our common stock during this twenty-day trading period by us, or permitted hedging activities by other investors, including holders of the Preferred Shares, could affect the trading price of our common stock, which could limit the returns that holders of the Preferred Shares may expect upon conversion of the Preferred Shares into our common stock.

Sales or the availability for sale, of substantial amounts of our common stock could adversely affect the value of the Preferred Shares and impair our ability to raise equity capital.

Sales by us of a substantial amount of additional shares of our common stock in the public market, and the availability of shares for future sale, including shares of our common stock issuable upon the conversion of Preferred Shares or upon exercise of outstanding options or other rights to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. We and certain of our stockholders have agreed, subject to certain exceptions, for a period of ninety (90) days after the date that the proceeds of this offering are released from the escrow account to complete the Acquisition, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date hereof or thereafter acquired. Upon the expiration of such 90-day period, the affected common stock may be available for sale into the market, which could reduce the market price of our common stock. This would adversely affect the value of the Preferred Shares and could impair our future ability to raise capital through an offering of our equity securities.

Holders of the Preferred Shares have rights that may restrict our ability to operate our business.

Under the certificate of designation establishing the terms of the Preferred Shares, we are subject to certain covenants that limit our ability to create new series of preferred stock, other than series junior to the Preferred Shares, and to offer and sell certain types of variable priced securities. We are also limited, with certain exceptions, in our ability to incur additional debt. Such restrictions may have an adverse effect on our ability to operate our business while the Preferred Shares are outstanding.

If you convert your Preferred Shares, you will experience immediate dilution.

You may, at any time after the release of the proceeds from the escrow account (as described under “The Offering-Escrow account”), convert your Preferred Shares into our common stock. If you convert your Preferred Shares into shares of our common stock, you will experience immediate dilution because the per share conversion price of the Preferred Shares immediately after this offering will be higher than the net tangible book value per share of the outstanding common stock. In addition, you will also experience dilution when and if we subsequently issue additional shares of common stock, which we may be required to issue pursuant to options, warrants, our stock option plan or other employee or director compensation plans.

The repurchase right in the Preferred Shares and the warrants triggered by a change of control or other fundamental transaction could discourage a potential acquirer.

We may be required to repurchase all of the Preferred Shares and the warrants in connection with a “change of control” or “fundamental transaction” as such terms are defined in the instruments governing the Preferred Shares and the warrants. The repurchase rights in the Preferred Shares and the warrants being sold in this offering could discourage a potential acquirer due to the potentially significant costs associated with repurchasing such securities.

The price of our common stock may fluctuate significantly, which may affect the value of the Preferred Shares, or common stock issuable upon conversion of the Preferred Shares.

The price of our common stock on The NASDAQ Global Select Market may fluctuate significantly in response to many factors, including:

•	general market and economic conditions;

•	actual or anticipated variations in our operating results, funds from operations, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us, the automotive industry generally or automotive supplier industry, and recommendations by financial analysts with respect to us or other automotive suppliers;

•

adverse market reaction to the amount of our outstanding debt at any time, the amount of our maturing debt in the near and medium term and our ability to refinance such debt and the terms thereof or our plans to incur additional debt in the future;

•	the ability of our customers to pay us and meet their other obligations to us under current contract terms and our ability to hold and expand our customer base;

•	increases in market interest rates that lead purchasers of our shares of capital stock to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any securities we may register or issue or additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	continuing high levels of volatility in the capital and credit markets; and

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement and the accompanying prospectus.

Many of the factors listed above are beyond our control. These factors may cause the market price of our common stock underlying the Preferred Shares and the warrants to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at prices they find attractive, or at all. We expect that the market price of our common stock will continue to fluctuate. Because the Preferred Shares are convertible into our common stock, volatility or depressed prices for our common stock could affect the expected return on the Preferred Shares, including upon conversion. Holders who have received common stock upon conversion will also be subject to the risk of volatility and depressed prices.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

The price of our common stock could be affected by possible sales of our common stock by investors who view the Preferred Shares as a more attractive means of equity participation in us and by hedging or arbitrage activity that may develop involving our common stock. This arbitrage could, in turn, affect the value of the Preferred Shares.

We are prohibited from making dividend payments on our common stock.

Under the terms of the certificate of designations establishing the terms of the Preferred Shares, so long as any Preferred Shares are outstanding, no dividends or distributions (whether in cash, any securities or other property) are permitted to be made to holders of common stock. The Bank of America credit facility also prohibits payment of dividends on our common stock so long as such facility is outstanding.

Risks Related to the Acquisition of WET

We may not realize significant benefits from the Acquisition because of integration difficulties and other challenges.

The success of the Acquisition will depend, in part, on our ability to fully integrate WET’s business with our existing business. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of WET with the operations of Amerigon include, among others:

•	strict requirements and minority shareholder protections under German law relating to business integration, regardless of the amount of our ownership in WET if such ownership is less than 100%;

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

•	diversion of management attention from ongoing business concerns to integration matters;

•	challenges assimilating management and other personnel from WET, including because of differences in culture, language and background;

•	the size of WET’s operations relative to our existing business;

•	unanticipated changes in applicable laws and regulations;

•	failure to retain key employees;

•	operating risks inherent in the WET business and our business;

•	the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	unanticipated issues, expenses and liabilities.

We may not accomplish the integration of WET smoothly, successfully or within the anticipated costs or timeframe. The diversion of the attention of management from our current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the Acquisition and could adversely affect our business.

Moreover, we will only be able to fully integrate WET’s business with our existing business and maximize the benefits of the Acquisition if we are able to acquire 100% of the outstanding capital stock of WET in the WET Tender Offer or by completing a squeeze-out merger, if necessary, to gain control of WET. If we do not obtain in excess of 95% of the outstanding capital stock of WET in connection with the WET Tender Offer and the sale of shares by Indigo and IBG in connection with the SPA, we will not be able to execute a squeeze-out merger under German law. In such case, WET will continue to be operated as a separate business, with separate management, and we will be unable to fully integrate the operations of the two businesses, which could prevent us from realizing the full benefits anticipated from the Acquisition.

The existence of minority shareholders following the Acquisition may limit our ability to integrate WET for an extended period of time.

Following completion of the Acquisition, certain WET minority shareholders may continue to own an interest in WET. Under German law, we cannot require WET to take actions that may result in cost savings and greater integration but would be deemed disadvantageous to WET, until a domination and profit and loss transfer agreement (“DPLTA”) is effective or a mandatory buy-out of the WET shares from any remaining WET shareholders by way of a squeeze-out merger has been implemented. In addition, under the terms of the BCA, WET’s ability to pay dividends is restricted until a DPLTA is effective. If a WET minority shareholder challenges the DPLTA or the squeeze-out merger, our ability to take certain cost saving and integration measures may be delayed for an uncertain time following completion of the Acquisition or may not be achievable at all.

Under German law, the existence of minority shareholders following the Acquisition requires all of our dealings with WET to be at arm’s length.

Due to the requirement under German law that all of our dealings with WET be at arm’s length for as long as there are minority shareholders in WET (or a DPLTA becomes effective), we may not be able to enter into favorable contracts with WET and fully integrate and synergize the combined company. Moreover, we will be forced to negotiate final settlement and intellectual property licensing terms in connection with our current litigation with WET that may end up to be burdensome on our business.

Following completion of the Acquisition, we will have a significant amount of goodwill and other intangible assets on our consolidated financial statements that are subject to impairment testing.

As of December 31, 2010, we had no goodwill and the carrying value of intangible assets on our balance sheet was $4,653,000. As of December 31, 2010, on a pro forma basis after giving effect to the Acquisition, we would have goodwill of $99,353,000 and other intangible assets of $41,213,000. We evaluate goodwill and indefinite life intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Goodwill impairment is indicated and indefinite life intangible assets are impaired when their book value exceeds their fair value. The value of goodwill and other intangible assets from the allocation of the purchase price from the Acquisition will be derived from our business operating plans and is susceptible to an adverse change in demand, input costs or general changes in our business or industry and could require an impairment charge in the future.

The pro forma condensed combined financial statements are not an indication of the combined company’s financial condition or results of operations following the Acquisition.

The pro forma condensed combined financial statements contained in this prospectus supplement are not an indication of the combined company’s financial condition or results of operations following the Acquisition. The pro forma condensed combined financial statements have been derived from the historical financial statements of Amerigon and WET and many adjustments and assumptions have been made regarding the combined company after giving effect to the Acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make and may not be accurate. As a result, the actual financial condition and results of operations of the combined company following the Acquisition may not be consistent with, or evident from, this pro forma financial information.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

We will incur significant costs in connection with the Acquisition. The substantial majority of these costs will be non-recurring expenses related to the Acquisition. We may incur additional costs to maintain employee morale and to retain key employees. We will also incur substantial transaction fees and costs related to formulating and implementing our integration plans.

The market price of our common stock may decline as a result of the Acquisition.

The market price of our common stock may decline as a result of the Acquisition if, among other things, we are unable to achieve the expected growth in earnings, if the operational cost savings estimates in connection with the integration of WET are not realized, if the transaction costs related to the Acquisition are greater than expected, if the financing related to the transaction is on unfavorable terms, or if the value of the cash savings attributable to the amortization of goodwill is less than anticipated. The market price of our common stock also may decline if we do not achieve the perceived benefits of the Acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

Completion of the Acquisition is subject to the receipt of consents and approvals from, or the making of filings with, government entities that could delay completion of the Acquisition or impose conditions that could have a material adverse effect on the Company or that could cause abandonment of the Acquisition.

The Acquisition is being reviewed by the Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under this statute, Amerigon and WET were required to make pre-merger notification filings and now await the expiration of the statutory waiting period prior to completing the Acquisition. If the FTC challenges the Acquisition, there can be no assurance that such a challenge would be unsuccessful. Any such challenge may seek to enjoin the Acquisition, impose conditions on the completion of the Acquisition or require changes to the terms of the Acquisition. Such conditions or changes could have the effect of preventing or delaying completion of the Acquisition or imposing additional costs on us or limiting the revenues of the Company following the Acquisition, any of which could have a material adverse effect on the Company.

The initial statutory waiting period for the pre-merger filing with the FTC is set to expire on March 30, 2011; however, Amerigon has informed the FTC that we voluntarily withdrew our initial submission on March 30, 2011 and will re-file such submission on April 1, 2011, thereby restarting the 30-day statutory waiting period which will then be set to expire on May 2, 2011. Our withdrawal and refiling of our submission will allow the FTC a longer period of time to review the merger filing before the FTC reaches a conclusion to either issue a request for additional information or allow the waiting period to lapse without action. No assurance can be given that the new statutory waiting period will expire without further requests by the FTC.

The Acquisition is also subject to review by applicable governmental authorities (the “AMC”) under the Law of Ukraine “On Protection of Economic Competition”, dated January 11, 2001, No. 2210-III. Under this statute, Amerigon and WET were required to make a pre-merger notification filing and now await either the expiration of the statutory waiting period or approval of the Acquisition by the AMC, whichever comes first, prior to completing the Acquisition. If the AMC challenges the Acquisition, we cannot assure you that such a challenge would not be successful. Any such challenge may seek to enjoin the Acquisition, impose conditions on the completion of the Acquisition or require changes to the terms of the Acquisition. Such conditions or changes could have the effect of preventing or delaying completion of the Acquisition or imposing additional costs on us or limiting the revenues of the Company following the Acquisition, any of which could have a material adverse effect on the Company.

We may not be able to generate sufficient cash flows to meet our substantial debt service obligations after the Acquisition and such substantial debt service obligations could adversely affect our business and limit our ability to plan for or respond to changes in our business.

We expect to incur substantial additional debt in connection with the Acquisition. Our ability to make payments on and to refinance our debt obligations and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, any of which could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

As of December 31, 2010, our debt, after giving effect to this offering, the Bank of America credit facility and the Acquisition on a pro forma basis would have been approximately $113,254. This amount would have been $129,971 if the currency exchange rate between the Euro and U.S. Dollar as of March 25, 2011 of $1.4074 to €1.00 is applied. Our substantial debt obligations could have important consequences to our business. For example:

•	we may be more vulnerable to general adverse economic and industry conditions;

•

we may be required to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including for working capital, dividends, business development efforts and to finance mergers and acquisitions;

•	our ability to borrow more money for operations, working capital or to finance future mergers and acquisitions will be limited;

•	limiting our ability to refinance or repay debt obligations when they become due;

•	we are exposed to the risk of increased interest rates because a portion of our borrowings, including under the US Bank of America credit facility, are at variable rates of interest; and

•

our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited, thereby placing us at a competitive disadvantage compared to our competitors that have less indebtedness.

The covenants to which we are subject under the US Bank of America credit facility restrict our ability to incur additional indebtedness, grant additional liens against our assets, prepay obligations, make investments and enter into various types of agreements. We are additionally prohibited from making general dividends and other payments with respect to our equity interests in cash, excluding any such payments with respect to the Preferred Shares. While not unusual for a financing of this type, the restrictions in the US Bank of America credit facility may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business plans.

We and our subsidiaries may also incur substantial additional indebtedness in the future and the agreements governing such indebtedness might subject us to additional restrictive covenants that could affect our financial and operational flexibility.

Pursuant to the BCA, Amerigon and Amerigon Europe are required to hold onto their investment in WET for a certain period of time and thus are exposed to market risk and lack full investment decision power with respect to such investment.

According to the BCA, Amerigon and Amerigon Europe agreed, for a period of twelve (12) months after the publication of the final acceptance level of the WET Tender Offer required under German law, not to (i) dispose of the WET shares held by them to an individual third party, to a person affiliated with such individual third party, or to a person which qualifies as a “person acting in concert” with such individual third party under German law, (ii) accept a tender offer with regard to the WET shares held by them by any such party, and (iii) undertake vis-à-vis any such party to accept a tender offer with regard to the WET shares held by them, if and as long as (y) the management board and the supervisory board of WET do not approve such tender offer, and (z) (1) the current members of the management board of WET remain in their offices, (2) no further financial liabilities are taken up by WET, (3) the dividend policy of WET is not materially changed or amended (except in certain circumstances), and (4) no disposal of essential subsidiaries or business units is announced. Due to these restrictions, Amerigon and Amerigon Europe are exposed to market risk and lack full investment decision power with respect to their investment in WET.

We have not had access to certain non-public records of WET. As a result, we may be exposed to unknown risks following the Acquisition that could significantly affect our net assets, financial condition and results of operations.

In preparing for the Acquisition, we have relied on publicly accessible information about WET. In preparing the Acquisition offer, we were not provided access to certain non-public records of WET and did not have an opportunity to conduct a full “due diligence” examination of WET. Accordingly, we derived the information about WET contained in this prospectus supplement from a limited-scope diligence review. We are therefore unable to verify that such information is accurate or complete. We may accordingly be exposed to unknown risks following the Acquisition that could significantly affect our net assets, financial condition and results of operations.

Industry Risks Related to Amerigon and WET

We and WET are subject to risks related to operating as a supplier in the automotive industry.

As suppliers of automobile seat heating and cooling components, we and WET are subject to numerous business and industry risks, including:

•	significant declines in the automotive industry, which may lead to declining product revenues;

•	customer credit risk associated with potential bankruptcies of major automotive manufacturers;

•	acceptance of products by OEMs;

•	volatility in the prices of raw materials;

•	potential disruptions in vendor or supplier relationships;

•	lengthy sales cycles for automotive products, which can impede growth in product sales;

•	intense competition in the automotive industry;

•	the ability to protect intellectual property;

•	the lack of long-term contracts and the potential unilateral termination of contracts by significant customers;

•	the ability to retain key personnel experienced in the industry and the business; and

•	potential product liability risks.

The occurrence of any of these risks could materially and adversely affect our and/or WET’s business, financial condition and results of operations.

The automotive industry may be negatively impacted by the devastating effects of the earthquake and tsunami that recently hit Japan.

On March 11, 2011, a 9.0 magnitude undersea earthquake occurred off the cost of Japan. The earthquake triggered an extremely destructive tsunami wave that struck Japan shortly after the earthquake. These events have caused extensive and severe structural damage in Japan, including heavy damage to roads and railways, as well as fires in many areas. Many electrical generators ceased operation, and nuclear reactors suffered debilitating explosions. As a result of these disasters, there have been various disruptions to certain of our customers’ production of vehicles and to the flow of parts from production facilities in Japan that supply the worldwide automotive industry. We are not certain what impact these events will have on our ability to produce and supply our products to our customers and whether our customers will decrease or cancel production orders if they are not able to produce vehicles. Accordingly, no assurances can be given that these events will not have a material adverse effect on our business, financial condition and results of operations.

Other Risks Related to Our Business and Industry.

Please see “Item 1A – “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, for risk factors related to our business and industry. These risks may also apply to WET.

Risks Related to WET

As a manufacturer of automotive seat components and other products, WET is subject to risks related to supply chain and logistics management, cost controls and natural and man-made disasters.

WET is subject to a number of risks in connection with its manufacturing operations, including a loss of, or turnover in, manufacturing facility management personnel; cancellation of, or significant delays in, projects in its backlog due to failure to efficiently utilize manufacturing capacity; delays or difficulties in new product development; the potential introduction of similar or superior technologies; financial instability or market declines of major component suppliers; the unavailability of raw materials or components necessary to manufacture products; price increases of limited-source components, products and services that cannot be passed onto the market; governmental interventions and unseasonable weather conditions in the regions where WET operates manufacturing facilities; changes in energy costs; work stoppages or other labor shortages to support its manufacturing operations; and natural or man-made disasters that affect WET’s ability to continuously operate its manufacturing facilities. Any of these risks could adversely impact WET’s manufacturing operations and its ability to operate efficiently, which may have a material adverse effect on WET’s business, financial condition and results of operations.

WET is subject to additional risks associated with its international operations that could adversely affect its results of operations.

WET has significant operations in a number of countries outside of its headquarters in Germany, including China, Hungary, Mexico and the Ukraine. Long-term economic uncertainty in some of the regions of the world in which WET operates, such as Asia, Mexico, Central Europe and other emerging markets, could result in the disruption of markets and negatively affect cash flows from WET’s operations to cover its capital needs and debt service.

In addition, as a result of WET’s global presence, a significant portion of its revenues and expenses is denominated in currencies other than the Euro (its operational currency). WET is therefore subject to foreign currency risks and foreign exchange exposure, including to the Chinese renminbi, the Hungarian forint, the Mexican peso, the Ukrainian hryvnia and the Canadian dollar. While WET employs financial instruments to hedge transactional and foreign exchange exposure, these activities do not completely insulate WET from those exposures. Exchange rates can be volatile and could adversely impact WET’s financial results.

There are other risks that are inherent in WET’s international operations, including the potential for changes in socio-economic conditions, laws and regulations, including import, export, labor and environmental laws, and monetary and fiscal policies, protectionist measures that may prohibit acquisitions or joint ventures, unsettled political conditions, natural and man-made disasters, hazards and losses, violence and possible terrorist attacks.

These and other factors may have a material adverse effect on WET’s international operations and therefore on WET’s business and results of operations.

WET is subject to regulation of its international operations that could adversely affect its business and results of operations.

Due to WET’s global operations, WET is subject to many laws governing international relations, including those that prohibit improper payments to government officials and restrict where it can do business and what information or products it can supply to certain countries and foreign governments. Violations of these laws, which are complex, may result in criminal penalties or sanctions that could have a material adverse effect on WET’s business, financial condition and results of operations.

WET may be subject to liabilities for environmental damage in connection with its current and past manufacturing operations.

WET is subject to costly requirements relating to environmental regulation and environmental remediation matters in connection with its manufacturing operations, which could materially and adversely affect its business and results of operations. Because of uncertainties associated with environmental regulation and environmental remediation activities at sites where WET may be liable, future expenses that WET may incur to remediate environmental damages could be considerably higher than the current accrued liability on its consolidated statement of financial position, which could have a material adverse effect on WET’s business and results of operations. For example, WET may be held liable for environmental remediation damages for soil contamination detected at a manufacturing facility that was sold by its former subsidiary, Ruf GmbH in Hungary, if it is determined that the soil contamination occurred prior to the sale of the manufacturing facility. WET recognized a provision for this potential liability in 2007, but there can be no assurance that the amounts provisioned will cover any potential liability.

USE OF PROCEEDS

We expect to receive approximately $64.2 million in net proceeds from this offering, after deducting placement agent fees and our estimated offering expenses. We intend to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Acquisition. There can be no assurance that the Acquisition will be consummated.

The estimated sources and uses of funds for the Acquisition and the repayment of our existing indebtedness, assuming these transactions had closed on December 31, 2010, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including changes in the exchange rate of Euro to U.S. Dollars from December 31, 2010 to the closing of these transactions:

Sources		Uses
	(in millions)		(in millions)
Existing cash and short-term investments	$36	Acquisition price(1)	$163
US Bank of America credit facility	71	Transaction costs(2)	14
Shares offered hereby	70

Total sources	$177	Total uses	$177

(1)	The acquisition price is calculated using a foreign currency exchange rate for U.S. Dollars to Euros of $1.3391 to €1.00. The amount will be different depending on the exchange rate in effect on the acquisition date.
(2)	Reflects our estimate of fees and expenses associated with the Acquisition, the US Bank of America credit facility and this offering, including financing fees, advisory fees and other transaction costs.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ARGN.” The following table sets forth the high and low sale prices for our common stock as reported on The NASDAQ Global Select Market for each quarterly period from January 1, 2009 through December 31, 2010 and for the period indicated in 2011.

	High	Low
2009
1st Quarter	$4.40	$2.14
2nd Quarter	6.85	3.46
3rd Quarter	8.90	5.50
4th Quarter	9.85	5.84
2010
1st Quarter	$11.68	$7.76
2nd Quarter	11.18	6.91
3rd Quarter	11.96	6.98
4th Quarter	11.65	9.33
2011
1st Quarter (through March 25)	$15.36	$10.13

As of March 29, 2011, there were approximately 77 registered holders of record of our common stock (not including beneficial owners holding shares in nominee accounts). A substantially greater number of holders are beneficial owners whose shares are held of record by banks, brokers and other financial institutions. We have not paid any cash dividends on our common stock since formation and we do not expect to pay any cash dividends on our common stock in the foreseeable future.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following illustrates the computation of the historical ratio of earnings to combined fixed charges and preference dividends:

	2010	2009	2008	2007	2006
Earnings
Pre-tax income from continuing operations before adjustment for income or loss from equity investee	$12,301	$1,101	$5,502	$8,845	$6,207
Plus: Fixed charges	485	418	420	375	251
Less: Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(936)	(701)	—	—	—

Total Earnings	$13,722	$2,220	$5,922	$9,220	$6,458

Fixed Charges and Preference Dividends
Interest Expensed	$52	$46	$16	$16	$13
Plus: Estimate of the interest within rental expense*	433	372	404	359	238
Plus: Preference security dividend requirement	—	—	—	—	—

Total Fixed Charges	$485	$418	$420	$375	$251

Ratio	28.29	5.31	14.10	24.59	25.73

*	The interest component of rent expense is assumed to be 33% for purposes of the above calculation.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2010:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to the Acquisition, the indebtedness we expect to incur under the Bank of America credit facility, and this offering and the use of proceeds therefrom.

If we are unable to complete the Acquisition by July 1, 2011, the net proceeds of this offering will be released from escrow and will be used to redeem the Preferred Shares. See “The Offering—Escrow account.”

This capitalization table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2010 Annual Report on Form 10-K and our consolidated financial statements and related notes included and incorporated by reference in this prospectus supplement and the financial information set forth under “Unaudited Pro Forma Condensed Combined Financial Information.”

	As of December 31, 2010
	Actual	As adjusted
	($ in thousands)

Cash and cash equivalents	$26,584	$12,835

Debt	$—	$120,699

Convertible Preferred Stock	—	63,500

Shareholders’ equity:
Common stock (no par value; 30,000,000 shares authorized, 22,037,446 issued and outstanding)	65,148	65,148
Paid-in capital	20,128	20,828
Accumulated other comprehensive income	93	93
Accumulated deficit	(27,832)	(31,732)
Non-controlling interest	—	360

Total shareholders’ equity	57,437	54,697

Total capitalization	$57,437	$238,896

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 28, 2011, we agreed to acquire 75.58% of the outstanding common stock of W.E.T. Automotive Systems AG (“WET”) for €40 per share or approximately €91.9 million in cash plus the assumption of €38.0 million in debt obligations less €10.1 in cash acquired (the “Acquisition”). In conjunction with the Acquisition, we filed a tender offer document on March 28, 2011 with the applicable German authorities describing our intention to launch a tender offer for the remaining outstanding shares of capital stock of WET (the “WET Tender Offer”). The WET Tender Offer price will also be €40 per share or approximately €29.7 million if all shares are tendered. The total amount to be paid for both the Acquisition and WET Tender Offer is €121.6 million or $162.8 million using a foreign currency exchange rate of 1.34 Euro to the U.S. Dollar (“€/$”). The U.S. Dollar amount is likely to vary based upon future market exchange rates. We expect that the Acquisition will be consummated during the second quarter of 2011. Although we have entered into a share purchase agreement in connection with the proposed Acquisition, we cannot guarantee when, or whether, the Acquisition or the WET Tender Offer will be completed. The share purchase agreement contains a number of important conditions that must be satisfied before we can complete the Acquisition. Further, we cannot guarantee the number of shares of WET capital stock, if any, that will be tendered and purchased in the WET Tender Offer.

Amerigon and WET are presently engaged in lawsuits as adversaries concerning intellectual property (the “Lawsuits”). They have agreed to jointly apply to the applicable court for a temporary suspension of proceedings pending successful completion of the Acquisition.

On March 30, 2011, we and Amerigon Europe entered into a credit facility with a syndicate of banks, including Bank of America, N.A., acting as Administrative Agent, Swing Line Lender and L/C Issuer (“Bank of America”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as Sole Lead Arranger and Sole Book Manager (the “US Bank of America credit facility”) and WET and W.E.T. Automotive Systems Ltd. (“WET Canada”) entered into a credit facility with the same syndicate of banks (the “WET Bank of America credit facility”), the effectiveness of which is subject to the closing of the Acquisition. We refer to the US Bank of America credit facility and the WET Bank of America credit facility throughout this section of the prospectus supplement collectively as the “Bank of America credit facility.” We intend to use borrowings under the US Bank of America credit facility to partially fund the Acquisition and the WET Tender Offer and WET intends to use borrowings under the WET Bank of America credit facility to refinance a portion of the long term debt obligations of WET and to fund our and WET’s ongoing operations. See “Use of Proceeds.”

We expect to borrow $35 million of our term loan facility and approximately $3.3 million under our revolving credit facility and Amerigon Europe expects to borrow up to $33 million under its term loan facility in connection with the closing of the WET Tender Offer. We may need to borrow a higher amount under the revolving credit facility if the €/$ foreign currency exchange rate is higher than 1.34 when we complete the Acquisition. Our term loan facility and Amerigon Europe’s will be subject to quarterly amortization of principal, with the remaining principal balance and any outstanding loans under the revolving credit facility to be repaid on the fifth anniversary of initial funding. Borrowings under the US Bank of America credit facility will bear interest based on the LIBOR rate plus a margin ranging from 2.50% to 3.25%. We and Amerigon Europe can also borrow at a base rate which is determined by the higher of (a) Bank of America’s prime rate, (b) Federal Funds rate plus 50 basis points, or (c) the LIBOR rate plus 100 basis points, plus a margin ranging from 1.50% to 2.25%. The margins are based on our consolidated leverage ratio (defined as the ratio of our and our subsidiaries’ total debt to EBITDA as defined in the US Bank of America credit facility and determined on a consolidated basis). The US Bank of America credit facility also provides for customary affirmative and negative covenants.

The unaudited pro forma condensed combined financial information combine the historical consolidated statements of operations of Amerigon, giving effect to the completion of the Acquisition, completion of the WET Tender Offer assuming all shares are tendered, borrowings under the Bank of America credit facility and this offering and the application of the net proceeds there from in each case as if they occurred on January 1, 2010, for income statement purposes, and December 31, 2010, for balance sheet purposes. The unaudited pro forma information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information, the historical financial statements of Amerigon and WET and Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are included or incorporated by reference in this prospectus supplement.

The Acquisition and the WET Tender Offer will be treated as a purchase of WET by Amerigon, with Amerigon as the acquiring entity. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our purchase price allocation and estimates of fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition and the WET Tender Offer at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies except to eliminate certain costs and expenses associated with the Lawsuits.

The historical results of operations of WET for the year ended December 31, 2010, have been prepared in accordance with International Financial Accounting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”) and reconciled to U.S. GAAP for the purpose of such presentation. We have incurred and will continue to incur certain non-recurring expenses in connection with the Acquisition and WET Tender Offer and the execution of the Bank of America credit facility. These expenses are currently estimated to be approximately $8.2 million. In addition, we expect to pay fees and expenses of approximately $5.8 million in connection with this offering. These estimated expenses are reflected in the pro forma condensed combined balance sheet as of December 31, 2010, as an adjustment to cash and equity, but are not reflected in the pro forma condensed combined statements of earnings for the year ended December 31, 2010, as they are not expected to have a continuing impact on operations.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of December 31, 2010
	Amerigon	WET	Pro Forma Adjustments		Pro Forma Combined
	(In Thousands)
ASSETS
Current assets:
Cash & cash equivalents	$26,584	$13,518	$(17,624 (3,900 (1,422 (4,321	) a ) b ) h ) i	$12,835
Short-term investments	9,761	—	(9,761	) c	—
Accounts receivable, net	18,940	49,569	—		68,509
Inventory	6,825	34,889	522	d	42,236
Derivative financial instruments	—	5,635	—		5,635
Deferred income tax assets	4,905	1,861	(157	) d	6,609
Assets held for sale	—	9,351	—		9,351
Prepaid expenses and other assets	1,421	5,103	—		6,524

Total current assets	68,436	119,926	(36,663)		151,699
Property and equipment, net	4,197	36,995	—	e	41,192
Goodwill	—	56,419	(56,419 99,353	) f g	99,353
Other intangible assets	4,653	9,691	(9,691 36,560	) f g	41,213
Deferred income tax assets	1,279	23,943	(8,061	) g	17,161
Other non-current assets	857	908	4,321	i	6,086

Total assets	$79,422	$247,882	$29,400		$356,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	15,275	22,829	—		38,104
Accrued liabilities	5,872	40,577	—		46,449
Derivative financial instruments	—	2,551	—		2,551
Current maturities of long-term debt	—	8,818	6,800 (2,862 8,035	h ) h h	20,791
Pension benefit obligation	—	275	—		275
Deferred manufacturing agreement	50	—	—		50

Total current liabilities	21,197	75,050	11,973		108,220
Pension benefit obligation	688	3,724	—		4,412
Long term debt	—	42,053	64,450 (38,733 32,138	h ) h h	99,908
Derivative financial instruments	—	17,679	—		17,679
Deferred income tax liabilities	—	8,288	—		8,288

Total liabilities	21,885	146,794	69,828		238,507
Preferred stock	—	—	63,500	o	63,500
Total shareholders’ equity – Company	57,537	100,728	(100,728 (3,900 700	) f ) b o	54,337
Non-controlling interest	—	360	—		360

Total shareholders’ equity	57,537	101,088	(103,928)		54,697

Total liabilities and shareholders’ equity	$79,422	$247,882	$29,400		$356,704

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2010
	Amerigon	WET	Pro Forma Adjustments		Pro Forma Combined
	(In Thousands, except per share data)

Product revenues	$112,403	$301,267	$—		$413,670
Cost of sales	79,664	216,672	522 1,791	d j	298,649

Gross margin	32,739	84,595	(2,313)		115,021
Operating costs and expenses:
Research and development expenses	9,653	24,856	—		34,509
Selling, general and administrative expenses	10,955	35,272	(3,407	) k	42,820

Total operating costs and expenses	20,608	60,128	(3,407)		77,329

Operating income	12,131	24,467	1,094		37,692
Interest income	25	566	(25	) l	566
Interest expense	—	(6,561)	1,303	m	(5,258)
Loss on revaluation of financial instruments	—	(9,073)	—		(9,073)
Loss from equity investment	(22)	—	—		(22)
Other income	145	459	—		604

Earnings before income tax	12,279	9,858	2,372		24,509
Income tax expense	2,921	(1,148)	456	n	2,229

Net income	9,358	11,006	1,916		22,280
Income (loss) attributable to non-controlling interest	592	(196)	—		396
Convertible preferred stock dividends	—	—	(9,064	) p	(9,064)

Net income attributable to common shareholders	$9,950	$10,810	$(7,148)		$13,612

Basic earnings per share	$0.46				$0.63

Diluted earnings per share	$0.44				$0.51

Weighted average number of shares – basic	21,717				21,717

Weighted average number of shares – diluted	22,496		4,422		26,918

See accompanying notes to unaudited pro forma condensed combined financial information

Notes to Unaudited Pro Forma Condensed Combined Financial Information for

Amerigon and WET

(in thousands, except per share data)

Note 1 – Description of Transaction

On February 28, 2011, we agreed to acquire 75.58% of the outstanding common stock of WET for €40 per share or approximately €91.9 million in cash plus the assumption of €38.0 million in debt obligations less €10.1 in cash acquired (the “Acquisition”). In conjunction with the Acquisition, we filed a tender offer document on March 28, 2011 with the applicable German authorities describing our intention to launch a tender offer for the remaining outstanding shares of capital stock of WET (the “WET Tender Offer”). The WET Tender Offer price will also be €40 per share or approximately €29.7 million if all shares are tendered. The total amount to be paid for both the Acquisition and WET Tender Offer is €121.6 million or $162.8 million using a foreign currency exchange rate of 1.34 Euro to the U.S. Dollar (“€/$”). The U.S. Dollar amount is likely to vary based upon future market exchange rates. We expect that the Acquisition will be consummated during the second quarter of 2011. Although we have entered into a share purchase agreement in connection with the proposed Acquisition, we cannot guarantee when, or whether, the Acquisition or the WET Tender Offer will be completed. The share purchase agreement contains a number of important conditions that must be satisfied before we can complete the Acquisition. Further, we cannot guarantee the number of shares of WET capital stock, if any, that will be tendered and purchased in the WET Tender Offer.

Note 2 – Basis of Presentation

The unaudited pro forma financial information has been compiled from underlying financial statements of WET prepared in accordance with IFRS as issued by the IASB, reconciled to U.S. GAAP for the purpose of such presentation (see Note 4).

The unaudited pro forma condensed combined financial information combine the historical consolidated statements of operations of Amerigon, giving effect to (a) the completion of the Acquisition, the WET Tender Offer assuming all shares are tendered, incurrence of debt under the Bank of America credit facility and the application of the proceeds from this offering in each case as if they occurred on January 1, 2010 for income statement purposes and December 31, 2010 for balance sheet purposes. The unaudited pro forma information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information, the historical financial statements of Amerigon, the historical financial statements of WET and Management’s Discussion and Analysis of Financial Condition and Results of Operations, all of which are included or incorporated by reference in this prospectus supplement. The Acquisition and the WET Tender Offer will be treated as a purchase with Amerigon as the acquiring entity. The unaudited pro forma condensed combined financial information will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of purchase price allocation and fair value are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Acquisition and the WET Tender Offer at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statement of operations does not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies except to eliminate certain costs and expenses associated with the lawsuits concerning intellectual property that Amerigon and WET are currently engaged in as adversaries (the “Lawsuits”).

For the pro forma condensed combined balances, the purchase price of approximately $162.8 million, net of cash acquired of $13.5 million, has been allocated to the fair values of assets and liabilities acquired as of December 31, 2010. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. An appraisal will be performed to assist management in determining the fair value of acquired assets and liabilities, including identifiable intangible assets. The final purchase price allocation may result in a materially different allocation than that presented in this unaudited pro forma condensed combined financial information.

Accounts receivable	$49,569
Inventory	35,411
Derivative financial instruments	5,635
Deferred income tax assets	1,704
Assets held for sale	9,351
Prepaid expenses and other assets	5,103
Property and equipment	36,995
Customer relationships	26,869
Other intangible assets	9,691
Goodwill	99,353
Deferred income tax assets	15,882
Other non-current assets	908
Assumed liabilities (including non-controlling interest)	(96,283)
Assumed debt obligations (including those to be refinanced)	(50,871)

Net assets acquired	149,317
Cash acquired	13,518

Purchase price	$162,835

Identifiable intangible assets.

Customer relationships will be amortized on a straight-line basis over an average estimated life of 15 years.

Goodwill.

Approximately $99.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made will be recognized.

Note 3 – Accounting Policies

Upon completion of the Acquisition, Amerigon will review WET’s accounting policies. As a result of that review it may become necessary to adjust the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 4 – Reconciliation of amounts for W.E.T. between IFRS and U.S. GAAP

The consolidated financial statements of WET have been prepared in accordance with IFRS as issued by the IASB which differs from U.S. GAAP in certain respects. A description of the relevant accounting principles which differ materially and the related adjustments we made to the WET amounts for purposes of preparing these unaudited pro forma condensed financial statements are as follows:

Capitalization of development costs

Under IFRS, development costs are capitalized on the balance sheet and amortized over their estimated useful life. Under U.S. GAAP these expenses are expensed as incurred. We eliminated the carrying value of development costs and the related deferred tax liability as of December 31, 2010 in the unaudited pro forma condensed combined balance sheet. We also eliminated development cost amortization expense, recorded an expense for development costs that had been capitalized and recorded a related deferred tax expense in the unaudited pro forma condensed combined statement of operations.

Reversal of Impairment Recognized in Prior Years

Under IFRS, an impairment loss for assets other than goodwill are reversed during periods subsequent to the impairment if certain conditions are met. Reversals of impairment losses are not permitted under U.S. GAAP. During 2010, WET partially reversed an impairment loss related to customer relationships that had been recorded during 2008.

These adjustments are summarized as follows:

	As of December 31, 2010		For the year ended December 31, 2010
	Other Intangible Assets	Deferred Tax Liability	Reversal of Impairment Recognized in Prior Years	Research and Development Expenses	Income Tax Expense
IFRS carrying value	€36,488	€13,997	€20,065	€19,844	€4,187
Cumulative capitalized development costs at December 31, 2010	(9,186)	(2,457)	—	—	—
Development costs capitalized in 2010	—		—	2,244	(599)
Development cost amortization during 2010	—		—	(3,364)	898
Impairment reversal	(20,065)	(5,351)	(20,065)	—	(5,351)

U.S. GAAP carrying value	€7,237	€6,189	€—	€18,724	€(865)

Amount translated to US Dollars	$9,691	$8,288	$—	$24,856	$(1,148)

Note 5 – Pro Forma Adjustments

The following are the descriptions of the pro forma condensed combined balance sheet and statement of operations adjustments:

(a)	Net change in cash relates to the use of $17,624 cash for the Acquisition.
(b)	Net change in cash relates to the transaction costs of $3,900.
(c)	Net change in short-term investments relates to the liquidation and use of $9,761 for the Acquisition.
(d)	To record inventory at its estimated fair value and the related deferred tax liability.

(e)	At this time there is insufficient information as to the specific nature, age and condition of WET’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. Therefore, we have used WET’s carrying amount at the balance sheet date for these pro forma condensed combined financial statements. For each $5,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 7 years, depreciation expense would change by approximately $714.
(f)	To eliminate historical balances:

The adjustments reflect the elimination of WET’s pre-Acquisition goodwill, other identifiable intangible assets and equity.

(g)	To recognize $99,353 of Goodwill, $26,869 of amortizable Customer relationships and related deferred tax liability of $8,061 and $9,691 of intellectual property in connection with the Acquisition.
(h)	The following adjustments display the expected debt financing required to fund the Acquisition and the WET tender offer. These adjustments are contingent upon the closing of the Acquisition and therefore may not occur or will be repaid in the event the Acquisition is not consummated. For purposes of these unaudited pro forma condensed combined financial statements, we anticipate that we will complete the debt financing at the time the Acquisition closes.

Acquisition loans:
Term note 1 – WET acquisition	$35,000
Term note 2 – WET tender offer	33,000
Revolving credit note	3,250

Total acquisition loans	$71,250

Current portion	$6,800
Long-term portion	$64,450

WET Refinancing Loans:
Current potion	$2,862
Long-term portion	38,733
Less cash used	(1,422)

W.E.T. Term Note – Net debt refinanced	$40,173

Current Portion	$8,035
Long-term portion	$32,138

WET loans not refinanced:
Bank of China revolving loan	$3,056
Capital lease obligations	6,220

Total loans not refinanced	$9,276

Current portion	$5,956
Long-term portion	$3,320

Total Pro Forma debt	$120,699

Current portion	$20,791
Long-term portion	$99,908

(i)	To record deferred financing charges incurred in connection with the credit facilities incurred under the Bank of America credit facility, which will be amortized over five years.
(j)	Represents the additional amortization of customer relationships resulting from the Acquisition.
(k)	Represents the elimination of legal costs incurred and accrued in the amount of $2,800 and $607 by WET and Amerigon, respectively, in conjunction with the Lawsuits. We expect that the Lawsuits will be settled with minimal additional costs upon consummation of the Acquisition.
(l)	Represents the elimination of interest income earned on Amerigon’s short-term investments during 2010. We will be utilizing the majority of our cash and short-term investments in order to finance the Acquisition.

(m)	Adjustment to historical interest expense to reflect the incurrence of $103,978 of borrowings, amortization of deferred debt issuance costs relating to such borrowings and the repayment and retirement of a portion WET’s current indebtedness.

Acquisition loans	$70,500
W.E.T. Refinancing loans	40,173

Total new loans	$110,673

3-month LIBOR @ 3/21	0.25%
Interest rate margin per loan agreement	3.25%

Effective interest rate	3.50%

Expense on new debt	$3,874
Interest on W.E.T. loans not refinanced	520
Amortization of issuance costs	864

Total expense	5,258
Less historical interest expense	(6,561)

Total interest expense adjustment	$(1,303)

We did not have any borrowings outstanding during 2010 under our current line of credit facility. The LIBOR rate at March 30, 2011 was 0.25%. An increase of 0.125% in the interest rates of our floating rate debt would increase our annual pro forma interest expense by approximately $129.

(n)	For purposes of pro forma adjustments, we used tax rates effective in the jurisdictions in which these adjustments apply. These rates may change as we perform a complete tax analysis.
(o)	We intend to issue 7,000 shares of our Series C 8% Convertible Preferred Stock (the “Preferred Shares”) in this offering to fund a portion of the Acquisition. The Preferred Shares carry an 8% dividend and is convertible into an aggregate of 4,421,984 shares of our common stock, subject to adjustment arising out of certain material corporate events. Certain terms of the Preferred Shares represent embedded derivatives as follows:

Description of Embedded Derivative	Classification	Estimated Value
No acquisition redemption premium	Liability		$700
No acquisition warrants	Equity		$2,300
Conversion feature	Equity	$	*

*	Estimate not complete.

See “Description of the Securities Registered” for a complete description of these and other terms of the Preferred Shares. The proceeds from the offering, net of an estimated $5,800 in transaction expenses, are expected to total $64,200 and will be allocated to the Preferred Shares and to the embedded derivatives. Upon consummation of the Acquisition, the no acquisition redemption premium and the right to recede the No Acquisition Warrants will expire. The amount recorded for the no acquisition redemption premium will result in a gain. This gain is reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2010 as an adjustment to total shareholders’ equity, but not reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, as it is not expected to have a continuing impact on operations. We have not completed an analysis of the value of the conversion feature and the estimated amounts for the no acquisition redemption premium and the No Acquisition Warrants are preliminary and could be different once the analysis is complete. If the conversion feature has a significant value or the no acquisition redemption premium and the no acquisition warrants have significantly different values, the impact of the Preferred Shares on our financial position and operating results could be materially different.

(p)	Represents the payment of the 8% dividend for the Preferred Shares included in this offering plus the amortization of the related transaction expenses and amounts allocated to the imbedded derivatives using the interest method.

8% dividend payable during the first year	$4,988
Amortization of transaction expenses and amounts allocated to the imbedded derivatives	4,076

Total	$9,064

DESCRIPTION OF THE SECURITIES REGISTERED

We are offering 7,000 shares of Series C 8% convertible preferred stock, without par value but with a stated value of $10,000 per share, which have been defined herein as the “Preferred Shares.” When issued against the consideration therefor, the Preferred Shares will be validly issued, fully paid and nonassessable. This prospectus supplement also relates to the No Acquisition Warrants and the shares of common stock issuable upon any conversion or redemption of the Preferred Shares and in connection with the exercise of the No Acquisition Warrants.

As used in this “Description of the Securities Registered” section, references to “Amerigon,” the “Company,” “we,” “our” or “us” refer solely to Amerigon Incorporated and not to our subsidiaries.

Convertible Preferred Stock

The Preferred Shares are to be issued pursuant to a certificate of designation dated as of March 30, 2011. You may request a copy of the certificate of designations from us in the manner described above under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the Preferred Shares and the certificate of designations. It does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the certificate of designations, including the definitions of terms used therein. Wherever particular provisions or defined terms of the certificate of designations or form of Preferred Shares are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read the certificate of designations because it, and not this description, defines your rights as a holder of Preferred Shares.

Under our articles of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock, no par value, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor; however, of those shares of preferred stock, 9,000 shares were designated as Series A Preferred Stock, were issued and have been redeemed and, pursuant to the terms of our Articles of Incorporation, are no longer available for issuance. Prior to the issuance of Preferred Shares described in this prospectus supplement, we do not have outstanding any shares preferred stock.

Stated Value. Each Preferred Share will be issued with an initial Stated Value of $10,000 per share.

Maturity Date. The maturity date of the Preferred Stock will be September 1, 2013, unless extended at the option of applicable Holder of the Preferred Shares. For a description of the extension of the maturity date, see “—Mandatory Redemption at Maturity” below.

Dividends. Holders of the Preferred Shares shall be entitled to receive dividends, from funds legally available therefor, payable in cash or common stock, as described below, on the outstanding Stated Value of the Preferred Shares, which dividends shall be calculated without giving effect to any reduction for the payment of any Installment Amount (defined below) payable on such date, at the per share rate of eight percent (8%) per annum, which shall be cumulative. Dividends on the Preferred Shares will commence accruing on the date of their issuance and will be computed on the basis of a 365-day year and actual days elapsed. Dividends will be payable in arrears on each dividend date. A “dividend date” is defined in the certificate of designations as the first day of the applicable quarter with the first dividend date being September 1, 2011, and the last dividend date being the Maturity Date.

Dividends will be payable on each dividend date to the record holders of the Preferred Shares on the applicable dividend date, in shares of common stock (“Dividend Shares”) so long as the Equity Conditions described in the next paragraph have been satisfied and the provisions described below under “—Limitation on Beneficial Ownership” are not violated; provided however, that we may, at our option and to the extent permitted under the US Bank of America credit facility following notice to each Holder, pay dividends on any dividend date in cash (“Cash Dividends”), or in a combination of Cash Dividends and Dividend Shares so long as the Equity Conditions have been met and to the extent permitted under the US Bank of America credit facility. We will deliver a written notice to each holder of the Preferred Shares on the twenty-third (23rd) trading day before the dividend date, which notice either (A) confirms that dividends to be paid on such dividend date shall be paid entirely in Dividend Shares or (B) elects to pay dividends as Cash Dividends or a combination of Cash Dividends and Dividend Shares and specifies the amount of dividends that shall be paid as Cash Dividends and the amount of dividends, if any, that shall be paid in Dividend Shares. If any dividends will be paid as Dividend Shares, the notice will also certify that the Equity Conditions have been met as of such time and that Dividends are permitted to be paid in cash under the US Bank of America credit facility. If any portion of dividends for a particular dividend date shall be paid in Dividend Shares, then contemporaneously with the delivery of our notice of our election to pay all or a portion of the dividends in Dividend Shares, we will deliver to the Holder a number of shares of common stock equal to (x) the amount of dividends payable in Dividend Shares on the applicable dividend date divided by (y) lower of (i) the then-applicable Conversion Price and (ii) the arithmetic average of the fifteen (15) lowest daily volume weighted average prices (“VWAPs”) of our common stock during the twenty (20) consecutive trading days ending two (2) trading days before the date we were required to give notice of our election (the “Pre-Dividend Shares”). Then, on the related dividend date, we will deliver a notice setting forth the calculation of the Dividend Balance Shares (as defined below) and pay to the Holder a number of shares of common stock equal to any Dividend Balance Shares (if such number is greater than zero) or, if permitted under the US Bank of America credit facility, we may deliver an irrevocable notice to all Holders not less than 12 trading days prior to the related dividend date that we elect to pay, on the dividend date, a cash amount equal to each Holder’s Dividend Balance Shares otherwise deliverable to such Holder multiplied by the lower of (i) the then-applicable Conversion Price and (ii) the arithmetic average of the fifteen (15) lowest daily VWAPs of our common stock during the twenty (20) consecutive trading days ending two (2) trading days before the date we were required to give notice of our election. “Dividend Balance Shares” means a number of shares of Common Stock (which may be positive or negative, but only positive Dividend Balance Shares shall be delivered, as noted above) equal to (i) the number of shares of common stock equal to the applicable cash amount of dividends elected or deemed elected to be paid in Dividend Shares on such dividend date divided by the arithmetic average of the fifteen (15) lowest VWAPs of our common stock during the twenty (20) consecutive trading day period ending on the second (2nd) trading day prior to the dividend date (without taking into account the delivery of any Pre-Dividend Shares), rounded up to the nearest whole share of common stock (the “Post-Dividend Shares”) minus (ii) the amount of any Pre-Dividend Shares delivered with respect to such date. If the Equity Conditions are not satisfied as of the Dividend Notice Date and such payment is permitted under the US Bank of America credit facility, the dividend notice shall indicate that Dividends shall be paid in cash to the extent such payment is permitted under the US Bank of America credit facility except that, if the delivery of Dividend Shares would not violate the provisions described under “—Limitation on Beneficial Ownership,” the dividend notice shall also indicate that the Holder may waive the Equity Conditions but that unless such conditions are waived, the Dividends shall be paid in cash to the extent such payment is permitted under the US Bank of America credit facility; provided, that to the extent that such dividend notice indicates that payment of Dividends in cash is not permitted under the US Bank of America credit facility and the Holder does not waive the Equity Conditions or the delivery of the Dividend Shares would not violate the provisions described under “—Limitations on Beneficial Ownership,” then such Dividends shall begin to accrue additional dividends thereon until such dividends are paid.

The term “Equity Conditions” includes such conditions as (A) all shares of common stock issuable upon conversion of the Preferred Shares, or issued as Dividend Shares (but only with respect to any Dividend Shares to be issued in connection with the event requiring determination, if any, and not any other event, such as any possible future Dividend Shares) shall be eligible for sale without restriction or limitation and without the need for registration under any applicable federal or state securities laws; (B) the common stock is designated for quotation on the NASDAQ Global Select Market or on one of several named alternative exchanges and shall not have been suspended from trading from all such exchanges or markets nor shall proceedings for such delisting or suspension from any applicable exchanges or markets have been commenced, threatened or pending, either in writing by such exchange or market or by our falling below the minimum listing maintenance requirements of such exchange or market; (C) timely delivery of common stock upon conversion of the Preferred Shares to the Holders on a timely basis following the receipt by us of a conversion notice; and (D) other conditions. See the certificate of designations for a complete definition of “Equity Conditions.”

Installment Conversion or Redemption by the Company. Commencing on September 1, 2011 and on the first (1st) business day of each applicable quarter thereafter through the maturity date (each an “Installment Date”), provided that all Equity Conditions have been satisfied as of the applicable notice or payment dates, we will convert from the Holders of the Preferred Shares, pro rata among the Holders based on their initial holdings, an amount equal to the aggregate Stated Value of 778 Preferred Shares (as such amount may be reduced for any Holder or its transferees by conversion, redemption or otherwise, the “Installment Amount”) due on that date by converting the Installment Amount into shares of our common stock (a “Company Conversion”); provided, however, that we may instead, at our option following notice to the Holders, pay the Installment Amount by redeeming such Installment Amount for cash (a “Company Redemption”), to the extent that such Company Redemption is permitted under the US Bank of America credit facility, or by any combination of a Company Conversion and a Company Redemption so long as we convert and/or redeem all of the outstanding applicable Installment Amount on the applicable Installment Date.

On or prior to the twenty-third (23rd) trading day prior to each Installment Date, we will deliver written notice (each, a “Company Installment Notice” and the date all of the Holders receive such notice is referred to as the “Company Installment Notice Date”), to each Holder of Preferred Shares either (A) confirming that the applicable Installment Amount of the Preferred Shares will be converted in whole pursuant to a Company Conversion (such amount to be converted, including any accrued Additional Amount related to the applicable Preferred Shares, the “Company Conversion Amount”) or (B) stating that we will redeem for cash, in whole or in part, the applicable Installment Amount pursuant to a Company Redemption (such amount to be redeemed, including any accrued Additional Amount related to the applicable Preferred Shares, the “Company Redemption Amount”) and the portion, if any, that we elect to convert pursuant to a Company Conversion (such amount, including any accrued Dividends, also, a “Company Conversion Amount”) which amounts when added together, must equal the applicable Installment Amount. If any portion of the Installment Amount is to be converted pursuant to a Company Conversion, our notice will certify that the Equity Conditions have been satisfied as of the date of the Company Installment Notice and if the Installment Amount is to be paid, in whole or in part, pursuant to a Company Redemption, certify that the Company Redemption is permitted under the US Bank of America credit facility. Each Company Installment Notice will be irrevocable. If we do not timely deliver a Company Installment Notice, then we will be deemed to have delivered an irrevocable Company Installment Notice confirming a Company Conversion and will be deemed to have certified that the Equity Conditions in connection with any such conversion have been satisfied. Except as expressly set forth above, we will convert and/or redeem the applicable Installment Amount of the Preferred Shares pro rata among the Holders.

In the calculations described below relating to a Company Conversion or a Company Redemption, the “Market Price” means the arithmetic average of the fifteen (15) lowest daily volume weighted average prices (or VWAPs) during the twenty (20) consecutive trading days ending two (2) trading days immediately prior to the date of determination.

Any Company Conversion Amount will be converted in a manner similar to that set forth above for purposes of computing the number of shares of common stock issuable in respect of Dividend Shares. Any Company Redemption will be paid in cash to the applicable Holder on the applicable Installment Date. See the certificate of designations for a complete description of the terms and conditions concerning Company Conversions and Company Redemptions.

Optional Conversion by the Holders. Subject to the provisions described under “—Limitations or Beneficial Ownership,” at any time following the issuance of the Preferred Shares, each holder of the Preferred Shares shall be entitled upon the release of funds from the escrow account established pursuant to this offering (the “Release Date”) to convert any whole number of Preferred Shares, plus accrued but unpaid dividends per Preferred Share then remaining, into fully paid and nonassessable shares of common stock. The number of shares of common stock issuable upon conversion of each Preferred Share shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

The “Conversion Amount” means the sum of the Stated Value and the Additional Amount. The “Additional Amount” means, on a per Preferred Share basis, the product of (x) the Stated Value and (y) the result of the following formula: (Dividend Rate) (N/365), where N is the number of days from and excluding the last dividend date on which dividends have been paid in full by us, or the initial issuance date if no dividends have yet been paid. No fractional shares of common stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of common stock to be issued will be rounded up to the nearest whole number.

On or before the third (3rd) trading day following our receipt of the conversion notice, we or our transfer agent will credit the aggregate number of shares of common stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (if our transfer agent is not participating in the DTC Fast Automated Securities Transfer Program) issue and deliver to an address the Holder specifies in the conversion notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of common stock to which the Holder shall be entitled and, pay to the Holder in cash the amount of any dividends per applicable Preferred Share that, but for such event, would have accrued with respect to such Preferred Share if the Preferred Share had remained outstanding for the period from such event through the maturity date (the “Make-Whole Additional Amount”); provided, however, that we shall be entitled in certain circumstances as set forth in the certificate of designations to pay the Make-Whole Additional Amount in shares of common stock or a combination of shares of common stock and cash or, if the Principal Market Stockholders Approval and the Authorized Share Stockholder Approval have not been obtained and if a cash payment is not permitted under the US Bank of America credit facility, the certificate of designations provides that we may delay such payment until such conditions are met, but in such event it shall be a Triggering Event (discussed below) if we fail make a payment of that portion of a Make-Whole Dividend Payment if such amount would have become due as a Dividend if the Holder had not delivered a related Conversion Notice.

None of the above limits the right that holders of the Preferred Shares have to require us to repurchase the Preferred Shares. See “—Redemption Option by the Holders Upon a Triggering Event” below.

Required Redemption; No Acquisition Warrants. If the Release Date does not occur on or prior to July 1, 2011, or such later date as the Holders may agree, as soon as practicable following such date, but in no event later than two (2) Trading Days thereafter, we will (1) redeem in cash all of the Preferred Shares by paying in cash to each Holder an amount per outstanding Preferred Share of such Holder equal to the sum of (x) 102.5% of the Stated Value of such Preferred Shares plus (y) all accumulated and unpaid Dividends on all such Preferred Shares, and (2) issue to each Holder, in accordance with the terms of the purchase agreement described in the “Plan of Distribution,” Series A Warrants (as defined in the SPA) representing the right to acquire, in the aggregate, 1,125,000 shares of common stock.

Mandatory Redemption at Maturity. If any Preferred Shares remain outstanding on the maturity date, we will be required to redeem those Preferred Shares in cash in an amount equal to the outstanding Conversion Amount for each such share.

No Mandatory Redemption at Company’s Option. Except as explicitly permitted by the certificate of designations, we do not have the right to require any Holder to permit the Company to redeem any of such Holder’s outstanding Preferred Shares or any unpaid dividends thereon.

Reservation of Shares Issuable Upon Conversion. Prior to receipt of the Authorized Share Stockholder Approval (as defined in the purchase agreement described in the “Plan of Distribution”), we will be required to reserve out of our authorized and unissued common stock a number of shares of common stock for each of the Preferred Shares equal to 100% of the number of shares of common stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date. From and after receipt of the Authorized Share Stockholder Approval, if received, we will reserve out of our authorized and unissued common stock 130% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding at the then applicable Conversion Rate with respect to the then applicable Conversion Amount. We will, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of common stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided, that at no time shall the number of shares of common stock so reserved be less than the number of shares required to be reserved pursuant hereto (without regard to any limitations on conversions) (the “Required Reserve Amount”); provided, further, that any Dividend Shares issued by us shall not be issued from any common stock so reserved. The initial number of shares of common stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of common stock reserved for such transferor. Any shares of common stock reserved and allocated to any person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares pro rata based on the number of Preferred Shares then held by such Holders.

If at any time while any of the Preferred Shares remain outstanding, we do not have a sufficient number of authorized and unreserved shares of common stock to satisfy our obligation to reserve for issuance upon conversion of the Preferred Shares then outstanding at least a number of shares of common stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then we will immediately take all action necessary to increase our authorized shares of common stock to an amount sufficient to allow us to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, we will hold a meeting of stockholders for the approval of an increase in the number of authorized shares of common stock. In connection with such meeting, we will provide each stockholder with a proxy statement and shall use out best efforts to solicit our stockholders’ approval of such increase in authorized shares of common stock and to cause our board of directors to recommend to the stockholders that they approve such proposal.

Redemption Option by the Holders upon a Triggering Event. In addition to all other rights of the Holders contained in the certificate of designations, after a Triggering Event (as described below) and continuing until such Triggering Event is cured, if curable, each Holder will have the right, at such Holder’s option, to require us to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the sum of (i) the greater of (A) 125% of the Conversion Amount and (B) the product of (1) the Conversion Rate in effect at such time as such Holder delivers the Notice of Redemption at Option of Holder described below and (2) the greatest closing sale price of the common stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the Holder delivers the Notice of Redemption at Option of Holder and (ii) the Make-Whole Additional Amount per Preferred Share being redeemed. To the extent that we are not permitted to effect such redemption upon a Triggering Event under the US Bank of America credit facility, we will remain obligated for any and all payments in connection with such redemption and the Holders acknowledge that such payments will be subject to the rights under the US Bank of America credit facility.

A “Triggering Event” shall be deemed to have occurred upon events such as (i) the suspension from trading or failure of the common stock to be listed on The NASDAQ Global Select Market or other eligible market for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period; (ii) (A) a Conversion Failure occurs or (B) our notice, written or oral, to any Holder of our intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of common stock that is tendered; or (iii) our failure to pay to the Holder amounts owed under certain circumstances and after certain notification requirements. See the certificate of designations for a complete definition of “Triggering Events.”

Holders have a right to require us to redeem all or a portion of such Holder’s Preferred Shares upon a Triggering Event, subject to the terms and conditions in the certificate of designations. If we are unable to redeem all of the Preferred Shares submitted for redemption, we will (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under the certificate of designations, pay to each Holder interest at the rate of one percent (1.0%) per month of the Stated Value (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. In the event a holder redeems less than all of its remaining Preferred Stock, the Stated Value redeemed shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Notice of Redemption at Option of Holder or other applicable notice. We and the Holders agree that in the event of our redemption of any Preferred Shares pursuant to a Triggering Event, the Holders’

damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due pursuant hereto is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

Redemption Right by the Holders Upon a Change in Control. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a “fundamental transaction” (see “—Series A Warrants—Fundamental Transactions”) other than a reorganization, recapitalization or reclassification of the common stock (a “Change of Control”), but not prior to the public announcement of such Change of Control, we will deliver written notice to the Holders setting forth a description of the transaction in reasonable detail and the anticipated change of control redemption date if then known. Holders may, subject to and in accordance with the terms of the certificate of designations, require us to redeem (a “Change of Control Redemption”) in cash all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to us, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this redemption upon a Change of Control shall be redeemed by the Corporation in cash at a price (the “Change of Control Redemption Price”) equal to the sum of (I) the greater of (i) 125% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest closing sale price of the common stock during the period commencing as of the trading day immediately prior to the public announcement of such proposed Change of Control and ending as of the trading day immediately prior to the consummation of such Change of Control by (2) the Conversion Price and (II) the applicable Make-Whole Additional Amount for the Preferred Shares being redeemed. We will make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after our receipt of such notice otherwise (the “Change of Control Redemption Date”). To the extent redemptions are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by us, such redemptions shall be deemed to be voluntary prepayments. Until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Preferred Shares may be converted, in whole or in part, by any Holder for shares of common stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the successor entity substantially equivalent to our common stock.

Limitation on Beneficial Ownership. We will not effect any conversion of, or make any dividend, distribution or other issuance or grant in respect of, Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with its affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of common stock that exceeds 4.99% (or 9.99% if otherwise notified by the Holder on such Holder’s signature block in the purchase agreement described in the “Plan of Distribution”) (the “Maximum Percentage”) of the number of shares of common stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing, the number of shares of common stock beneficially owned by a Holder and its affiliates shall include the number of shares of common stock issuable upon conversion of the Preferred Shares with respect to which the determination is being made, but shall exclude the number of shares of common stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other of our securities (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in the certificate of designations. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. By written notice to us, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder.

We will not be obligated to issue any shares of common stock as Dividend Shares or upon conversion of Preferred Shares, and the Holders of Preferred Shares shall not have the right to receive upon payment of Dividends or conversion of Preferred Shares any shares of common stock, if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock which we may issue upon conversion or exercise, as applicable, of Preferred Shares without breaching our obligations under the rules or regulations of the NASDAQ

Global Select Market, which aggregate number equals 19.99% of the number of shares outstanding on the Closing Date (the “Exchange Cap”), except that such limitation shall not apply in the event that we (A) obtain the approval of stockholders as required by the applicable rules of the NASDAQ Global Select Market for issuances of common stock in excess of such amount or (B) obtain a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holders of 90% of the Stated Value of the Preferred Stock then outstanding. Until such approval or written opinion is obtained, no Holder of Preferred Shares shall be issued in the aggregate, upon conversion, payment or exercise, as applicable, of Preferred Shares, shares of common stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Preferred Shares issued to such Holder pursuant to the purchase agreement on the Closing Date (as defined in the purchase agreement) and the denominator of which is the aggregate number of all Preferred Shares issued to the Holders pursuant to the purchase agreement on the Closing Date (with respect to each such Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.

Equal Treatment of Holders. No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Preferred Shares, common stock warrants or preferred stock warrants, unless the same consideration is also offered to all of the Holders. This is a separate right granted to each of the Holders by us and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

Liquidation Preference. In the event of either a voluntary or involuntary liquidation, dissolution or winding up of us or our subsidiaries, the assets of which constitute all or substantially all of the assets of our business and that of our subsidiaries taken as a whole, in a single transaction or series of transactions (a “liquidation event”), the Holders shall be entitled to receive in cash out of our assets, whether from capital or from earnings available for distribution to its stockholders (the “liquidation funds”), before any amount shall be paid to the holders of any of our capital stock of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on our liquidation, dissolution and winding up, an amount per Preferred Share equal to the sum of the Conversion Amount plus, as to an applicable event on any applicable date, the Make-Whole Additional Amount; provided that, if the liquidation funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of our preferred stock that are of equal rank with the Preferred Shares as to payments of liquidation funds (the “pari passu shares”), if any, then each Holder and each holder of any such pari passu shares shall receive a percentage of the liquidation funds equal to the full amount of liquidation funds payable to such holder as a liquidation preference, in accordance with their respective certificate of designations, preferences and rights, as a percentage of the full amount of liquidation funds payable to all holders of Preferred Shares and pari passu shares. After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of common stock and treating for the purpose thereof all of the Preferred Shares as having been converted into common stock, to participate in the distribution of any of our remaining assets to the holders of the outstanding common stock.

Ranking. All shares of common stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon our liquidation, dissolution and winding up. The rights of the shares of common stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of 75% of the Stated Value of the Preferred Stock then outstanding, we will not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event. We will be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon our liquidation, dissolution and winding up, provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including, without limitation, dividends in respect of any such preferred shares) of any such junior preferred shares is not on or before 91 days after the Maturity Date. In the event of our merger or consolidation with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity).

No Acquisition Warrants

The following summary of certain terms and provisions of the No Acquisition Warrants being registered in this offering is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the form of No Acquisition Warrant attached as Annex B to this prospectus supplement. Prospective investors should carefully review the terms and provisions set forth in the form of No Acquisition Warrant. For purposes of this description of the No Acquisition Warrants, the term “warrant” applies to the No Acquisition Warrants unless specifically stated otherwise.

Registration of Warrant. We will register the warrants in a warrant register maintained by us for that purpose in the name of the record holder thereof from time to time.

Registration of Transfers. We will register the transfer of any portion of a warrant in the warrant register, upon surrender of the warrant to us at our address specified herein.

Exercise and Duration of Warrants. A warrant may be exercised, in whole or in part, by the registered holder at any time and from time to time on or after the date it is issued until and including its expiration date, which will be sixty months after the issue date. At 11:59 P.M., New York City time on the expiration date, the portion of any warrant that has not been exercised shall become void and of no value. A holder may exercise a warrant by delivering to us (i) an exercise notice, in the form attached to the warrant, appropriately completed and duly signed, and (ii) payment of the exercise price (which may take the form of a “cashless exercise” if so indicated in the exercise notice and if a “cashless exercise” may occur at such time in accordance the provisions described below).

Exercise Price Per Share. The exercise price per share will be $13.50. The exercise price per share may be adjusted from time to time as described under “—Certain Adjustments” below.

Delivery of Warrant Shares. Upon exercise of a warrant, we will promptly (but in no event later than three trading days after we have received the exercise notice, and provided that we have received the aggregate exercise price or a notice of cashless exercise, if permitted) either (i) credit the number of shares of our common stock to which the warrant holder is entitled upon exercise of the warrant to such warrant holder’s or its designee’s balance account with The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) system or (ii) issue a certificate for the common stock issuable upon such exercise. Upon delivery of the exercise notice, provided that the holder delivers the aggregate exercise price (or notice of a cashless exercise, if permitted), the holder shall be deemed to have become holder of record of the relevant common stock upon delivery of the exercise notice.

If we fail to deliver common stock by the third trading day after the date on which delivery of the relevant common stock is required, so long as we have been properly notified of the exercise for which common stock is deliverable as required under the warrant and provided the holder has delivered the aggregate exercise price (or notice of a cashless exercise, if permitted), in addition to all other remedies available to the holder, we will pay in cash to the holder on each day after such third business day that the issuance of such shares of common stock is not timely effected an amount equal to 1.0% of the product of (A) the sum of the number of shares of common stock not issued to the Holder on a timely basis and to which the holder is entitled and (B) the closing sale price of the common stock on the trading day immediately preceding the last possible date which we could have issued such shares of Common Stock to the Holder without violating our obligation to timely deliver the common stock. In addition, if on or after such third business day the holder purchases shares of our common stock to deliver in satisfaction of a sale by the holder of shares of common stock issuable upon exercise of the warrant that the holder anticipated receiving from us, then we will either, at the holder’s discretion, pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any, and other reasonable out of pocket expenses) for the shares of common stock so purchased (at which point our obligation to deliver and issue the relevant common stock shall terminate), or promptly honor our obligation to deliver common stock and pay cash to the holder in an amount equal to the excess (if any) of the holder’s total purchase price over the product of (a) the number of shares of our common stock purchased by the holder, times (b) the closing bid price of our common stock on the date of the event giving rise to our obligation to deliver the relevant common stock.

Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of common stock upon exercise of a warrant shall be made without charge to the holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates.

Certain Adjustments. The exercise price and number of shares of common stock issuable upon exercise of a warrant are subject to adjustment as set forth below:

(a) Voluntary Adjustment By Company. We may at any time during the term of the warrant reduce the then current exercise price to any amount and for any period of time deemed appropriate by our board of directors.

(b) Adjustment Upon Subdivision or Combination of Shares of Common Stock. If we at any time on or after the subscription date subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of our outstanding shares of common stock into a greater number of shares, the exercise price in effect immediately prior to such subdivision will be proportionately reduced and the number of warrant shares will be proportionately increased. If we at any time on or after the subscription date combine (by combination, reverse stock split or otherwise) one or more classes of our outstanding shares of common stock into a smaller number of shares, the exercise price in effect immediately prior to such combination will be proportionately increased and the number of warrant shares will be proportionately decreased. Any adjustment under this provision shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Other Events. If any event occurs of the type contemplated by the provisions described above but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then our board of directors will make an appropriate adjustment in the exercise price and the number of warrant shares so as to protect the rights of the holder; provided that no such adjustment pursuant to this provision will increase the exercise price or decrease the number of warrant shares as otherwise determined pursuant to the foregoing provisions.

Rights upon Distribution of Assets. If we declare or make any dividend or other distribution of our assets (a “Distribution”) to our stockholders after the issuance of the warrant, then the holder of a warrant will be entitled to receive the amount of any such Distribution which the holder would have received if the holder had held the number of shares of common stock acquirable upon complete exercise of the warrant (without regard to any limitations on the exercise of the warrant) immediately before the date on which a record is taken for the declaration or payment of the Distribution, or if no record date is taken, the date as of which the record holders of common stock are to be determined for the declaration or payment of the Distribution.

Payment of Exercise Price. The holder shall pay the exercise price in immediately available funds; provided, however, if at anytime this registration is not effective for purposes of registering the relevant common stock, the holder may exercise the warrant in whole or in part through a “cashless exercise,” in which event we will issue to the holder the number of shares of common stock determined as follows:

Net Number	=	(A×B) - (A×C)
D

where

A = the number of shares of common stock with respect to which a warrant is being exercised.

B = the closing price of the common stock on the trading day immediately preceding the date of the exercise notice.

C = the exercise price then in effect at the time of the exercise.

D = the closing price of the common stock on the date of the exercise notice.

Limitations on Exercise. The number of shares of our common stock that may be acquired by a holder upon any exercise of a warrant shall be limited so that the total number of shares of our common stock then beneficially owned by such holder and its affiliates does not exceed 4.99% (or 9.99% if otherwise notified by the Holder on such Holder’s signature block in the purchase agreement described in the “Plan of Distribution”) of the total number of issued and outstanding shares of our common stock. For purposes of determining the holder’s beneficial ownership, the aggregate number of shares of common stock beneficially owned by a holder and its affiliates will include the number of shares issuable upon exercise of the warrant as to which the determination is being made, but will exclude (i) shares issuable upon exercise of the remaining unexercised portion of the warrant and (ii) exercise or conversion of the unexercised or unconverted portion of any other of our securities, including the Preferred Stock, subject to a similar limitation on conversion or exercise. A holder may, by written notice to us (including at the time of initial investment in the Preferred Shares, which shall be deemed effective immediately when given), increase or decrease the maximum percentage limitation applicable to it (but not to any other holder of the warrants) to any other percentage not in excess of 9.99%, nor less than 4.99%, provided that such change will not be effective until the 61st day after notice is delivered to us. Our obligation to issue shares of common stock upon the exercise of a warrant shall be suspended until such time, if any, as shares of common stock may be issued in compliance with such limitation. For the avoidance of doubt, the determination of whether a warrant can be exercised (vis-a-vis other convertible securities held by a holder or its affiliates) will be made on the basis of the order in which submissions for exercise or conversion are made to us.

In addition, we will not be obligated to issue any shares of common stock upon exercise of the warrant and no holder shall be entitled to receive any shares of common stock if the issuance of such shares of common stock would exceed that number of shares of common stock which the company may issue pursuant to the purchase agreement and upon exercise of the warrants or otherwise without breaching our obligations under the rules or regulations of the NASDAQ Global Select Market (the “Exchange Cap”), except that such limitation shall not apply in the event that we obtain the approval of its shareholders as required by the applicable rules of the NASDAQ Global Select Market for issuances of shares of common stock in excess of such amount. Until such approval is obtained, no holder shall be issued in the aggregate, upon exercise or conversion, as applicable, of any shares of common stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total number of shares of common stock underlying the warrants issued to such holder on the Issuance Date and the denominator of which is the aggregate number of shares of common stock underlying the warrants issued to all of the holders pursuant to the purchase agreement on the Issuance Date (with respect to each holder, the “Exchange Cap Allocation”). In the event that any holder shall sell or otherwise transfer any of such holder’s warrants, the transferee shall be allocated a pro rata portion of such holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of warrants shall exercise all of such holder’s warrants into a number of shares of common stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of warrants on a pro rata basis in proportion to the shares of common stock underlying the warrants then held by each such holder. In the event that we are prohibited from issuing any warrant shares for which an exercise notice has been received as a result of the operation of the foregoing provisions, we will pay cash in exchange for cancellation of such warrant shares, at a price per warrant share equal to the difference between the closing sale price and the exercise price applicable to such warrant shares as of the date of the attempted exercise.

Fundamental Transactions. While the warrant is outstanding, we will not enter into or be party to a “fundamental transaction” unless (i) the successor entity assumes in writing all of our obligations under the warrant and the other Transaction Documents, including by executing a written instrument substantially similar in form and substance to the warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of common stock reflected by the terms of such fundamental transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of common stock acquirable and receivable upon exercise of the warrant (without regard to any limitations on the exercise of the warrant) prior to such fundamental transaction, and (ii) the successor entity (including any parent entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on a national securities exchange. Upon the occurrence of any fundamental transaction, the successor entity shall succeed to, and be substituted for us and our obligations, and may exercise every right and power we have under the warrant and shall assume all of our obligations under this Warrant with the same effect as if such successor entity had been named as the company in the warrant.

Notwithstanding the provisions described above, we will have the right to require that the holder waive the requirements described above in exchange for a payment of cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of the warrant on the date of such fundamental transaction, with such waiver becoming effective, and the warrant may be cancelled, concurrently with such payment of such cash amount to the holder on the date of consummation of the fundamental transaction.

A “fundamental transaction” means each of the following: (i) we merge or consolidate with or into another person, or (ii) we sell all or substantially all of our assets, or (iii) we consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person as a result of which the other person becomes the beneficial owner of more than 50% of our outstanding shares of common stock (not including any shares of common stock held by the other person or persons making or party to, or associated or affiliated with the other person or persons making or party to, the stock purchase agreement or other business combination), or (iv) we reorganize, recapitalize or reclassify our common stock, or (v) we allow another person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of our outstanding shares of common stock (not including any shares of common stock held by the person or persons making or party to such purchase, tender or exchange offer), or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either 50% or more of the aggregate ordinary voting power represented by our issued and outstanding common stock, or 50% or more of the aggregate ordinary voting power represented by issued and outstanding common stock not held by the person or persons as of the date of the issuance of the warrant.

Insufficient Authorized Shares. If at any time while any of the warrants remain outstanding we do not have a sufficient number of authorized and unreserved shares of common stock to satisfy our obligation to reserve for issuance upon exercise of the warrants at least 100% of the number of shares of common stock as shall from time to time be necessary to effect the exercise of all of the warrants then outstanding (the “required reserve amount”), then we will be required to take all action necessary to increase our authorized shares of common stock to an amount sufficient to allow us to reserve the required reserve amount for the warrants then outstanding. As soon as practicable after the date of the occurrence of our failure to maintain the required reserve amount, but in no event later than sixty (60) days after the occurrence of such failure, and assuming such failure still exists, we will hold a meeting of our stockholders for the approval of an increase in the number of authorized shares of common stock. In connection with such meeting, we will use our best efforts to solicit our stockholders’ approval of such increase in authorized shares of our common stock and to cause our board of directors to recommend to the stockholders that they approve such proposal.

Fractional Shares. We will not be required to issue any fractional shares of our common stock on the exercise of a warrant but rather the number of shares of common stock to which shall be rounded up to the nearest whole number.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” starting on page 3 of the accompanying prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (as defined below) of the purchase or acquisition, ownership, and disposition of the Preferred Shares, the No Acquisition Warrants, and common stock issuable upon conversion of the Preferred Shares or exercise of the No Acquisition Warrants or payable as dividends on the Preferred Shares. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) or differing interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an investor’s decision to purchase Preferred Shares nor any tax consequences arising under the estate or gift tax laws or laws of any state, local or foreign jurisdiction. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences discussed herein or that a court will not sustain such a challenge in the event of litigation. This summary is not intended to be applicable to all categories of investors, such as, without limitation, dealers in securities, banks, insurance companies, tax-exempt organizations, certain former citizens or residents of the U.S., persons that hold the Preferred Shares, No Acquisition Warrants or common stock as part of a straddle or conversion transaction or holders subject to the alternative minimum tax, each of which category of investors may be subject to special rules. In addition, this discussion is limited to persons who hold the Preferred Shares, No Acquisition Warrants and common stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. As used in this section, a “U.S. holder” is a beneficial owner of Preferred Shares, No Acquisition Warrants or common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident alien individual of the U.S.;

•	a corporation or entity taxable as a corporation that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose world-wide income is subject to U.S. federal income tax; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of Preferred Shares, No Acquisition Warrants or common stock (other than a partnership or other pass through entity) that is not a U.S. holder.

If a partnership (or other entity treated for U.S. federal income tax purposes as a partnership) holds Preferred Shares, No Acquisition Warrants or common stock, the tax treatment of a partner of the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Such partners should consult its own tax advisor as to the application of the U.S. federal tax laws to their particular situation.

For certain federal income tax purposes, the taxation of the Preferred Shares may depend upon whether or not the stock has a real and meaningful probability of actually participating in our corporate growth. The following discussion assumes, based on the probability of redemption of the Preferred Shares before liquidation, that the Preferred Shares are treated as not having a real and meaningful probability of actually participating in our corporate growth even though, with respect to each share, the Preferred Shares liquidation preference is the greater of (i) the sum of the stated value, accrued and unpaid dividends and the amount of all future dividends through the maturity date that would have been received with respect to such share in the absence of liquidation and (ii) an amount that a holder would have received in liquidation with respect to such share had the Preferred Share been converted immediately prior to the event of liquidation.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE OR ACQUISITION, OWNERSHIP, CONVERSION AND DISPOSITION OF CONVERTIBLE PREFERRED STOCK, NO ACQUISITION WARRANTS AND COMMON STOCK PAYABLE ON OR IN RESPECT OF THE CONVERTIBLE PREFERRED STOCK AND NO ACQUISITION WARRANTS, AS APPLICABLE.

Consequences to U.S. Holders

Distributions. The amount of any distribution to you with respect to Preferred Shares or common stock will be treated as a dividend, generally to the extent of our current or accumulated earnings and profits (“earnings and profits”) as determined under U.S. federal income tax principles for our tax year in which the distribution occurs. Dividends are generally taxed as ordinary income; however, dividends received by non-corporate holders in taxable years beginning before January 1, 2013, may qualify for taxation at lower rates applicable to long-term capital gains provided certain holding period and other requirements are satisfied. Non-corporate holders should consult their own tax advisors regarding the applicability of such lower rates under the non-corporate holders’ particular factual situations. To the extent the amount of any distribution to you with respect to Preferred Shares or common stock exceeds our earnings and profits for our tax year in which the distribution occurs, the excess will be applied against and will reduce your adjusted tax basis (on a dollar-for-dollar basis) in the Preferred Shares or common stock, as the case may be. Any amount in excess of your adjusted tax basis will be treated as capital gain. If we are not able to make distributions on the Preferred Shares, the liquidation preference of the Preferred Shares will increase and such increase may give rise to deemed dividend income to holders of the Preferred Shares in the amount of all, or a portion of, such increase. Any deemed dividend would be taxable in the same manner, and to the same extent, as a cash distribution of equal amount, and therefore would result in tax liability even though no cash is received.

If a distribution with respect to Preferred Shares is made in shares of common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner, and to the same extent, as distributions described above. The amount of such distribution and your tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and your holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off such payments against shares of common stock payable to such holder or against current or subsequent payments of cash otherwise due from us to the U.S. holder.

Dividends to Corporate Holders. In general, a distribution that is treated as a dividend for U.S. federal income tax purposes and is made to a corporate holder with respect to Preferred Shares or common stock will qualify for the dividends-received deduction under Section 243 of the Code. Corporate holders should note, however, that there can be no assurance that the amount of distributions made with respect to Preferred Shares or common stock will not exceed the amount of our relevant earnings and profits, if any, in the future. Accordingly, there can be no assurance that the dividends-received deduction will be available to a corporate holder in respect of distributions on Preferred Shares or common stock.

In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction. Corporate holders should consult their own tax advisors regarding the extent to which exceptions and restrictions may apply to the corporate holders’ particular factual situations.

Extraordinary Dividends. An “extraordinary dividend” (as defined in Section 1059 of the Code) on the Preferred Shares or common stock would include a dividend that (i) equals or exceeds 5%, in the case of the Preferred Shares, or 10%, in the case of the common stock, of the holder’s adjusted basis in the stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder’s adjusted basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the stock rather than its adjusted basis for purposes of applying the 5%, 10% or 20% limitation if the holder is able to establish such fair market value to the satisfaction of the IRS. An “extraordinary dividend” also includes any amount treated as a dividend in the case of a redemption of the Preferred Shares or common stock that is not pro rata to all holders, irrespective of the holder’s holding period of the stock.

Special rules apply with respect to “qualified preferred dividends.” A qualified preferred dividend is any fixed dividend payable with respect to stock that (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return on such stock does not exceed 15%. For this purpose, the actual rate of return is determined solely by taking into account dividends during the holder’s holding period and by using the lesser of the adjusted basis or the liquidation preference in respect of such preferred stock. Where a qualified preferred dividend exceeds the 5% or 20% limitation described above, the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years. If the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return as determined under Section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for this purpose is determined under principles similar to those applicable for purposes of the dividends-received deduction.

In the case of disqualified preferred stock, which includes, without limitation, any stock that is preferred as to dividends and has an issue price that exceeds its liquidation rights or stated redemption price, any dividend with respect thereto is treated as an extraordinary dividend without regard to the holder’s holding period for such stock. There is an anti-abuse rule that treats preferred stock as disqualified preferred stock if it is structured to avoid the provisions of Section 1059 of the Code and to enable corporate shareholders to reduce tax through a combination of dividend received deductions and loss on the disposition of the stock.

Non-corporate holders who receive an “extraordinary dividend” will be required to treat any losses on the sale of stock as long-term capital losses to the extent taxable dividend income received by them qualifies for preferential rates of taxation.

Corporate holders should be aware that, under certain circumstances, a corporation that receives an “extraordinary dividend” is required to (i) reduce its tax basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (ii) treat the non-taxed portion of such dividend as gain from the sale or exchange of stock for the taxable year in which such dividend is received (to the extent that the non-taxed portion of such dividend exceeds such holder’s tax basis).

Holders should consult their tax advisors with respect to the potential application of the extraordinary dividend rules.

Sale or Other Disposition. Upon a sale or other disposition of Preferred Shares or common stock in a taxable transaction, you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on such sale or other disposition and your adjusted tax basis in the Preferred Shares or common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the Preferred Shares or common stock, as applicable, is more than one year. Long-term capital gains may qualify for reduced rates under U.S. federal income tax laws. The deductibility of capital losses is subject to limitations.

Redemptions. If a redemption of Preferred Shares or common stock satisfies certain tests provided in Section 302(b) of the Code, the redemption would be treated as a sale of that stock, with similar tax consequences to a sale as described above under “Sale or Other Disposition.” The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our capital stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of capital stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of the tests under Section 302(b) has been met, capital stock considered to be owned by the holder by reason of certain constructive ownership rules described in the Code (including rules that would treat warrants as having been exercised), as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) will be satisfied with respect to any particular holder of the Preferred Shares or common stock depends upon the facts and circumstances of the holder at the time that the determination must be made, you are advised to consult your own tax advisors to determine such tax treatment.

If a redemption of the Preferred Shares does not meet any of the tests under Section 302(b), the redemption proceeds will be treated as a distribution, with the tax consequences described under “Distributions” above. In such a case, a holder’s adjusted tax basis in the redeemed Preferred Shares will be transferred to such holder’s remaining stock holdings in the Company. If the holder does not retain any of our stock, such basis could be transferred to a related person that holds our stock or the basis may be lost.

A redemption of the Preferred Shares in the event that the acquisition does not proceed and in which the No Acquisition Warrants are issued, would be treated under the redemption rules described above.

If a redemption of Preferred Shares meets any of the tests under Section 302(b) of the Code (such that redemption is treated as a sale or exchange of such stock, with the tax consequences described under “Sale or Other Disposition” above) but, prior to such redemption, distributions were made in respect of such stock that reduced the stated redemption price without also having reduced the holder’s tax basis in such stock (because such distributions were regarded as taxable dividends under the rules described in “Distributions” above and such dividends did not reduce the holder’s tax basis under the rules described in “Extraordinary Dividends” above), then the holder could recognize a capital loss on the redemption. Capital losses are deductible only against capital gains and, in the case of non-corporate taxpayers, a limited amount of ordinary income.

Holders of Preferred Shares will not tender their shares for cancellation prior to complete redemption of such stock. In such circumstance, it is unclear the extent to which interim distributions which reduce the redemption price of such stock would be regarded, for federal income tax purposes, as proceeds of a redemption of such stock. If such distributions are not so regarded, then they would generally be taxable as dividends under the rules described in “Distributions” above and, as summarized in the prior paragraph, the holder could have a capital loss upon final redemption of the stock. If backup withholding on behalf of a U.S. holder is applicable (because such U.S. holder failed to establish an exemption from backup withholding), we may choose to withhold on such interim distributions.

If a redemption of the Preferred Shares is in exchange for common stock or for common stock and cash, then receipt of the common stock may be treated as non-taxable and the receipt of the cash may be taxable. You should consult your own tax advisor as to the application of the U.S. federal tax laws to this particular situation.

Conversion of Preferred Stock in Exchange for Common Stock. A holder generally will not recognize gain or loss by reason of receiving common stock in exchange for Preferred Shares upon conversion of the Preferred Shares. However, although not entirely clear under current law, any cash or common stock received upon conversion in respect of dividends in arrears on our Preferred Shares may be treated above as described in “Distributions.” For this purpose, the term “dividend in arrears” should not include dividends in respect of any dividend period containing the date of conversion. Except as provided below and except with respect to common stock received in respect of dividends in arrears, a holder’s basis and holding period in the common stock received upon conversion generally will be the same as those in the converted Preferred Shares (but the basis will be reduced by the portion of any dividends in arrears treated as a return of capital (see “Distributions”)).

In the event a holder converts its Preferred Shares and is paid, in respect of any such conversion, cash or common stock in respect of a portion of the then-current dividend period or a Make-Whole Additional Amount, the tax treatment of the receipt of such cash or common stock is uncertain. Such payments could be treated as additional consideration received by the holder upon conversion of the Preferred Shares into common stock and as such could give rise to capital gain, dividend or reduction in the holder’s basis. Such payments could also be treated as a taxable dividend to the extent we have earnings and profits for our taxable year in which the conversion occurs, as described above under “Distributions.” You should consult your tax advisor as to the tax treatment of cash or common stock received in respect of a portion of the then-current dividend period or a Make-Whole Additional Amount. If backup withholding on behalf of a U.S. holder is applicable (because such U.S. holder failed to establish an exemption from backup withholding), we may choose to withhold on such payments.

In the event a holder’s Preferred Shares is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. You should consult your own tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off such payments against shares of common stock payable to such holder or against current or subsequent payments of cash otherwise due from us to the U.S. holder.

Adjustment of Conversion Price. Holders of Preferred Shares may, in certain circumstances, be deemed to have received constructive distributions of stock if the Conversion Rate for the Preferred Shares is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Preferred Shares, however, generally will not be considered to result in a constructive distribution of stock. If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, or certain adjustments are not made, and have the effect of increasing the holders’ proportionate interest in our assets or earning and profits, such holders generally will be deemed to have received constructive distributions in amounts based upon the value of such holders’ increased interests in our equity resulting from such adjustments. The amount of the distribution will be treated as a distribution to a holder with the tax consequences specified above under “Distributions.” Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our relevant earnings and profits, if any, even though you did not receive any cash or property as a result of such adjustments.

No Acquisition Warrants-General. Upon the exercise of a No Acquisition Warrant for cash, you will not recognize gain or loss and the fair market value of the No Acquisition Warrant at the time of receipt will be added to your adjusted tax basis in the common stock received. Your holding period for the common stock purchased pursuant to the exercise of a No Acquisition Warrant for cash will begin on the day following the date of exercise and will not include the period you held the No Acquisition Warrant. Upon a sale or other disposition (other than exercise) of a No Acquisition Warrant, you will recognize capital gain or loss in an amount equal to the difference between the amount realized and your adjusted tax basis in the No Acquisition Warrant. Such gain or loss will be long-term capital gain or loss provided you held the No Acquisition Warrant for more than one year at the time of sale or other disposition. In the event a No Acquisition Warrant is allowed to lapse unexercised, you will generally have a capital loss equal to your adjusted tax basis in the No Acquisition Warrant. Such loss will be a long-term capital loss provided you held the No Acquisition Warrant for more than one year at the time the No Acquisition Warrant is allowed to lapse.

Certain adjustments to, or failure to adjust, the number of shares underlying the No Acquisition Warrants and/or exercise price of the No Acquisition Warrants may cause holders of No Acquisition Warrants to be treated as having received a distribution, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable to holders as a dividend, return of capital or capital gain in accordance with rules discussed above under “Distributions.”

Cashless Exercise of No Acquisition Warrants. The tax consequences of a cashless exercise of a No Acquisition Warrant are not clear under current U.S. federal tax law. A cashless exercise may be tax-free, either because the exercise is not a gain recognition event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a holder’s basis in the common stock received would equal the holder’s aggregate basis in the warrants used to effect the cashless exercise.

If the cashless exercise were treated as not being a gain recognition event, the holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a holder could be deemed to have surrendered a number of No Acquisition Warrants with a fair market value equal to the exercise price for the number of No Acquisition Warrants deemed exercised. The holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the No Acquisition Warrants deemed surrendered to pay the exercise price and the holder’s adjusted tax basis in such No Acquisition Warrants deemed surrendered. In this case, a holder’s adjusted tax basis in the common stock received would equal the sum of the fair market value of the No Acquisition Warrants deemed surrendered to pay the exercise price and the holder’s adjusted tax basis in the No Acquisition Warrants deemed exercised. A holder’s holding period for the common stock would commence on the date following the date of exercise of the No Acquisition Warrant.

Holders should consult their tax advisors regarding the consequences of a cashless exercise of the warrants.

Recent Legislation Relating to Surtax on Unearned Income. Recently enacted legislation may require certain non-corporate U.S. holders to pay a 3.8% surtax on, among other things, dividends and capital gains. This legislation would apply for taxable years beginning after December 31, 2012. You should consult your own tax advisors regarding the effect, if any, of this legislation on your ownership and disposition of the Preferred Shares, common stock and No Acquisition Warrants.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each U.S. holder the amount of dividends paid (including dividends deemed paid) to such holder, and the amount of any tax withheld with respect to those dividends.

Under the backup withholding provisions of the Code and applicable Treasury Regulations, you may be subject to backup withholding with respect to dividends paid (including dividends deemed paid) on, or the proceeds of a sale, exchange, conversion or redemption of, Preferred Shares, common stock or No Acquisition Warrants unless:

•	you are a corporation or come within certain other exempt categories and when required demonstrate this fact, or

•

within a reasonable period of time, you provide a taxpayer identification number, certified under penalties of perjury as well as certain other information or otherwise establish an exemption from the backup withholding rules.

The amount of any backup withholding from a payment to you may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Dividends. The determination of whether a holder receives a distribution that is treated as a dividend is made in the manner set forth above in “Consequences to U.S. Holders.” In general, dividends paid to you with respect to our Preferred Shares or common stock will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States (and, if a tax treaty applies, that are attributable to a U.S. permanent establishment) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty, you generally will be required to provide a U.S. taxpayer identification number as well as certain information concerning your country of residence and entitlement to tax treaty benefits. Generally, this will be accomplished by providing a properly executed IRS Form W-8BEN. If you instead are claiming an exemption from withholding with respect to dividends effectively connected with the conduct of a trade or business within the United States, you will be required to provide an appropriate certification to us or our paying agent (generally by providing a properly completed IRS Form W-8ECI).

Sale or Other Disposition. As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of Preferred Shares, common stock or No Acquisition Warrants unless:

•

the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

•

you are an individual who holds the Preferred Shares, common stock or No Acquisition Warrants as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

•

we are, or have been within the five years preceding your disposition of the Preferred Shares, common stock or No Acquisition Warrants, a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes; we believe we currently are not a USRPHC.

Conversion of Preferred Stock in Exchange for Common Stock. You generally will not recognize any gain or loss by reason of receiving common stock in exchange for Preferred Shares upon conversion of the Preferred Shares. Cash or common stock received in respect of dividends in arrears on our Preferred Shares should be treated in the manner described above under “Consequences to U.S. Holders—Conversion of Preferred Stock in Exchange for Common Stock,” and we intend to withhold tax from such amounts, as described above under “Dividends.” A non-U.S. holder may recognize capital gain or dividend income when the holder receives cash attributable to a portion of the then-current dividend period or the Make-Whole Amount, as described above under “Consequences to U.S. Holders—Conversion of Preferred Stock in Exchange for Common Stock.” The tax treatment of such amount is uncertain, and we may choose to withhold 30% of such amount as described above under “Dividends.”

Deemed Distributions. The Conversion Rate of the Preferred Shares is subject to adjustment in certain circumstances. Any such adjustment, or failure to make an adjustment, could, in certain circumstances, give rise to a deemed distribution to a non-U.S. holder of Preferred Shares. See “Consequences to U.S. Holders—Adjustment to Conversion Price.” Certain adjustments to, or failure to adjust, the number of shares underlying the No Acquisition Warrants and/or exercise price of the No Acquisition Warrants may cause holders of No Acquisition Warrants to be treated as having received a distribution on the No Acquisition Warrants. See “Consequences to U.S. Holders—No Acquisition Warrants-General.” Any such deemed distribution with respect to the Preferred Shares or the No Acquisition Warrants, and distributions on the Preferred Shares made in common stock, would be subject to U.S. federal withholding tax on dividend income to the same extent as an actual distribution, as described above under “Dividends.” Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we may withhold the U.S. federal tax on such dividend from any cash, shares of common stock, or sales proceeds otherwise payable from us to a non-U.S. holder.

Information Reporting and Backup Withholding. We must report annually to the IRS and to you the amount of dividends paid (including dividends deemed paid) to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid (including dividends deemed paid) on, and proceeds from a sale or other disposition of, your Preferred Shares, common stock or No Acquisition Warrants unless you certify your non-U.S. status (and we do not have actual knowledge or reason to know that you are a U.S. holder).

Information reporting and backup withholding may also apply to sales of Preferred Shares, common stock or No Acquisition Warrants by or through an office of a broker, unless you establish an applicable exemption. You should consult your own tax advisor as to the applicability of information reporting and backup withholding to such sales, including as to establishing an applicable exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments made after December 31, 2012 to certain foreign financial institutions, investment funds, and other non-U.S. persons that fail to comply with certain information reporting requirements in respect of their direct and indirect U.S. holders and U.S. accountholders. Such payments may include actual or deemed U.S.-source distributions on and proceeds from the sale of securities.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE OR ACQUISITION, OWNERSHIP, CONVERSION AND DISPOSITION OF CONVERTIBLE PREFERRED STOCK, NO ACQUISITION WARRANTS AND COMMON STOCK PAYABLE ON OR IN RESPECT OF THE CONVERTIBLE PREFERRED STOCK AND NO ACQUISITION WARRANTS, AS APPLICABLE.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement, dated March 30, 2011. The placement agent may engage selected dealers to assist in the placement of the Preferred Shares. The placement agent is not purchasing or selling any Preferred Shares offered by this prospectus supplement and the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the Preferred Shares, but has agreed to use its best efforts to arrange for the sale of all of the Preferred Shares offered hereby. We will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of Preferred Shares offered pursuant to this prospectus supplement and the accompanying prospectus. The price per share has been determined based upon arm’s-length negotiations between the purchasers and us.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to six percent of the gross proceeds in this offering, one half of which will be paid upon the payment of the purchase price for the Preferred Shares by the investors pursuant to our written instructions deposit of the proceeds from this offering in escrow, the other half of which will only be paid to the placement agent upon the release of funds from escrow upon completion of the Acquisition.

The following table shows the per share and total placement agent’s fees we will pay to the placement agent in connection with the sale of the Preferred Shares offered pursuant to this prospectus supplement and the accompanying prospectus assuming the purchase of all of the Preferred Shares offered hereby:

Per share	$600.00
Total(1)	$4,200,000.00

(1)	The total public offering price from this offering will be deposited into the escrow described in this prospectus supplement. We will be responsible for paying the placement agent fees directly to the placement agent. One-half of the placement agent fees will be paid upon the payment of the purchase price for the Preferred Shares by the investors pursuant to our written instructions. The remaining half of the placement agent fees will be paid directly by us to the placement agent upon release of the funds from escrow at the time of completion of the Acquisition, if it occurs. If the Acquisition does not occur, the remaining half of the placement agent fees will be forfeited.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. In accordance with the rules and regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, in no event may the maximum compensation payable to FINRA members and independent broker-dealers exceed 8.0% of the gross proceeds of this offering.

We have also agreed to reimburse the placement agent’s expenses in connection with this offering upon payment of the purchase price for the Preferred Shares as described above or if the offering is not consummated because a condition of the placement agent’s obligations under the placement agency agreement is not satisfied due to a refusal, inability or failure on our part or failure to comply with any provision of the placement agency agreement, other than by reason of a default by the placement agent.

Roth Capital Partners, LLC’s obligation to perform as placement agent is subject to the conditions set forth in the placement agency agreement, which may be waived at the placement agent’s discretion.

We currently anticipate that the sale of the Preferred Shares will be completed on or about March 31, 2011. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fee and expenses, will be approximately $5.8 million, which includes legal costs, various other fees and reimbursement of the placements agent’s expenses.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act of 1933, as amended (the “Securities Act”). We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and the members of our board and certain of our management have agreed, subject to certain exceptions, for a period of 90 days after the date that the proceeds of this offering are released form the escrow account to complete the Acquisition, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date hereof or thereafter acquired.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and purchase agreement. A copy of the placement agency agreement and the form of purchase agreement with the investors are included as exhibits to our Current Report on Form 8-K filed with the SEC on March 30, 2011 and incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” on page S-65.

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the Preferred Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Preferred Shares by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•	must not engage in any stabilization activity in connection with our securities; and

•

must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Affiliations

The placement agent and its affiliates may provide various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans.

LEGAL MATTERS

The validity of the Preferred Shares being offered by us and the No Acquisition Warrants along with certain tax matters has been passed upon by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan. Certain legal matters in connection with this offering will be passed upon for Roth Capital Partners, LLC by DLA Piper LLP (US), Phoenix, Arizona.

EXPERTS

The financial statements, schedule and the Company’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of W.E.T. Automotive Systems AG and subsidiaries as of December 31, 2010 and 2009 and for the three years ended December 31, 2010, which are incorporated by reference into this prospectus supplement from the Company’s current report on Form 8-K filed with the SEC on March 30, 2010, have been audited by KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. General information about Amerigon, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://amerigon.com/ as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website that is not specifically described under “Incorporation of Information We File with the SEC” is not incorporated into this prospectus supplement and is not a part of these filings.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus supplement documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus supplement, and information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Current Reports on Form 8-K filed on February 28, 2011 and March 22, 2011.

Whenever, after the date of this prospectus supplement, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be incorporated by reference and deemed to be a part of this prospectus supplement from the time they are filed (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part. Requests for documents should be directed to Amerigon Incorporated, Attention: Barry G. Steele, 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, (248) 504-0500.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

ANNEX A

CERTIFIED RESOLUTION OF THE BOARD OF DIRECTORS OF AMERIGON

INCORPORATED ESTABLISHING AND DESIGNATING THE RELATIVE RIGHTS

AND PREFERENCES OF SERIES C 8% CONVERTIBLE PREFERRED STOCK

Amerigon Incorporated (the “Corporation”) hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on March 22, 2011:

WHEREAS, the present name of the Corporation is Amerigon Incorporated;

WHEREAS, the identification number assigned to the Corporation by the Bureau is 545-27C;

WHEREAS, the Board has concluded to designate a new series of Preferred Stock, “Series C Convertible Preferred Stock”, fix the number of shares of such Series C Convertible Preferred Stock and determine the voting and other rights, preferences, privileges and restrictions granted to or imposed upon such Series C Convertible Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of its Articles of Incorporation, the Board hereby designates 7,000 shares of the Corporation’s Preferred Stock as “Series C Convertible Preferred Stock”, with the rights, preferences, privileges and restrictions set forth below.

FURTHER RESOLVED, that Article III of the Articles of Incorporation is hereby amended by the addition of Section E, which shall read in its entirety as follows:

“ARTICLE III

E. The Board of Directors hereby designates 7,000 shares of the Corporation’s Preferred Stock as “Series C Convertible Preferred Stock”, with the rights, preferences, privileges and restrictions set forth below.

(1) Dividends.

(a) The holders of shares of Series C Convertible Preferred Stock (the “Preferred Shares”, and each holder of Preferred Shares, a “Holder” and collectively, the “Holders”), shall be entitled to receive dividends (“Dividends”), which Dividends shall be paid by the Corporation out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in shares of Common Stock or cash on the Stated Value (as defined below) of such Preferred Share, which Dividends for the avoidance of doubt shall be calculated on such Preferred Shares without giving effect to any reduction for the payment of any Installment Amount payable on such date, at the Dividend Rate (as defined below), which shall be cumulative. Dividends on the Preferred Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable quarterly in arrears on the first day of the applicable quarter (each, a “Dividend Date”) with the first Dividend Date being September 1, 2011, and the last

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Dividend Date being the Maturity Date. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.

(b) (i) Dividends shall be payable on each Dividend Date, to the record holders of the Preferred Shares on the applicable Dividend Date, in shares of Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure and so long as the delivery of Dividend Shares would not violate the provisions of Section E(8) of this Article III; provided, however, that the Corporation may, at its option and to the extent permitted under the Bank Facility following notice to each Holder, pay Dividends on any Dividend Date in cash (“Cash Dividends”) or in a combination of, to the extent permitted under the Bank Facility, Cash Dividends and, so long as there has been no Equity Conditions Failure, Dividend Shares. The Corporation shall deliver a written notice (each, a “Dividend Election Notice”) to each Holder on the Dividend Notice Due Date (the date such notice is delivered to all of the Holders, the “Dividend Notice Date”) which notice (1) either (A) confirms that Dividends to be paid on such Dividend Date shall be paid entirely in Dividend Shares or (B) elects to pay Dividends as Cash Dividends or a combination of Cash Dividends and Dividend Shares and specifies the amount of Dividends that shall be paid as Cash Dividends and the amount of Dividends, if any, that shall be paid in Dividend Shares and (2) certifies (x) that there has been no Equity Conditions Failure as of such time, if any portion of the Dividends shall be paid in Dividend Shares, and (y) that Dividends are permitted to be paid in cash under the Bank Facility, if any portion of the Dividends shall be paid as Cash Dividends. If any portion of Dividends for a particular Dividend Date shall be paid in Dividend Shares, then (I) contemporaneously with the delivery of the Dividend Election Notice on the applicable Dividend Notice Date, the Corporation shall pay to the Holder, in accordance with Section E(1)(b)(ii) of this Article III, a number of shares of Common Stock equal to (x) the amount of Dividends payable on the applicable Dividend Date in Dividend Shares divided by (y) the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the Dividend Notice Date (the “Pre-Dividend Shares”) and (II) on the Dividend Date, the Corporation shall deliver a notice setting forth the calculation of the Dividend Balance Shares (and the calculation of the component parts of such calculation) and shall pay to the Holder, in accordance with Section E(1)(b)(ii) of this Article III, a number of shares of Common Stock equal to any Dividend Balance Shares. Notwithstanding the foregoing, the Corporation may, to the extent permitted under the Bank Facility, deliver an irrevocable notice (certifying that the payment of cash pursuant to the election under this notice is permitted under the Bank Facility) to all but not less than all of the Holders not less than 12 Trading Days prior to the Dividend Date electing to pay on the Dividend Date cash in lieu of any Dividend Balance Shares otherwise deliverable on the applicable Dividend Date in an amount to each Holder equal to the product of (z) the number of such Holder’s Dividend Balance Shares otherwise deliverable but for this election on the Dividend Date and (w) the lower of (a) the then applicable Conversion Price and (b) that price computed

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as 90% of the Market Price as of the applicable Dividend Date (without taking into account the delivery of any Pre-Dividend Shares). Dividends to be paid on a Dividend Notice Date or on a Dividend Date in Dividend Shares shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded up to the nearest whole share). If the Equity Conditions are not satisfied as of the Dividend Notice Date or if the delivery of Dividend Shares would violate the provisions of Section E(8) of this Article III, then unless the Corporation has elected to pay such Dividends in cash and such payment is permitted under the Bank Facility, the Dividend Notice shall indicate that the Dividends shall be paid in cash to the extent such payment is permitted under the Bank Facility; provided, however, that if the delivery of the Dividend Shares would not violate the provisions of Section E(8) of this Article III, the Dividend Notice shall also indicate that the Holder may waive the Equity Conditions but that unless such conditions are waived, the Dividends shall be paid in cash to the extent such payment is permitted under the Bank Facility; provided, that to the extent that such Dividend Notice indicates that payment of Dividends in cash is not permitted under the Bank Facility and the Holder does not waive the Equity Conditions or the delivery of the Dividend Shares would violate the provisions of Section E(8) of this Article III, then such Dividends shall be paid in accordance with the provisions set forth below in Section E(1)(c), (d) and (e) with such unpaid Dividends accumulating additional Dividends thereon at the Dividend Rate from the applicable Dividend Date until such Dividends are paid.

(ii) When any Dividend Shares are to be paid on a Dividend Notice Date or a Dividend Date, as applicable, the Corporation shall (i) (A) provided that the Corporation’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Dividend Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (“DWAC”) system, or (B) if the foregoing shall not apply, issue and deliver on the applicable Dividend Notice Date or Dividend Date, as the case may be, to the address set forth in the register maintained by the Corporation for such purpose or to such address as specified by the Holder in writing to the Corporation at least two (2) Business Days prior to the applicable Dividend Notice Date or Dividend Date, a certificate, registered in the name of the Holder or its designee, for the number of Dividend Shares to which the Holder shall be entitled and (ii) with respect to each Dividend Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Dividends. Notwithstanding the foregoing, the Corporation shall not be entitled to pay Dividends in Dividend Shares and shall be required to pay all such Dividends in cash as Cash Dividends on the applicable Dividend Notice Date or Dividend Date if, unless consented to in writing by the Holder, there has been an Equity Conditions Failure or if the delivery of the Dividend Shares would violate the provisions of Section E(8) of this Article III. If a Triggering Event or Equity Conditions Failure occurs during the period from the Dividend Notice Date through the Dividend Date, then on the Dividend Date, at the Holder’s

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option, either (1) the Holder may require the Corporation to pay the Dividend due on the applicable Dividend Date as Cash Dividends (including any Dividends represented by Pre-Dividend Shares) and, in conjunction with receipt of such cash payment, shall return the applicable number of Pre-Dividend Shares or (2) in lieu of the Dividend Balance Shares that would otherwise be deliverable on the Dividend Date under Section E(1)(b)(i) of this Article III, the Holder may require the Corporation to pay an amount to the Holder as Cash Dividends equal to the Dividend Balance Amount and the Holder shall retain the Pre-Dividend Shares. Notwithstanding the foregoing, to the extent that the Corporation is required to pay Cash Dividends pursuant to this Section E(1)(b)(ii) and such Cash Dividends are not permitted under the Bank Facility, then such Dividends shall be paid in accordance with the provisions set forth below in Sections E(1)(c), (d) and (e) with such unpaid Dividends accumulating additional Dividends thereon at the Dividend Rate from the applicable Dividend Date until such Dividends are paid.

(c) If the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any portion of Dividends as Cash Dividends on the applicable Dividend Date is not permitted under the Bank Facility, the Corporation shall be required to confirm in the applicable Dividend Election Notice that the Dividends not permitted by the Bank Facility to be paid as Cash Dividends on such Dividend Date will be paid as Dividend Shares.

(d) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of Cash Dividends is permitted under the Bank Facility, the Corporation shall be required to elect in the applicable Dividend Election Notice to satisfy the Dividends as Cash Dividends; provided, however, that if only a portion of the Dividends is permitted to be paid in cash under the Bank Facility, the Corporation shall pay in Cash Dividends the maximum amount so permitted to be paid under the Bank Facility and the Corporation shall pay the remainder of the Dividends in Dividend Shares to the extent that there are authorized and unissued shares of Common Stock, and the Corporation shall pay to the Holder any remaining unpaid portion of the Dividends either in Dividend Shares or in Cash Dividends in accordance with Section E(1) of this Article III upon the earliest of the satisfaction of the conditions in Sections E(1)(b), (c) or (d) of this Article III; provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(e) (x) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any amount of Cash Dividends is not permitted under the Bank Facility, or (y) if the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any amount of Cash Dividends is not permitted under the Bank Facility and there is an Equity Conditions Failure on the Dividend Notice Date

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which is not waived by the Holder, the Corporation shall pay to the Holder the Dividends in Dividend Shares to the extent that there are authorized and unissued shares of Common Stock and the Corporation shall pay to the Holder any unpaid Dividends either in Dividend Shares or in Cash Dividends in accordance with Section E(1) of this Article III upon the earliest of the satisfaction of the conditions in Sections E(1)(b), (c) or (d) of this Article III; provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(f) Notwithstanding any other provision of Section E of this Article III, Dividends shall be payable on the Preferred Shares only when, as and if declared by the Board. In the event the Board fails to declare any Dividends, then such unpaid Dividends shall accumulate additional Dividends thereon at the Dividend Rate from the applicable Dividend Date until such Dividends are paid.

(g) For purposes of clarification, the obligation of the Corporation to pay Dividends pursuant to this Section E(1) shall be reduced to the extent that such Dividends were included in any Additional Amount otherwise paid pursuant hereto.

(2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Corporation’s Common Stock on the terms and conditions set forth in this Section E(2).

(a) Certain Defined Terms. For purposes of Section E of this Article III the following terms shall have the following meanings:

(i) “Additional Amount” means, on a per Preferred Share basis, the product of (A) the result of the following formula: (Dividend Rate)(N/365) and (B) the Stated Value.

(ii) “AMEX” means the NYSE AMEX Equities.

(iii) “Bank Facility” means the Credit Agreement, entered into as of March 30, 2011, among the Corporation, Amerigon Europe GmbH, a German limited liability company, each lender from time to time party hereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as the same may be amended, amended and restated, supplemented, replaced, substituted, refinanced or otherwise modified from time to time; provided (with the following conditions being referred to herein as the “Bank Facility Conditions”), that such amendment, amendment and restatement, supplement, replacement, substitution, refinancing and any other modifications are made in good faith and without intent to circumvent any restriction hereunder and do not, individually or in the aggregate, (i) increase the aggregate principal amount of the Indebtedness under the Bank Facility to an amount in excess of

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$150,000,000 (provided that any principal amount outstanding under the Bank Facility that is denominated in a currency other than the U.S. Dollars shall be treated as having been exchanged for U.S. Dollars at the exchange rate stated in the Wall Street Journal on the Initial Issuance Date), (ii) increase the aggregate amount of Capital Leases (as defined in the Bank Facility) permitted under the Bank Facility or alter in any way the definition of Capital Leases as defined in the Bank Facility, (iii) cause or have the effect of restricting, limiting or otherwise preventing any payments or other distributions on the Preferred Shares in accordance with and pursuant to Section E of this Article III, whether in cash, shares of Common Stock, other equity securities, debt securities or other property (in each case, in accordance with the terms and conditions of this Section E of this Article III) beyond any restrictions set forth in the Bank Facility on the Initial Issuance Date, or (iv) amend, amend and restate, supplement, replace, substitute, refinance or otherwise modify from time to time, or assign or otherwise transfer any rights and obligations under, the Bank Facility or other agreements or documents in connection with the Bank Facility which would have the effect of any portion of the Indebtedness under the Bank Facility being held, directly or indirectly, by or for the benefit of any entity other than (I) a commercial bank having total assets in excess of $5,000,000,000 or any affiliate or subsidiary thereof, so long as such affiliate or subsidiary (a) is not an investment fund, managed account or other similar investment vehicle or an investment adviser (as defined in the Investment Advisers Act of 1940, as amended) to any such investment fund, managed account or other similar investment vehicle or an entity directly or indirectly established by or on behalf of any of the foregoing, and (b) is regularly engaged in the business of providing asset based loans, or (II) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with the United States generally accepted accounting principles, consistently applied, in excess of $250,000,000.

(iv) “Bloomberg” means Bloomberg Financial Markets.

(v) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vi) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership or limited liability

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company interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(vii) “Change of Control” means any Fundamental Transaction, other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.

(viii) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Corporation and the Holder. If the Corporation and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section E(2)(d)(iii) of this Article III hereof. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock

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combination or other similar transaction during the applicable calculation period.

(ix) “Company Conversion Measuring Period” means the twenty (20) consecutive Trading Days ending two (2) Trading Days immediately prior to the applicable Installment Date.

(x) “Company Conversion Price” means as of any date of determination, that price which shall be, the lower of (i) the applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the applicable Installment Settlement Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Company Conversion Measuring Period.

(xi) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(xii) “Conversion Amount” means the sum of (A) the Additional Amount and (B) the Stated Value.

(xiii) “Conversion Price” means $15.83, subject to adjustment as provided herein.

(xiv) “Conversion Share Ratio” means, as to any Installment Date, the quotient of (i) the number of Pre-Installment Conversion Shares delivered in connection with such Installment Date divided by (ii) the number of Post-Installment Conversion Shares relating to such Installment Date.

(xv) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xvi) “Dividend Balance Amount” means for any Dividend Date, an amount equal to (i) the Dividends due on such Dividend Date minus (ii) an amount equal to (A) the Dividends due on such Dividend Date multiplied by (B) the Dividend Share Ratio.

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(xvii) “Dividend Balance Shares” means, for any Dividend Date, a number of shares of Common Stock equal to (i) the Post-Dividend Shares for such date minus (ii) the amount of any Pre-Dividend Shares delivered with respect to such date; provided, that in the event that the amount of Pre-Dividend Shares exceeds the Post-Dividend Shares for such date, the Dividend Balance Shares shall equal zero (0).

(xviii) “Dividend Measuring Period” means the twenty (20) consecutive Trading Day period ending two (2) Trading Days immediately prior to the applicable Dividend Date.

(xix) “Dividend Notice Due Date” means the twenty-third (23rd) Trading Day prior to the applicable Dividend Date.

(xx) “Dividend Rate” means (A) eight percent (8.0%) per annum and (B) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, fifteen percent (15%) per annum.

(xxi) “Dividend Share Ratio” means, as to any applicable date of determination, (i) the number of Pre-Dividend Shares delivered in connection with a Dividend Date divided by (ii) the number of Post-Dividend Shares relating to such Dividend Date.

(xxii) “Eligible Market” means the Principal Market, NYSE, AMEX, The NASDAQ Global Market or The NASDAQ Capital Market.

(xxiii) “Equity Conditions” means: (A) on each day during the period beginning thirty (30) days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), all shares of Common Stock issued and issuable upon conversion of the Preferred Shares, as Dividend Shares (but only with respect to any Dividend Shares to be issued in connection with the event requiring determination, if any, and not any other event), as Additional Conversion Shares (but only with respect to any Additional Conversion Shares to be issued in connection with the event requiring determination, if any, and not any other event) or as otherwise required hereunder shall be eligible for sale without restriction or limitation and without the need for registration under any applicable federal or state securities laws; (B) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or an Eligible Market and shall not have been suspended from trading from all such exchanges or markets (other than suspensions of not more than two (2) days and

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occurring prior to the applicable date of determination due to business announcements by the Corporation) nor shall proceedings for such delisting or suspension from all such exchanges or markets have been commenced, threatened or pending either (1) in writing by such exchange or market or (2) by falling below the minimum listing maintenance requirements of such exchange or market; (C) on each day during the Equity Conditions Measuring Period, the Corporation shall have delivered Common Stock upon conversion of the Preferred Shares and as otherwise required to the Holders on a timely basis as set forth in Section E(2)(d)(ii) of this Article III hereof; (D) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section E(8) of this Article III hereof or the rules or regulations of the applicable Principal Market; (E) during the Equity Conditions Measuring Period, the Corporation shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (F) during the Equity Conditions Measuring Period, there shall not have occurred either (1) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (2) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (G) the Corporation shall have no knowledge of any fact that would cause all shares of Common Stock issued and issuable upon conversion of the Preferred Shares, as Dividend Shares (but only with respect to any Dividend Shares to be issued in connection with the event requiring determination, if any, and not any other event), as Additional Conversion Shares (but only with respect to any Additional Conversion Shares to be issued in connection with the event requiring determination, if any, and not any other event) or as otherwise required hereunder not to be eligible for sale without restriction or limitation and without the need for registration under any applicable federal or state securities laws; and (H) the Corporation otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xxiv) “Equity Conditions Failure” means that on each applicable date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(xxv) “Escrow Account” has the meaning set forth in the Escrow Agreement.

(xxvi) “Escrow Agreement” has the meaning set forth in the Securities Purchase Agreement.

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(xxvii) “Escrow Balance” has the meaning set forth in the Escrow Agreement.

(xxviii) “Fundamental Transaction” means that (A) the Corporation shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another Person, or (iii) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (iv) reorganize, recapitalize or reclassify its Common Stock, or (B) any Person or Persons makes a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (C) after the Initial Issuance Date, any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 50% or more of the outstanding shares of Voting Stock, (y) 50% or more of the shares of Voting Stock not beneficially owned by such Person or Persons as of the Initial Issuance Date, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Person to effect a statutory short form merger or other transaction requiring other shareholders of the Corporation to surrender their shares of Common Stock without approval of the shareholders of the Corporation.

(xxix) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes,

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bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(xxx) “Initial Company Conversion Measuring Period” means the twenty (20) consecutive Trading Days ending two (2) Trading Days immediately prior to the applicable Company Installment Notice Date.

(xxxi) “Initial Company Conversion Price” means, as of any date of determination, that price which shall be the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the applicable Company Installment Notice Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such applicable Initial Company Conversion Measuring Period.

(xxxii) “Initial Issuance Date” means the date that the Preferred Shares are initially issued by the Corporation in accordance with the requirements of the Securities Purchase Agreement.

(xxxiii) “Initial Make-Whole Conversion Price” means, as of the date of determination, that price which shall be the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the applicable Share Delivery Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification

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or similar transaction that proportionately decreases or increases the Common Stock during such applicable Initial Make-Whole Conversion Measuring Period.

(xxxiv) “Initial Make-Whole Conversion Measuring Period” means the twenty (20) consecutive Trading Days ending two (2) Trading Days immediately prior to the applicable Share Delivery Date.

(xxxv) “Installment Amount” means with respect to each Installment Date, an amount equal to the aggregate Stated Value of the lesser of (A) 778 Preferred Shares and (B) the number of Preferred Shares outstanding on such Installment Date, as any such Installment Amount for each Holder may be reduced pursuant to the terms hereof, whether upon conversion, redemption or otherwise.

(xxxvi) “Installment Balance Conversion Shares” means, for any Installment Date, a number of shares of Common Stock equal to (i) the Post-Installment Conversion Shares with respect to such Installment Date minus (ii) the amount of any Pre-Installment Conversion Shares delivered with respect to the related Installment Date; provided, that in the event that the amount of Pre-Installment Conversion Shares exceeds the Post-Installment Conversion Shares for such date, then the Installment Balance Conversion Shares shall equal zero (0).

(xxxvii) “Installment Date” means, the first (1st) Business Day of each three (3) calendar month period beginning on September 1, 2011 through the Maturity Date.

(xxxviii) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxxix) “Make-Whole Additional Amount” means, as to the applicable event on any applicable date, the amount of any Dividends per applicable Preferred Share that, but for such event, would have accrued with respect to such Preferred Share if such Preferred Share had remained outstanding for the period from such event through the scheduled Installment Date for such Preferred Share. For clarification purposes, the following example illustrates the calculation of the Make-Whole Additional Amount: in the event that, after the Release Date and prior to the first Installment Date, there is a conversion of 1,000 Preferred Shares pursuant to Section E(2), without any special elections being made, the Make-Whole Additional Amount shall be

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the sum of (x) the amount of Dividends for 778 Preferred Shares that, but for such event, would have accumulated with respect to such Preferred Shares if such Preferred Shares had remained outstanding for the period from such conversion through the last Installment Date, plus (y) the Dividends for 222 Preferred Shares that, but for such event, would have accumulated with respect to such Preferred Shares if such Preferred Shares had remained outstanding for the period from such conversion through the second to last Installment Date. For clarity, if there is a conversion that is not made ratably among all Holders, the foregoing example shall be appropriately adjusted to reflect the Pro Rata Portion of Preferred Shares such that, as an example, if there is a conversion by a Holder (that had acquired a total of 700 Preferred Shares on the Issuance Date) of 100 Preferred Shares pursuant to Section E(2) after the Release Date and prior to the first Installment Date, without any special elections being made, the Make-Whole Additional Amount for such Holder shall be the sum of (x) the amount of Dividends for 78 Preferred Shares that, but for such event, would have accumulated with respect to such Preferred Shares if such Preferred Shares had remained outstanding for the period from such conversion through the last Installment Date, plus (y) the Dividends for 22 Preferred Shares that, but for such event, would have accumulated with respect to such Preferred Shares if such Preferred Shares had remained outstanding for the period from such conversion through the second to last Installment Date.

(xl) “Make-Whole Balance Conversion Shares” means, for any Make-Whole Conversion Date, a number of shares of Common Stock equal to (i) the Post-Make-Whole Conversion Shares with respect to such Make-Whole Conversion Date minus (ii) the amount of any Pre-Make-Whole Conversion Shares delivered with respect to the related Make-Whole Conversion Date; provided, that in the event that the amount of Pre-Make-Whole Conversion Shares exceeds the Post-Make-Whole Conversion Shares for such date, then the Make-Whole Balance Conversion Shares shall equal zero (0).

(xli) “Make-Whole Conversion Measuring Period” means the twenty (20) consecutive Trading Days ending two (2) Trading Days immediately prior to the applicable Make-Whole Conversion Date.

(xlii) “Make-Whole Conversion Price” means, as of the date of determination, that price which shall be the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price determined as of the applicable Make-Whole Conversion Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases

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or increases the Common Stock during such applicable Make-Whole Conversion Measuring Period.

(xliii) “Make-Whole Share Ratio” means, as to any Make-Whole Conversion Date, the quotient of (i) the number of Pre-Make-Whole Conversion Shares delivered in connection with such Make-Whole Conversion Date divided by (ii) the number of Post-Make-Whole Conversion Shares relating to such Make-Whole Conversion Date.

(xliv) “Market Price” means the arithmetic average of the fifteen (15) lowest VWAPs during the twenty (20) consecutive Trading Day period ending two (2) Trading Days immediately prior to the applicable date of determination pursuant hereto. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during the applicable period.

(xlv) “Material Subsidiary” means any Subsidiary or Subsidiaries that, individually or in the aggregate, is a significant subsidiary as defined in Regulation S-X.

(xlvi) “Maturity Date” means, with respect to the Preferred Shares, September 1, 2013, unless extended pursuant to Section E(2)(d)(vii).

(xlvii) “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid in full by the Corporation on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred.

(xlviii) “NYSE” means The New York Stock Exchange, Inc.

(xlix) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(l) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(li) “Permitted Indebtedness” means (i) up to a maximum of $150,000,000 U.S. Dollars aggregate principal amount of Indebtedness under the Bank Facility (provided that any principal amount outstanding under the Bank Facility that is denominated in a

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currency other than the U.S. Dollars shall be treated as having been exchanged for U.S. Dollars at the exchange rate stated in the Wall Street Journal on the Initial Issuance Date), and (ii) the aggregate amount of any additional Indebtedness expressly permitted under Section 7.03 of the Bank Facility as in effect on the Initial Issuance Date.

(lii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(liii) “Post-Dividend Shares” means, for any Dividend Date, that number of shares of Common Stock equal to the applicable cash amount of Dividends to be paid in Dividend Shares hereunder on such Dividend Date divided by the lower of (i) the then applicable Conversion Price and (ii) that price computed as 90% of the Market Price as of the applicable Dividend Date (without taking into account the delivery of any Pre-Dividend Shares).

(liv) “Post-Installment Conversion Shares” means, for any Installment Date, that number of shares of Common Stock equal to the applicable Company Conversion Amount for such Installment Date divided by the Company Conversion Price (without taking into account the delivery of any Pre-Installment Conversion Shares).

(lv) “Post-Make-Whole Conversion Shares” means, for any Make-Whole Conversion Date, that number of shares of Common Stock equal to the applicable Additional Conversion Obligations to be paid as Additional Conversion Shares for such Make-Whole Conversion Date divided by the Make-Whole Conversion Price (without taking into account the delivery of any Pre-Make-Whole Conversion Shares).

(lvi) “Principal Market” means The NASDAQ Global Select Market.

(lvii) “Pro Rata Portion” means, for each Holder at any time of determination, a fraction the numerator of which is the number of Preferred Shares held by such Holder on the Initial Issuance Date and the denominator of which is the total number of Preferred Shares issued on the Initial Issuance Date. In the event that a Holder shall sell or otherwise transfer any of its Preferred Shares, the transferee shall be allocated a pro rata portion of the transferring Holder’s Pro Rata Portion.

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(lviii) “Redemption Prices” means, collectively, the Triggering Event Redemption Price, the Maturity Date Redemption Price, the Change of Control Redemption Price, any Installment Amount and any other redemption price set forth herein (including in each case any interest, damages and Make-Whole Additional Amount thereon), each of the foregoing, individually, a Redemption Price.

(lix) “Registration Statement” means the Corporation’s Registration Statement on Form S-3 (File number 333-171787).

(lx) “Release Date” means the date of the release to the entities set forth in the Purchase Release Instruction (as defined in the Escrow Agreement) of the Escrow Balance from the Escrow Account in accordance with the Securities Purchase Agreement and the Escrow Agreement.

(lxi) “Required Holders” means the Holders of Preferred Shares that are not subsidiaries or affiliates of the Corporation representing at least sixty-six percent (66%) of the aggregate Preferred Shares then outstanding held by Holders that are not affiliates of the Corporation.

(lxii) “Securities Purchase Agreement” means the Securities Purchase Agreement, dated on or about the date the Certified Resolution of the Board of Directors of Amerigon Incorporated Establishing and Designating the Relative Rights and Preferences of Series C 8% Convertible Preferred Stock was first filed with the Michigan Department of Energy, Labor and Economic Growth, by and between the Corporation and the investors listed on the Schedule of Buyers attached thereto.

(lxiii) “Stated Value” means $10,000.

(lxiv) “Subsidiaries” means any joint venture or entity in which the Corporation, directly or indirectly, owns capital stock or an equity or similar interest, including any subsidiaries formed or acquired after the Initial Issuance Date.

(lxv) “Successor Entity” means the Person, which may be the Corporation, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

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(lxvi) “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(lxvii) “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Section E.

(lxviii) “Trading Day” means any day on which the shares of Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided, that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(lxix) “Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.

(lxx) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(lxxi) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such Eligible Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)); (b) if the Common Stock is not then listed or quoted on an Eligible Market, and if the Common Stock is listed or quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting

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prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation. If the Corporation and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section E(2)(d)(iii) of this Article III below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(lxxii) “W.E.T. Date” has the meaning set forth in the Securities Purchase Agreement.

(b) Holder’s Conversion Right. Subject to the provisions of Section E(8) of this Article III, at any time or times on or after the Release Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accumulated but unpaid Dividends per Preferred Share then remaining and any other applicable amounts, into fully paid and nonassessable shares of Common Stock in accordance with Section E(2)(d) of this Article III at the Conversion Rate (as defined below).

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share and related amounts pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by (x) facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, and (y) depositing with a nationally recognized overnight express courier, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation and the Transfer Agent and (B) if required by Section E(2)(d)(viii) of this

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Article III, surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or comply with the procedures set forth in Section E(13) of this Article III) (the “Preferred Stock Certificates”).

(ii) Corporation’s Response. (A) Upon receipt by the Corporation of copy of a Conversion Notice, the Corporation shall (I) as soon as practicable, but in any event within one (1) Trading Day (the “Confirmation Date”), send via facsimile or electronic mail a confirmation of receipt of such Conversion Notice (the “Confirmation”) to such Holder and the Transfer Agent, which Confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, (II) on or before the third (3rd) Trading Day following the date on which the Conversion Notice has been delivered to the Corporation (which for purposes of this Section E(2)(d)(ii) and Sections E(2)(d)(v)(A)(2), E(2)(d)(v)(B) and E(2)(d)(v)(C) and the defined terms “Initial Make-Whole Conversion Price” and “Initial Make-Whole Conversion Measuring Period” shall be upon receipt of a facsimile or electronic mail copy of the Conversion Notice and for purposes of Section E(2)(d)(v)(A)(1) shall be one Business Day after deposit of the Conversion Notice with a nationally recognized overnight express courier) (the “Share Delivery Date”), (1) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its DWAC system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, and (III) pay to the Holder the Make-Whole Additional Amount per Preferred Share converted in accordance with the provisions of Section E(2)(d)(ii)(B) of this Article III. In the event that a Holder converts, or the Corporation causes the conversion of, less than all of the Holder’s remaining Preferred Shares, the Stated Value converted shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Conversion Notice or other applicable notice. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section E(2)(d)(viii) of this Article III, is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as

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practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(B) The Corporation shall pay the Make-Whole Additional Amount per Preferred Share converted as set forth in Section E(2)(d)(ii)(A) (the “Additional Conversion Obligations”) in accordance with the following:

(1) Subject to Section 23, if the Corporation has obtained both the Principal Market Stockholder Approval (as defined in the Securities Purchase Agreement) and the Authorized Share Stockholder Approval (as defined in the Securities Purchase Agreement) and if the payment in cash of such Additional Conversion Obligations is permitted under the Bank Facility, the Corporation shall pay to the Holder the Additional Conversion Obligations in shares of Common Stock (“Additional Conversion Shares”) so long as there has been no Equity Conditions Failure; provided, however, that the Corporation may, at its option, indicate in the Confirmation that it shall pay such Additional Conversion Obligations on the Share Delivery Date in cash (“Cash Additional Conversion Payment”) or in a combination of a Cash Additional Conversion Payment (to be paid on the Share Delivery Date) and Additional Conversion Shares (to be delivered as set forth below in this Section E(2)(d)(ii)(B)(1)). The Confirmation shall either (a) confirm that the Additional Conversion Obligations shall be paid in Additional Conversion Shares or (b) specify the amount of the Additional Conversion Obligations that shall be paid as a Cash Additional Conversion Payment and the amount of Additional Conversion Obligations, if any, that shall be paid in Additional Conversion Shares. If any Additional Conversion Shares are to be issued in accordance with the Confirmation, the Corporation shall certify in the Confirmation that the Equity Conditions have been satisfied as of the Confirmation Date. If any portion of the Additional Conversion Obligations are paid as a Cash Additional Conversion Payment in accordance with the Confirmation, the Corporation shall certify in the Confirmation that the Cash Additional Conversion Payment is permitted under the Bank Facility. If the Equity Conditions are not satisfied as of the Confirmation Date, then unless the Corporation has elected to pay such Additional Conversion Obligations as a Cash Additional Conversion Payment, the Confirmation shall indicate that unless the Holder waives the

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Equity Conditions, the Additional Conversion Obligations shall be paid as a Cash Additional Conversion Payment (if permitted under the Bank Facility). If the Equity Conditions were satisfied as of the Confirmation Date but the Equity Conditions are no longer satisfied at any time prior to the Make-Whole Conversion Date, the Corporation shall provide the Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the Additional Conversion Obligations shall be paid as a Cash Additional Conversion Payment (if permitted under the Bank Facility) within two (2) Business Days of such notice. If the Corporation does not timely deliver a Confirmation or if it does not specify in the Confirmation whether it selects to pay any portion of the Additional Conversion Obligations as a Cash Additional Conversion Payment, then the Corporation shall be deemed to have delivered an irrevocable Confirmation confirming a payment of the whole amount of the Additional Conversion Obligations in Additional Conversion Shares.

(i) If the Corporation delivers a Confirmation and confirms, or is deemed to have confirmed, a payment of the Additional Conversion Obligations, in whole or in part, as Additional Conversion Shares in accordance with Section E(2)(d)(ii)(B)(1) of this Article III, then on the Share Delivery Date, the Corporation shall, or shall direct the Transfer Agent to, deliver to the Holder’s account with DTC, or issue the Holder a certificate for, a number of shares of Common Stock equal to the quotient of (A) such amount of Additional Conversion Obligations divided by (B) the Initial Make-Whole Conversion Price (the “Pre-Make-Whole Conversion Shares”). On the twenty-third (23d) Trading Day immediately after the Share Delivery Date (the “Make-Whole Conversion Date”), the Corporation shall deliver a notice setting forth the calculation of the Make-Whole Balance Conversion Shares (and the calculation of the component parts of such calculation) to the Holders and shall, or shall direct the Transfer Agent to, deliver to the Holder’s account with DTC, or issue to the Holder a certificate for, a number of additional shares of Common Stock, if any, equal to the Holder’s Make-Whole Balance Conversion Shares. Notwithstanding the foregoing, the Corporation may, to the extent permitted under the Bank Facility, deliver an irrevocable notice (certifying that the payment of cash pursuant to the election under this notice is permitted under the Bank Facility) to all but not less than all Holders not less than 12 Trading Days prior to the Make-Whole Conversion Date electing to pay on the Make-Whole Conversion Date cash in lieu of any Make-Whole Balance

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Conversion Shares otherwise deliverable on the applicable Make-Whole Conversion Date in an amount to each Holder equal to the product of (z) the number of such Holder’s Make-Whole Balance Conversion Shares otherwise deliverable but for this election on the Make-Whole Conversion Date and (w) the otherwise applicable Make-Whole Conversion Price. If a Triggering Event occurs during the period from any Confirmation Date through the Make-Whole Conversion Date and a Holder elects a Triggering Event Redemption in accordance with Section E(3)(b) of this Article III, then, at the Holder’s option, either (1) the Holder, upon receipt of the Triggering Event Redemption Price (which Redemption Price shall include redemption of any portion of Additional Conversion Obligations represented by Pre-Make-Whole Conversion Shares that the Holder returns to the Corporation), shall return any Pre-Make-Whole Conversion Shares delivered in connection with the applicable Make-Whole Conversion Date, which the Holder has not otherwise sold, transferred or disposed of and which are included in the Triggering Event Redemption Price, to the Corporation or (2) the Conversion Amount used to calculate the Triggering Event Redemption Price shall be reduced by the product of (x) the Holder’s Additional Conversion Obligations represented by Pre-Make-Whole Conversion Shares applicable to such Make-Whole Conversion Date multiplied by (y) the Make-Whole Share Ratio of such Holder.

(ii) If there is an Equity Conditions Failure at any time after the Confirmation Date and prior to the Make-Whole Conversion Date, then at the option of the Holder designated in writing to the Corporation (the “First Make-Whole Redemption Notice”), the Holder may require the Corporation to (A) redeem all or any part designated by the Holder of the applicable Additional Conversion Obligations paid as Additional Conversion Shares (such designated amount is referred to as the “First Make-Whole Redemption Amount”) on the third (3rd) Trading Day after the date of delivery of the applicable First Make-Whole Redemption Notice, and the Corporation shall pay to the Holder on such Trading Day, by wire transfer of immediately available funds, an amount in cash equal to 125% of such First Make-Whole Redemption Amount, and/or (B) the conversion pursuant to this Section E(2) shall be null and void with respect to all or any part designated by the Holder of the applicable Preferred Shares and the Holder shall be entitled to all the rights of a holder of Preferred Shares with respect to such number of the Preferred Shares; provided, however, that the Conversion Price for such applicable

23

Preferred Shares shall thereafter be adjusted to equal the lowest of (1) the then applicable Conversion Price, (2) the Make-Whole Conversion Price as in effect on the date on which the Holder voided such conversion, and (3) the Make-Whole Conversion Price as if determined on the date on which the Holder delivers a Conversion Notice relating thereto. In the event the Holder elects to require payment of the First Make-Whole Redemption Amount upon an Equity Conditions Failure following the Confirmation Date, at the Holder’s option, either (x) the Holder shall, upon receipt of a First Make-Whole Redemption Amount (which amount shall include redemption of any portion of Additional Conversion Obligations represented by Pre-Make-Whole Conversion Shares that the Holder returns to the Corporation), return any Pre-Make-Whole Conversion Shares delivered in connection with the applicable Make-Whole Conversion Date, which the Holder has not otherwise sold, transferred or disposed of and which are included in the First Make-Whole Redemption Amount, to the Corporation or (y) any related First Make-Whole Redemption Amount shall be reduced by the product of (I) the Company Conversion Amount of such Holder applicable to such Make-Whole Conversion Date multiplied by (II) the Make-Whole Conversion Share Ratio of such Holder. All shares of Common Stock issued pursuant to Section E(2)(d)(ii)(B) of this Article III shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded up the nearest whole share).

(2) If the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any portion of Additional Conversion Obligations in cash on the applicable Share Delivery Date is not permitted under the Bank Facility, the Corporation shall be required to confirm in the applicable Confirmation that the Additional Conversion Obligations not permitted by the Bank Facility to be paid in cash on such Share Delivery Date will be paid as Additional Conversion Shares.

(3) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of the Additional Conversion Obligations is permitted under the Bank Facility, the Corporation shall be required to elect in the applicable Confirmation to satisfy the Additional Conversion Obligations as a Cash Additional Conversion Payment; provided, however, that if only a portion of the Additional Conversion Obligations is permitted to be paid in cash under

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the Bank Facility, the Corporation shall pay in cash the maximum amount so permitted to be paid under the Bank Facility and the Corporation shall pay the remainder of the Additional Conversion Obligations in Additional Conversion Shares to the extent that there are authorized and unissued shares of Common Stock, and the Corporation shall pay to the Holder any remaining unpaid portion of the Additional Conversion Obligations either in Additional Conversion Shares or in cash in accordance with E(2)(d)(ii)(B) of this Article III upon the earliest of the satisfaction of the conditions in clauses (1), (2) or (3) of such Section E(2)(d)(ii)(B); provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(4) (x) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of any amount of the Additional Conversion Obligations is not permitted under the Bank Facility, or (y) if the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of any amount of the Additional Conversion Obligations is not permitted under the Bank Facility and there is an Equity Conditions Failure on the Confirmation Date which is not waived by the Holder, the Corporation shall pay to the Holder the Additional Conversion Obligations in Additional Conversion Shares to the extent that there are authorized and unissued shares of Common Stock and the Corporation shall pay to the Holder any unpaid Additional Conversion Obligations either in Additional Conversion Shares or in Cash Additional Conversion Payment in accordance with Section E(2)(d)(ii)(B) of this Article III upon the earliest of the satisfaction of the conditions in clauses (1), (2) or (3) of such Section E(2)(d)(ii)(B); provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s rights, under Section E(3) of this Article III, with such rights with respect to clause (x) of this Section E(2)(d)(ii)(B)(4) being limited to the applicable portions of the Additional Conversion Obligations which are not paid by the Corporation on the applicable Divided Notice Dates or Dividend Dates on which the Corporation would have been required to pay such portion of the Additional Conversion Obligations as a Dividend if the Holder had not delivered a related Conversion Notice (each a “Missed Dividend Payment” and such applicable portions of the Additional

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Conversion Obligations, the “Missed Dividend Payment Amounts”).

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price, Closing Bid Price, VWAP or the arithmetic calculation of the Conversion Rate, the Corporation shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the Closing Sale Price, Closing Bid Price or VWAP or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders submit via facsimile (A) the disputed determination of the Closing Sale Price, Closing Bid Price or VWAP, as applicable, to an independent, reputable investment bank selected by the Corporation and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Corporation’s independent, outside accountant. The Corporation shall cause, at the Corporation’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Corporation’s Failure to Timely Convert.

(A) Cash Damages. (1) If (x) on or prior to the Share Delivery Date, the Corporation shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares or (y) within three (3) Trading Days of the Corporation’s receipt of a Preferred Stock Certificate the Corporation shall fail to issue and deliver a new Preferred Stock Certificate representing the

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number of Preferred Shares to which such Holder is entitled pursuant to Section E(2)(d)(ii) of this Article III, then in addition to all other available remedies which such holder may pursue hereunder, the Corporation shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one percent (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Corporation has failed to deliver a Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate. If the Corporation fails to pay the additional damages set forth in this Section E(2)(d)(v)(A)(1) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Corporation continues to fail to make such payments, to require the Corporation, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice.

(2) In addition to the foregoing, if on or prior to the Share Delivery Date, the Corporation shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or a Company Conversion, as applicable, of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including

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brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided, that the voiding of a Holder’s Conversion Notice shall not effect the Corporation’s obligations to make any payments which have accumulated prior to the date of such notice pursuant to Section E(2)(d)(v)(A) of this Article III or otherwise. Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest VWAP of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Section E.

(C) Conversion Failure. If for any reason (i) a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares and (ii) such Holder has delivered a written notice of such non-receipt to the Corporation not less than three Trading Days prior to the date such Holder may elect to give notice pursuant to

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this Section E(2)(d)(v)(C) and the Holder has not received all of the shares of Common Stock to which such Holder is entitled on or prior to such third Trading Day after such notice of non-receipts is delivered pursuant to this clause (ii) (a “Conversion Failure”), then the Holder, upon written notice to the Corporation, may require that the Corporation redeem all Preferred Shares held by such Holder, including the Preferred Shares previously submitted for conversion and with respect to which the Corporation has not delivered shares of Common Stock, in accordance with Section E(3) of this Article III.

(vi) Pro Rata Conversion; Disputes. In the event the Corporation receives a Conversion Notice from more than one Holder for the same Conversion Date and the Corporation can convert some, but not all, of such Preferred Shares, the Corporation shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section E(2)(d)(iii) of this Article III.

(vii) Mandatory Redemption at Maturity. If any Preferred Shares remain outstanding on the Maturity Date after giving effect to any Company Conversions and Company Redemptions occurring on such date, the Corporation shall redeem such Preferred Shares in cash in an amount equal to the outstanding Conversion Amount for each such Preferred Share (the “Maturity Date Redemption Price”). The Corporation shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder. If the Corporation fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of one percent (1.0%) per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Corporation to convert any or all of such Holder’s Preferred Shares for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results

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from dividing the Maturity Date Redemption Price (together with any interest thereon) by the lower of (x) the applicable Conversion Price and (y) that price computed as 90% of the Market Price determined as of the date of such conversion election. If the Corporation has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date may be extended at the option of any applicable Holder for any Preferred Shares held by such Holder until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price. The Maturity Date also may be extended at the option of any applicable Holder for any Preferred Shares held by such Holder for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section E(8) of this Article III or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing or (C) the Equity Conditions have not been satisfied (as indicated in a notice from the Corporation to the Holders delivered thirty (30) Trading Days prior to the Maturity Date) or waived by the applicable Holder prior to and as of the Maturity Date. All redemptions shall be made on a pro-rata basis to all holders of outstanding Preferred Shares. Except as explicitly permitted herein, the Corporation does not have the right to require any Holder to redeem any of its outstanding Preferred Shares or any unpaid Dividends thereon.

(viii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Corporation unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Corporation shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Corporation, whereupon the Corporation will forthwith issue

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and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S ARTICLES OF INCORPORATION RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION E(2)(d)(viii) THEREOF, THE PREFERRED EQUITY SUBORDINATION AGREEMENT REFERRED TO IN THE BANK FACILITY (AS DEFINED IN THE CORPORATION’S ARTICLES OF INCORPORATION), AND SECTION 9(P) OF THE SECURITIES PURCHASE AGREEMENT (AS DEFINED IN THE CORPORATION’S ARTICLES OF INCORPORATION). THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF THE PREFERRED EQUITY SUBORDINATION AGREEMENT AND ALL TRANSFEREES ARE SUBJECT TO SECTION 9(P) OF THE SECURITIES PURCHASE AGREEMENT. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION E(2)(d)(viii) OF THE ARTICLES OF INCORPORATION RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE AND ANY REMAINING INSTALLMENT AMOUNTS MAY HAVE BEEN REDUCED IN CONNECTION WITH CERTAIN PAYMENTS.

(e) Taxes.

(i) Any and all payments made by the Corporation hereunder, including any amounts received on a conversion or redemption of the Preferred Shares and any amounts on account of dividends or deemed

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dividends, will be made after any Tax Deduction required by law. If the Corporation becomes aware that it must make a Tax Deduction with respect to any particular payment coming due, it must notify the affected Holders promptly.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Corporation must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(ii) The Corporation agrees to pay in accordance with applicable law, and to indemnify and hold each Holder harmless from and against, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares (“Other Taxes”). As soon as practicable after making a payment of Other Taxes, the Corporation must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

(iii) The obligations of the Corporation under this Section E(2)(e) shall survive the Maturity Date of the Preferred Shares and the payment for the Preferred Shares and all other amounts payable hereunder.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section E(2)(f).

(i) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section E(2)(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features as dividends or grants of

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rights to existing holders of Common Stock), then the Corporation’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section E(2)(f).

(iii) Voluntary Adjustment By The Corporation. The Corporation may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Corporation.

(g) Notices.

(i) Immediately upon any adjustment of the Conversion Price pursuant to Section E(2)(f) of this Article III, the Corporation shall give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section E(2)(d)(iii) of this Article III.

(ii) The Corporation shall give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided, that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(iii) The Corporation shall also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided, that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3) Redemption at Option of Holders.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the suspension from trading or failure of the Common Stock to be listed on the Principal Market or another Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

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(ii) (A) a Conversion Failure occurs or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Section E;

(iii) at any time following the tenth (10th) consecutive Business Day that a Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares (without regard to any limitations on conversion set forth in Section E(8) of this Article III or otherwise);

(iv) the Corporation’s failure to pay to the Holder, whether in cash, shares of Common Stock, other equity securities, debt securities or other property (in each case, in accordance with the terms and conditions of this Section E of this Article III), and whether or not such payment is permitted under the Bank Facility, (x) any amount due, including any amount that would be due if not prohibited by the Bank Facility, on any Dividend Notice Date, Dividend Date, Installment Notice Date, Installment Date or the Maturity Date or as a Make Whole Amount (or instead, if applicable, the Missed Dividend Payment Amounts) or Redemption Price or otherwise; or (y) within five (5) Business Days following written notice delivered to the Corporation of any other amounts when and as due pursuant to Section E of this Article III or any other Transaction Document;

(v) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Corporation or any Material Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Corporation or any Material Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Material Subsidiary under any applicable Federal or State law or (iii) a decree or order appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Material Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(vi) the commencement by the Corporation or any Material Subsidiary of a voluntary case or proceeding under any applicable

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Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Corporation or any Material Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation or any Material Subsidiary in furtherance of any such action;

(vii) the Corporation breaches any representation, warranty, covenant or other term or condition of any Transaction Document and such breach results in a Material Adverse Effect (as defined in the Securities Purchase Agreement substituting “any Holder” for the term “Company” and adding to such definition “and the ability of any Holder to receive the benefits under any Transaction Documents”), except so long as the Corporation has provided a notice of Triggering Event within the required time, then in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least five (5) Business Days after written notice of such breach is received by the Corporation; or

(viii) a breach of any Bank Facility Condition.

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder’s option, to require the Corporation to redeem (a “Triggering Event Redemption”) all or a portion of such Holder’s Preferred Shares, or, in connection with Triggering Events caused solely by Missed Dividend Payments, all or a portion of such Holder’s Preferred Shares with a Stated Value equal to the aggregate Missed Dividend Payment Amounts, at a price per Preferred Share equal to the sum of (i) the greater of (A) 125% of the Conversion Amount and (B) the product of (1) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (2) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date the Holder delivers the Notice of Redemption at Option of Holder and (ii) the Make-Whole Additional Amount per Preferred

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Share being redeemed (the sum of the foregoing clauses (i) and (ii), the “Triggering Event Redemption Price”). To the extent that the Corporation is not permitted to effect such Triggering Event Redemption under the Bank Facility, the Corporation shall remain obligated for any and all payments in connection with such Triggering Event Redemption and the Holder acknowledges that such payments will be subject to the rights under the Bank Facility; provided, however, but subject to the applicable terms of the Preferred Equity Subordination Agreement (as defined in the Bank Facility), that nothing in these Articles of Incorporation shall prevent or limit any Holder from pursuing any remedies at law or in equity available to such Holder in connection with the terms and provisions of the Preferred Shares as set forth in these Articles of Incorporation notwithstanding the terms and provisions of the Bank Facility.

(c) Mechanics of Redemption at Option of Holders. Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Corporation to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Corporation, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(d) Payment of Redemption Price. Upon the Corporation’s receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Corporation shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Corporation’s receipt of such notice(s). The Corporation shall deliver on the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Redemption at Option of Holder (the “Triggering Event Redemption Date”) by wire transfer of immediately available funds, an amount in cash equal to the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Redemption at Option of Holder. To the extent redemptions required by this Section E(3) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Corporation, such redemptions shall be deemed to be voluntary prepayments. If the Corporation is unable to redeem all of the Preferred Shares submitted for redemption, the Corporation shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Section E, pay to each Holder interest at the rate of one percent (1.0%) per month (prorated for partial months) of the amount owed by the Corporation to such Holder in respect of each unredeemed Preferred Share until paid in full. In the event less than all of a Holder’s remaining Preferred

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Shares are redeemed pursuant hereto, the Stated Value redeemed shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Notice of Redemption at Option of Holder or other applicable notice. The Holders and Corporation agree that in the event of the Corporation’s redemption of any Preferred Shares under this Section E(3), the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section E(3) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e) Void Redemption. In the event that the Corporation does not pay a Redemption Price within the applicable time period, at any time thereafter and until the Corporation pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Corporation via facsimile or electronic mail (the “Void Optional Redemption Notice”). Upon the Corporation’s receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Corporation shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Corporation and (B) the lowest VWAP of the Common Stock during the period beginning on the date on which the Redemption Notice is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice is delivered to the Corporation.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of any Redemption Price, such dispute shall be resolved pursuant to Section E(2)(d)(iii) of this Article III above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Corporation’s obligations to make any payments which have accumulated prior to the date of such notice. In the event of a redemption pursuant to this Section E of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

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(4) Redemption by the Corporation.

(a) Company Installment Conversion or Redemption.

(i) General. On each applicable Installment Date, provided there has been no Equity Conditions Failure as of the applicable notice or payment dates, the Corporation shall convert from each Holder of the Preferred Shares its Pro Rata Portion of the Installment Amount due on such date by converting such Installment Amount, in accordance with this Section E(4)(a) (a “Company Conversion”); provided, however, that the Corporation may, at its option following notice to the Holders, pay the Installment Amount by redeeming such Installment Amount (a “Company Redemption”), to the extent that such Company Redemption is permitted under the Bank Facility, or by any combination of a Company Conversion and a Company Redemption so long as all of the outstanding applicable Installment Amount shall be converted and/or redeemed by the Corporation on the applicable Installment Date, subject to the provisions of this Section E(4). On or prior to the date which is the twenty-third (23rd) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date”), the Corporation shall deliver written notice (each, a “Company Installment Notice” and the date all of the Holders receive such notice is referred to as the “Company Installment Notice Date”), to each Holder of Preferred Shares which Company Installment Notice shall (i) either (A) confirm that the applicable Installment Amount of the Preferred Shares shall be converted in whole pursuant to a Company Conversion (such amount to be converted, including any accumulated Additional Amount related to all outstanding Preferred Shares, the “Company Conversion Amount”) or (B) state that the Corporation shall redeem for cash, in whole or in part, the applicable Installment Amount pursuant to a Company Redemption (such amount to be redeemed, including any accumulated Additional Amount related to all outstanding Preferred Shares, the “Company Redemption Amount”) and the portion, if any, that the Corporation elects to convert pursuant to a Company Conversion (such amount, including any accumulated Divided, also, a “Company Conversion Amount”) which amounts when added together, must equal the applicable Installment Amount and (ii) (x) if the Installment Amount is to be paid, in whole or in part, pursuant to a Company Conversion, certify that the Equity Conditions have been satisfied as of the date of the Company Installment Notice and (y) if the Installment Amount is to be paid, in whole or in part, pursuant to a Company Redemption, certify that the Company Redemption is permitted under the Bank Facility. Each Company Installment Notice shall be irrevocable. If the Corporation does not timely deliver a Company Installment Notice in accordance with this Section E(4)(a)(i), then the Corporation shall be deemed to have delivered an

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irrevocable Company Installment Notice confirming a Company Conversion and shall be deemed to have certified that the Equity Conditions in connection with any such conversion have been satisfied. Except as expressly provided in this Section E(4)(a)(i), the Corporation shall convert and/or redeem the applicable Installment Amount of the Preferred Shares pursuant to this Section E(4)(a) pro rata among all the Holders. The Company Conversion Amount (whether set forth in the Company Installment Notice or by operation of this Section E(4)(a)) shall be converted in accordance with Section E(4)(a)(ii) of this Article III and the Company Redemption Amount shall be redeemed in accordance with Section E(4)(a)(iii) of Article III.

(ii) Mechanics of Company Conversion. (1) If the Corporation delivers a Company Installment Notice and confirms, or is deemed to have confirmed, in whole or in part, a Company Conversion in accordance with Section E(4)(a) of this Article III, then on the Company Installment Notice Date, the Corporation shall, or shall direct the Transfer Agent to, deliver to each Holder’s account with DTC, or issue each Holder a certificate for, a number of shares of Common Stock equal to each Holder’s Pro Rata Portion of the quotient of (A) such Company Conversion Amount divided by (B) the Initial Company Conversion Price (the “Pre-Installment Conversion Shares”). On the second (2nd) Trading Day immediately after the end of the Company Conversion Measuring Period (the “Installment Settlement Date”), the Corporation shall deliver a notice setting forth the calculation of the Installment Balance Conversion Shares (and the calculation of the component parts of such calculation) to the Holders and shall, or shall direct the Transfer Agent to, deliver to each Holder’s account with DTC, or issue to each Holder a certificate for, a number of additional shares of Common Stock, if any, equal to each Holder’s Installment Balance Conversion Shares. Notwithstanding the foregoing, the Corporation may, to the extent permitted under the Bank Facility, deliver an irrevocable notice (certifying that the payment of cash pursuant to the election under this notice is permitted under the Bank Facility) to all but not less than all Holders not less than 12 Trading Days prior to the Installment Settlement Date electing to pay on the Installment Settlement Date cash in lieu of any Installment Balance Conversion Shares otherwise deliverable on the applicable Installment Settlement Date in an amount to each Holder equal to the product of (z) the number of such Holder’s Installment Balance Conversion Shares otherwise deliverable but for this election on the Installment Settlement Date and (w) the otherwise applicable Company Conversion Price. If a Triggering Event occurs during the period from any Company Installment Notice Date through the Installment Settlement Date and a Holder elects a Triggering Event Redemption

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in accordance with Section E(3)(b) of this Article III, then, at the Holder’s option, either (1) the Holder, upon receipt of the Triggering Event Redemption Price (which Redemption Price shall include redemption of any portion of a Company Conversion Amount represented by Pre-Installment Conversion Shares that the Holder returns to the Corporation), shall return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date, which the Holder has not otherwise sold, transferred or disposed of and which are included in the Triggering Event Redemption Price, to the Corporation or (2) the Conversion Amount used to calculate the Triggering Event Redemption Price shall be reduced by the product of (x) the Holder’s Company Conversion Amount applicable to such Installment Date multiplied by (y) the Conversion Share Ratio of such Holder.

(2) If there is an Equity Conditions Failure at any time after the Company Installment Notice Date and prior to the Installment Settlement Date, then at the option of any Holder designated in writing to the Corporation (the “First Redemption Notice”), the Holder may require the Corporation to do either one or both of the following: (A) the Corporation shall redeem all or any part designated by the Holder of the applicable Company Conversion Amount (such designated amount is referred to as the “First Redemption Amount”) on the third (3rd) Trading Day after the date of delivery of the applicable First Redemption Notice, and the Corporation shall pay to the Holder on such Trading Day, by wire transfer of immediately available funds, an amount in cash equal to 125% of such First Redemption Amount, and/or (B) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the applicable Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of Preferred Shares with respect to such amount of the Company Conversion Amount; provided, however, that the Conversion Price for such applicable Company Conversion Amount shall thereafter be adjusted to equal the lowest of (1) the then applicable Conversion Price, (2) the Company Conversion Price as in effect on the date on which the Holder voided the Company Conversion and (3) the Company Conversion Price as in effect on the date on which the Holder delivers a Conversion Notice relating thereto. In the event the Holder elects to require payment of the First Redemption Amount upon an Equity Conditions Failure following the Company Installment Notice Date, at the Holder’s option, either (x) the Holder shall, upon receipt of a First Redemption Amount (which amount shall include redemption of any portion of a Company Conversion Amount represented by Pre-Installment Conversion Shares that the Holder returns to the Corporation), return any Pre-Installment Conversion Shares delivered in connection with the applicable Installment Date, which the Holder has not otherwise sold, transferred or disposed of and which are included in the First Redemption Amount, to the Corporation or (y) any related First Redemption Amount

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shall be reduced by the product of (I) the Company Conversion Amount of such Holder applicable to such Installment Date multiplied by (II) the Conversion Share Ratio of such Holder. If the Corporation fails to redeem any First Redemption Amount on or before the applicable payment date, by payment of such amount on the applicable payment date, then the Holder shall have the rights set forth in Section E(3)(e) of this Article III as if the Corporation failed to pay the applicable Company Redemption Price and all other rights as a Holder of Preferred Shares (including, without limitation, such failure constituting a Triggering Event described in Section E(3)(a)(iv) of this Article III). Notwithstanding anything to the contrary in this Section E(4)(a)(ii), but subject to Section E(8) of this Article III, until the Corporation delivers Common Stock representing the Company Conversion Amount to the Holder, the Company Conversion Amount may be converted by the Holder into Common Stock pursuant to Section E(2) of this Article III. In the event that the Holder elects to convert the Company Conversion Amount prior to the applicable Company Installment Notice Date as set forth in the immediately preceding sentence, the Company Conversion Amount so converted shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Conversion Notice or other applicable notice. Notwithstanding anything to the contrary herein, to the extent that the Corporation informs the Holder that redemption by the Corporation of the Preferred Shares as contemplated pursuant to this Section E(4)(a)(ii) is not permitted under the Bank Facility, the Holder shall deliver a notice to the Corporation indicating the portion or portions of the Installment Amount not so redeemable that the Holder elects to have added to the Installment Dates set forth in such notice.

(iii) Mechanics of Company Redemption. If the Corporation elects, or is deemed to have confirmed, a Company Redemption in accordance with Section 4(a)(i), then the Company Redemption Amount which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Corporation, and the Corporation shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Company Installment Redemption Price”) equal to 100% of the Company Redemption Amount. If the Corporation fails to redeem the Company Redemption Amount on the applicable Installment Date by payment of the Company Installment Redemption Price on such date, then at the option of the Holder designated in writing to the Corporation (any such designation shall be deemed a “Conversion Notice” pursuant to Section E(2)(d) of this Article III), the Holder may require the Corporation to convert all or any part of the Company Redemption Amount at 75% of the Company Conversion

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Price as of the Installment Date. Conversions required by this Section 4(a)(iii) shall be made in accordance with the provisions of Section E(2) of this Article III. Notwithstanding anything to the contrary in this Section E(4)(a)(iii), but subject to Section E(8) of this Article III, until the Company Installment Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section E(2) of this Article III. In the event a Holder elects to convert all or any portion of the Company Redemption Amount applicable to such Holder prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Redemption Amount so converted shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Conversion Notice or other applicable notice.

(iv) If the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment of any portion of the Installment Amount in cash on the applicable Installment Date is not permitted under the Bank Facility, the Corporation shall be required to confirm in the applicable Company Installment Notice that the Installment Amount not permitted by the Bank Facility to be paid in cash on such Installment Date will be paid in shares of Common Stock.

(v) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of the Installment Amount is permitted under the Bank Facility, the Corporation shall be required to elect in the applicable Confirmation to satisfy the Installment Amount as a Company Redemption; provided, however, that if only a portion of the Installment Amount is permitted to be paid in cash under the Bank Facility, the Corporation shall pay in cash the maximum amount so permitted to be paid under the Bank Facility and the Corporation shall pay the remainder of the Installment Amount in Company Conversion to the extent that there are authorized and unissued shares of Common Stock, and the Corporation shall pay to the Holder any remaining unpaid portion of the Installment Amount either in Company Conversion or in cash in accordance with Section E(4)(a) of this Article III upon the earliest of the satisfaction of the conditions in clauses (i), (iv) or (v) of such Section E(4)(a); provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

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(vi) (x) If the Corporation has not obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of any amount of the Installment Amount is not permitted under the Bank Facility, or (y) if the Corporation has obtained both the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval and if the payment in cash of any amount of the Installment Amount is not permitted under the Bank Facility and there is an Equity Conditions Failure on the Company Installment Notice Date which is not waived by the Holder, the Corporation shall pay to the Holder the Installment Amount in Company Conversion to the extent that there are authorized and unissued shares of Common Stock and the Corporation shall pay to the Holder any unpaid portion of the Installment Amount either in Company Redemption or in Company Conversion in accordance with Section E(4)(a) of this Article III upon the earliest of the satisfaction of the conditions in clauses (i), (iv) or (v) of such Section E(4)(a); provided, however, that nothing herein shall prevent the Holder from exercising its rights, or limit the Holder’s right, under Section E(3) of this Article III.

(b) In the event that the Release Date does not occur on or prior to the W.E.T. Date, as soon as practicable following the W.E.T. Date but in no event later than two (2) Trading Days thereafter, the Corporation shall redeem all of the Preferred Shares by (1) paying in cash to each Holder an amount per outstanding Preferred Share of such Holder equal to the sum of (x) 102.5% of the Stated Value of such Preferred Shares plus (y) all accumulated and unpaid Dividends on all such Preferred Shares, and (2) issuing to each Holder, in accordance with the terms of the Securities Purchase Agreement, Series A Warrants (as defined in the Securities Purchase Agreement) representing the right to acquire their Pro Rata Portion of 1,125,000 shares of Common Stock (as appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock after the Initial Issuance Date). For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the date hereof, the Corporation acknowledges that any shares of Common Stock issued in a Cashless Exercise (as defined in the Series A Warrants) of any or all of the Series A Warrants shall be deemed to have been acquired by the Holder, and the holding period for such shares of Common Stock shall be deemed to have commenced, on the Initial Issuance Date.

(c) Other than as specifically permitted by this Section E, the Corporation may not redeem any of the outstanding Preferred Shares and any unpaid Dividends thereon.

(5) Other Rights of Holders.

(a) Assumption. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Corporation under this Section E and the other Transaction

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Documents in accordance with the provisions of this Section E(5)(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Section E including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Section E referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Section E with the same effect as if such Successor Entity had been named as the Corporation herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity), as adjusted to reflect the value of such Fundamental Transaction, in accordance with the provisions of this Section E. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

(b) Purchase Rights. In addition to any adjustments pursuant to Section E(2) of this Article III above, if at any time the Corporation grants, issues or sells or has granted, issued or sold any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (including the Shareholder Rights Plan adopted by the Board of Directors in January 2009 (as amended or otherwise modified, the “Rights Plan”)) (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage,

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then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation). Assuming no Holder acquires more than 4.99% of the outstanding shares of Common Stock at the time of such acquisition other than pursuant to, and in accordance with, the terms of the Transaction Documents or in accordance with this Section E, notwithstanding anything to the contrary in the Rights Plan, the issuance of the Preferred Shares, the Series A Warrants and any shares of Common Stock pursuant to the terms and provisions in this Section E and the terms and provisions of the Series A Warrants shall not cause the applicability in any way or shall not put into effect in any way any of the provisions of the Rights Plan.

(6) Reservation of Shares.

(a) Prior to receipt of the Authorized Share Stockholder Approval, the Corporation shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Preferred Shares equal to 100% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date. From and after receipt of the Authorized Share Stockholder Approval, if received, the Corporation shall reserve out of its authorized and unissued Common Stock 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding at the then applicable Conversion Rate with respect to the then applicable Conversion Amount. The Corporation shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided, that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved pursuant hereto (without regard to any limitations on conversions) (the “Required Reserve Amount”); provided, further, that any Dividend Shares and Additional Conversion Shares issued by the Corporation shall not be issued from any Common Stock so reserved. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence)

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shall be allocated to the remaining Holders of Preferred Shares pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares then outstanding at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(7) Voting Rights. The Preferred Shares shall confer no voting rights upon the holders thereof, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8) Limitations on Beneficial Ownership.

(a) The Corporation shall not effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (or 9.99% if otherwise notified by the Holder on such Holder’s signature block in the Securities Purchase Agreement, which such notice shall be immediately effective on the Initial Issuance Date) (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise

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analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section E(8), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules, regulations and interpretations promulgated thereunder, including without limitation, Release No. 34-39538. The Holder shall certify in all Conversion Notices delivered pursuant to Section E(2)(d) hereof the aggregate number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates other than pursuant to the Preferred Shares (excluding shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any securities of the Corporation beneficially owned by the Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules, regulations and interpretations promulgated thereunder. In connection with any conversion of any Preferred Share, the Corporation shall be entitled to rely upon such certification by the Holder. For purposes of this Section E(8), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any Holder, the Corporation shall within two (2) Business Days following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Shares, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder.

(b) The Corporation shall not be obligated to issue any shares of Common Stock as Dividend Shares or upon conversion of Preferred Shares, and the Holders of Preferred Shares shall not have the right to receive any Dividend Shares or upon conversion of Preferred Shares any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue as Dividend Shares and upon conversion or exercise, as applicable, of Preferred Shares or otherwise without breaching the Corporation’s obligations under the rules or

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regulations of the Principal Market (such limitation, as of the Closing Date, being 19.99% of the number of shares of Common Stock outstanding on the Closing Date) (the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no Holder of Preferred Shares shall be issued in the aggregate, upon conversion or payment, as applicable, of Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the number of Preferred Shares issued to such Holder pursuant to the Securities Purchase Agreement on the Closing Date (as defined in the Securities Purchase Agreement) and the denominator of which is the aggregate number of all Preferred Shares issued to the Holders pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each such Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.

(9) Change of Control Redemption Right; Dissolution, Winding-Up.

(a) Change of Control. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via overnight courier to the Holders (a “Change of Control Notice”) setting forth a description of such transaction in reasonable detail and the anticipated Change of Control Redemption Date if then known. At any time during the period (the “Change of Control Period”) beginning at the earlier of (x) the Holder becoming aware of the Change of Control (regardless of how the Holder becomes aware of such transaction and the status of such transaction), (y) the public announcement of such Change of Control, and (z) the Holder’s receipt of a Change of Control Notice, and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Holder may require the Corporation to redeem (a “Change of Control Redemption”) in cash all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Corporation, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section E(9)(a) shall be redeemed by the Corporation in cash at a price (the “Change of Control Redemption Price”) equal to the sum of (I) the greater of (i) 125% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the Common Stock

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during the period commencing as of the Trading Day immediately prior to the public announcement of such proposed Change of Control and ending as of the Trading Day immediately prior to the consummation of such Change of Control by (2) the Conversion Price and (II) the applicable Make-Whole Additional Amount for the Preferred Shares being redeemed. The Corporation shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Corporation’s receipt of such notice otherwise (the “Change of Control Redemption Date”). To the extent redemptions required by this Section E(9)(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section E(9)(a), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Preferred Shares may be converted, in whole or in part, by any Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Corporation’s Common Stock pursuant to Section E(2)(c)(i) of this Article III. In the event of a partial redemption of the Preferred Shares pursuant hereto, the Stated Value redeemed shall be deducted from the Installment Amounts applying such reduction to the Installment Dates in reverse order first to the last Installment Date on which Installment Amounts are then scheduled to be paid to such Holder, unless such Holder shall otherwise specify in the Change of Control Redemption Notice or other applicable notice. The parties hereto agree that in the event of the Corporation’s redemption of any portion of the Preferred Shares under this Section E(9)(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section E(9)(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Corporation does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section E(3)(e) of this Article III.

(b) Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Capital Stock of the Corporation of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Preferred Share equal to the greater of (i) the sum of the Conversion Amount plus the Make-Whole Additional Amount, and (ii) the amount the Holder of such Preferred Share would have received in such Liquidation Event had such Holder

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converted such Preferred Share into Common Stock pursuant to this Section E immediately prior to such Liquidation Event; provided, that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with the Articles of Incorporation or their respective certificate of designations, preferences and rights, as applicable, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Corporation shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of, shares of other classes or series of preferred stock of the Corporation junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(10) Negative Covenants.

(a) As long as any Preferred Shares are outstanding, unless the Required Holders shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(b) No consideration shall be offered or paid to any of the Holders to amend or waive or modify any provision of the Preferred Shares or Series A Warrants, unless the same consideration is also offered to all of the Holders. This provision constitutes a separate right granted to each of the Holders by the Corporation and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(c) Except for dividends and grants pursuant to the Rights Plan, while any Preferred Shares are outstanding, the Corporation shall not, directly or indirectly, declare or pay or otherwise distribute any dividends or distributions (whether in cash, any securities or other property) on the shares of Common Stock.

(11) Ranking. All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon

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the liquidation, dissolution and winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Corporation shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon a Liquidation Event. The Corporation shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon a Liquidation Event; provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including, without limitation, dividends in respect of any such preferred shares) of any such junior preferred shares is not on or before 91 days after the Maturity Date. In the event of the merger or consolidation of the Corporation with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith.

(12) Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Corporation may: (a) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Corporation the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock or other Capital Stock (other than the Preferred Shares); (f) amend any provision of the Articles of Incorporation with respect to the Preferred Shares or (g) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(13) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred

51

stock certificates if the Holder contemporaneously requests the Corporation to convert such Preferred Shares into Common Stock.

(14) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Section E shall be cumulative and in addition to all other remedies available under this Section E, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Section E. The Corporation covenants to each Holder that there shall be no characterization concerning this Section E other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15) Construction. This Section E shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any person as the drafter hereof.

(16) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(17) Notice. Whenever notice or other communication is required to be given under this Section E, unless otherwise provided herein, such notice shall be given in accordance with the following instructions: (a) if within the domestic United States, by first class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or, as specified in this Section E of this Article III, by facsimile or by electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the party giving such notice or other communication), provided, that any notice or other communications sent by facsimile or by electronic mail shall also be sent by a nationally recognized overnight express courier, or (b) if delivered from outside the United States, by International Federal Express, and (c) will be deemed given (i) if delivered by first class registered or certified domestic mail, three (3) Business Days after being so mailed, (ii) if delivered by nationally recognized overnight express courier, one (1) Business Day after being so mailed, and (iii) if delivered by International Federal Express, two (2) Business Days after being so mailed, and (iv) if delivered by facsimile or electronic mail, upon mechanical or electronic confirmation of transmission, and will be delivered and addressed as follows:

(a) if to the Corporation, to:

52

Amerigon Incorporated

21680 Haggerty Road, Ste. 101

Northville, MI 48167

Attention: Daniel R. Coker

Facsimile: (248) 504-0500

E-mail: seriescnotices@amerigon.com

with a copy to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Ave.

Detroit, MI 48226

Attention: Kenneth J. Phillips

Facsimile: (313) 465-7659

E-mail: kphillips@honigman.com

(b) if to a Holder, at such address or addresses as may have been furnished to the Corporation in writing.

The Corporation shall provide the Holder with prompt written notice of all actions taken pursuant to this Section E, including in reasonable detail a description of such action and the reason therefor. The Corporation may update its notice information by written notice to the Holders in accordance herewith.

(18) Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

(19) Preferred Share Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Corporation shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(20) Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Section E, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation or its Subsidiaries, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and

53

in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its Subsidiaries.

(21) Independent Nature of Holders’ Obligations and Rights. The rights and obligations of each Holder under any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Section E or out of any other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.”

(22) Payments. Notwithstanding anything to the contrary herein, to the extent that any provision of this Section E permits the Corporation to make a payment to the Holders of Preferred Shares, at the Corporation’s option, in cash or in shares of Common Stock, the Corporation shall only be permitted to make any portion of such payment in shares of Common Stock if both of the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval have been obtained by the Corporation prior to the time of such elections; provided, however, that in the event that both of the Principal Market Stockholder Approval and the Authorized Share Stockholder Approval have not been obtained and to the extent that the whole applicable payment by the Corporation to the applicable Holders is not permitted under the Bank Facility to be made only in cash, the Corporation shall pay in cash the amount of such payment which is permitted to be paid in cash under the Bank Facility and the Corporation shall make the remainder of such payment in shares of Common Stock to the extent that there are authorized and unissued shares of Common Stock.

(23) Currency. All payments made in cash pursuant to this Section E shall be made in U.S. Dollars by wire transfer in immediately available funds. Unless otherwise set forth in this Section E, all amounts set forth in this Section E shall be designated in U.S. Dollars.

FURTHER RESOLVED, that these resolutions of the Board, adopted on March 22, 2011, are to be filed as an amendment to the Corporation’s Articles of Incorporation pursuant to Sections 611(2) and 302(4) of the Michigan Business Corporation Act.

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Signed this 30 day of March, 2011.

AMERIGON INCORPORATED

By:	/s/ Daniel R. Coker
	Name:	Daniel R. Coker
	Title:	President and Chief Executive Officer

55

EXHIBIT I

AMERIGON INCORPORATED

CONVERSION NOTICE

Reference is made to Section E of Article III of the Articles of Incorporation of Amerigon Incorporated. In accordance with and pursuant to such Section E, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, without par value (the “Preferred Shares”), of Amerigon Incorporated, a Michigan corporation (the “Corporation”), indicated below into shares of Common Stock, without par value (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Aggregate number of shares of Common Stock beneficially owned by the undersigned and the undersigned’s affiliates other than pursuant to the conversion of the Preferred Shares (as calculated in accordance with Section E(8)(a) of Article III of the Articles of Incorporation of the Corporation):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Authorization:

By:

Title:

56

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Installment Amounts to be reduced and amount of reduction:

57

Annex B

FORM OF WARRANT

AMERIGON INCORPORATED

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Number of Shares of Common Stock:_____________

Date of Issuance: [______], 201_ (“Issuance Date”)1

Amerigon Incorporated, a Michigan corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [INSERT NAME OF APPLICABLE BUYER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), ______________ (______)2 fully paid nonassessable shares of Common Stock, without par value, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 16. This Warrant is one of the Warrants to purchase Common Stock (the “SPA Warrants”) issued pursuant to Section 4(o) of the Securities Purchase Agreement. Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Securities Purchase Agreement.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any time or times on or after the Initial Exercisability Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise

[1]	This date will be the Escrow Termination Date (as defined in the Escrow Agreement (as defined in the Securities Purchase Agreement)).

[2]

Insert the Holder’s pro rata portion of 1,125,000, (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock after the Subscription Date).

hereunder; provided, however, once the Holder has purchased all of the Warrant Shares available hereunder, the Warrant has been exercised in full and the Company has satisfied all of its obligations under the Warrant, the Holder shall surrender this Warrant to the Company for cancellation within five (5) Trading Days of the date the final Exercise Notice is delivered to the Company. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as reducing the number of Warrant Shares on the face of this Warrant to the remaining number of Warrant Shares underlying this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Exercise Notice has been delivered to the Company (which for purposes of this Section 1(a) and Section 1(c)(ii) shall be upon receipt, of a facsimile or e-mail copy of the Exercise Notice (provided confirmation of transmission is mechanically or electronically generated and kept on file by the Holder) and for purposes of Section 1(c)(i) shall be one Business Day after deposit of the Exercise Notice with an overnight courier service) (the “Share Delivery Date”) (provided that if the Aggregate Exercise Price (unless notice of Cashless Exercise was given in the Exercise Notice) has not been delivered by such date, the Share Delivery Date shall be one Trading Day after the Aggregate Exercise Price is delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or upon the request of the Holder, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon proper delivery of the Exercise Notice (provided that payment of the Aggregate Exercise Price or notice of Cashless Exercise is delivered, as applicable,) the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by an assignment reasonably satisfactory to the Company and duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $13.50, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities.

(i) If the Company shall fail for any reason or for no reason to issue to the Holder on or before the Share Delivery Date, a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder on each day after such third (3rd) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.0% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 1(a).

(ii) In addition to the foregoing, if on or before the Share Delivery Date, the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common

Stock) or credit such Holder’s balance account with DTC shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, if the Registration Statement (as defined in the Securities Purchase Agreement) covering the issuance of the Warrant Shares that are subject to the Exercise Notice (the “Unavailable Warrant Shares”) is not available for the issuance of such Unavailable Warrant Shares, the Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B)—(A x C)

         D

For purposes of the foregoing formula:

A=	the total number of shares with respect to which this Warrant is then being exercised.

B=	the Closing Sale Price of the Common Stock for the Trading Day immediately preceding the date of the Exercise Notice.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D=	the Closing Sale Price of the Common Stock on the date of the Exercise Notice.

For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the date hereof, it is intended and the Company acknowledges that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Closing Date (as defined in the Securities Purchase Agreement).

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f) Limitations on Exercises.

(iii) Beneficial Ownership. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of [4.99%] [9.99%]3, (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules, regulations and interpretations promulgated thereunder, including without limitation, Release No. 34-39538. The Holder shall certify in all Exercise Notices delivered pursuant to Section 1(a) hereof the aggregate number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates other than pursuant to this Warrant (excluding shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any securities of the Company beneficially owned by the Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein). In connection with any exercise of this Warrant, the Company shall be entitled to rely upon such certification by the Holder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the 1934 Act and the rules, regulations and interpretations promulgated thereunder. For

[3]	Insert 4.99% for all Holders other than any Holder electing 9.99% on such Holder's signature block in the Securities Purchase Agreement.

purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the SPA Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of SPA Warrants. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(iv) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon exercise of this Warrant and no Buyer shall be entitled to receive any shares of Common Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon exercise of the SPA Warrants and pursuant to the other Transaction Documents or otherwise without breaching the Company’s obligations under the rules or regulations of any applicable Eligible Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the Eligible Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval is obtained, no Buyer shall be issued in the aggregate, upon exercise, conversion or payment, as applicable, of any SPA Warrants or pursuant to the other Transaction Documents, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the total number of shares of Common Stock underlying the SPA Warrants issued to such Buyer pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate number of shares of Common Stock underlying the SPA Warrants issued to all of the Buyers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Buyer, the “Exchange Cap Allocation”). In the event that any Buyer shall sell or otherwise transfer any of such Buyer’s SPA Warrants, the transferee shall be allocated a pro rata portion of such Buyer’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of SPA Warrants shall exercise all of such holder’s SPA Warrants into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of SPA Warrants on a pro rata basis in proportion to the shares of Common Stock underlying the SPA Warrants then held by each such holder. In the event that the Company is prohibited from issuing any Warrant Shares for which an Exercise Notice has been received as a result of the operation of this Section 1(f)(ii), the Company shall pay cash in exchange for cancellation of such Warrant Shares, at a price per Warrant Share equal to the difference between the Closing Sale Price and the Exercise Price applicable to such Warrant Shares as of the date of the attempted exercise and return the Aggregate Exercise Price to the extent it has been delivered by the Holder.

(g) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to 100% of the number of shares of Common Stock (the “Required Reserve Amount”) as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b) Adjustment Upon Subdivision or Combination of Shares of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(c) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. During such time as this Warrant is outstanding, in addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (including the Shareholder Rights Plan adopted by the Board of Directors in January 2009 (as amended or otherwise modified, the “Rights Plan”)) (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation). Assuming the Holder does not acquire more than 4.99% of the outstanding shares of Common Stock at the time of such acquisition other than pursuant to, and in accordance with, the terms of the Transaction Documents or in accordance with this Section 4(a), notwithstanding anything to the contrary in the Rights Plan, the issuance of the SPA Warrants and the SPA Securities and any shares of Common Stock pursuant to the terms and provisions in this Section 4(a) and the terms and provisions of the SPA Securities shall not cause the applicability in any way or shall not put into effect in any way any of the provisions of the Rights Plan.

(b) Fundamental Transactions.

(i) During such time as this Warrant is outstanding, the Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of the SPA Warrants in exchange for such SPA Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of the publicly traded common stock or common shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Corporate Event but prior to the Expiration Date, in lieu of shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Corporate Event had this Warrant been exercised immediately prior to such Corporate Event. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

(ii) Notwithstanding the provisions of Section 4(b), in the event of a Cash Fundamental Transaction, the Company shall have the right to require that the Holder waive the requirements of Section 4(b)(i) (the “Waiver”) in exchange for a payment of cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Cash Fundamental Transaction, with the Waiver becoming effective, and this Warrant cancelled, concurrently with such payment of such cash amount (the “Cash Fundamental Transaction Amount”) to the Holder on the date the Cash Fundamental Transaction is consummated (the “Cash Fundamental Transaction Closing Date”). The Company shall deliver to the Holder written notice via facsimile and overnight courier of its election of the Waiver (the “Waiver Notice”) no sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Cash Fundamental Transaction and on or prior to the delivery of the Waiver Notice the Company shall publicly announce such Cash Fundamental Transaction. Notwithstanding anything to the contrary in this Section 4(b), but subject to Section 1(f), until such time that the Holder receives the Cash Fundamental Transaction Amount (at which point this Warrant shall be cancelled), this Warrant may be exercised, in whole or in part, by the Holder (x) prior to the Cash Fundamental Transaction Closing Date, into Common Stock pursuant to Section 1, or (y) upon (which may be expressly conditioned upon the closing of the Cash Fundamental Transaction) or after the Cash Fundamental Transaction Closing Date, into any such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights, if applicable) which the Holder would have been entitled to receive upon the happening of such Cash Fundamental Transaction had the Warrant been exercised immediately prior to such Cash Fundamental Transaction Closing Date.

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the SPA Warrants, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the SPA Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company together with a written assignment of this

Warrant in a form reasonably satisfactory to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred with this Warrant being cancelled.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no SPA Warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

10. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering via registered mail a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the provisions of Section 1(c) shall be tolled and the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company so long as such transfer is in accordance with Section 7(a).

15. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Cash Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Cash Fundamental Transaction, (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Cash Fundamental Transaction and (iv) a 360 day annualization factor.

(b) “Bloomberg” means Bloomberg Financial Markets.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d) “Capital Stock” means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership or limited liability company interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

(e) “Cash Fundamental Transaction” means any Fundamental Transaction of the type specified in clauses (A)(i), (A)(ii), (A)(iii) or (B) of the definition thereof, for which the shareholders of the Company are required to surrender their shares of Common Stock for consideration consisting solely of cash; provided, that in the cases of clause A(i), (A)(iii) or (B) of such definition, only if immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, a majority of the Voting Stock of the Company immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, a majority of the Voting Stock of the surviving or transferee Person.

(f) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g) “Common Stock” means (i) the Company’s shares of Common Stock, without par value, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(h) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(i) “Eligible Market” means the Principal Market, The NASDAQ Global Market, The New York Stock Exchange, Inc., NYSE Amex Equities or The Nasdaq Capital Market.

(j) “Expiration Date” means the date sixty months after the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(k) “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (iv) reorganize, recapitalize or reclassify its Common Stock, (B) a Person makes a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer) or (C) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of (x) 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not beneficially owned by such Person on the Subscription Date or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Person to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company.

(l) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(m) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(n) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(o) “Principal Market” means The NASDAQ Global Select Market.

(p) “Required Holders” means the holders of the SPA Warrants representing at least sixty-six percent (66%) of the shares of Common Stock underlying the SPA Warrants then outstanding.

(q) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March __, 2011 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein.

(r) “SPA Securities” means the Preferred Shares issued pursuant to the Securities Purchase Agreement.

(s) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(t) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(u) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

AMERIGON INCORPORATED

By: ___________________________

Name:

Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

AMERIGON INCORPORATED

The undersigned holder hereby exercises the right to purchase _________________ of the Common Stock (“Warrant Shares”) of Amerigon Incorporated, a Michigan corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to ________________ Warrant Shares; or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Aggregate number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates other than pursuant to the Warrant (as calculated in accordance with Section 1(f)(i) of the Warrant: _____________________

4. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Account Number (if electronic book entry transfer): _____________________

DTC Participant Number (if electronic book entry transfer): _____________________

Date: _______________ __, ______

_______________________________

Name of Registered Holder

By:

Name:

Title:

PROSPECTUS

$100,000,000

AMERIGON INCORPORATED

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

Amerigon Incorporated may offer, issue and sell from time to time up to $100,000,000 of our common stock, without par value (our “Common Stock), our preferred stock, without par value, which may be issued in one or more series, each with such terms, preferences, conversion or other rights, voting powers, preferences, privileges and restrictions, as are permitted by the law of the State of Michigan and as our board of directors (our “Board”) may determine by resolution (our “Preferred Stock”), warrants or rights to purchase shares of our Common Stock or Preferred Stock, or units, individually or in any combination of these securities. We may offer the securities separately or together, in one or more offerings, in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

This prospectus describes some of the general terms that may apply to these securities. The specific terms and any other information relating to a specific offering will be set forth in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus or in other offering material. You should carefully read this prospectus, any accompanying prospectus supplement and any free writing prospectus that we may provide you, along with the information incorporated by reference in these documents before making your investment decision.

Securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement or in other offering material. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement or in other offering material.

Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “ARGN.” On January 19, 2011, the last reported sale price of our Common Stock on The NASDAQ Global Select Market was $10.43 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 1 of this prospectus and as updated in our future filings made with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 28, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus, in one or more offerings, up to a maximum aggregate offering price of $100,000,000. This prospectus provides you with a general description of the securities which may be offered by us, which is not meant to be a complete description of each security. Each time we offer securities, we will provide a prospectus supplement or other offering material containing specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in any accompanying prospectus supplement and any other offering material related to such securities.

This prospectus, together with any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents, include all material information relating to this offering. You should rely only on the information provided in this prospectus, together with any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents. We have not authorized anyone to provide you with different or additional information. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you, or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus, any accompanying prospectus supplement or any free writing prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in such documents or in our affairs since the date of such documents.

We are not making an offer to sell or soliciting an offer to purchase securities under this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may provide you in any jurisdiction where the offer or sale is not permitted.

You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents together with the additional information described under “Where You Can Find More Information” before making your investment decision.

In this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may provide you, unless the context suggests otherwise, references to the “Company,” “Amerigon,” “we,” “ARGN,” “us,” “our Company,” and “our” mean Amerigon Incorporated.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before you make a decision to invest in any of our securities, in addition to the other information included or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus that we may provide you, you should carefully consider the risk factors under the section entitled “Risk Factors” in any accompanying prospectus supplement as well as our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any accompanying prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. These material and adverse effects could cause the trading price of our Common Stock, or, if applicable, other securities, to decline and you may lose part or all of your investment. For more information, see the sections entitled, “Where You Can Find More Information” and “Incorporation of Information We File With the SEC” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “expect,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “can,” “plan,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions and the negative of such words. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. All such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Our future events, financial condition, business or other results may differ materially from those anticipated and discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, changes in political, economic or market conditions generally and in the automotive, manufacturing and capital markets specifically; availability of capital; customer and supplier bankruptcies; concentration of our credit risk; inability to successfully identify or complete suitable acquisitions and new developments; inability of our product platforms to yield anticipated returns; competition within the markets in which we compete; rising operating expenses; potential uninsured losses; our debt obligations; financial covenants that may restrict our operating or acquisition activities; potential tax obligations; legislative or other actions affecting our operations and business; environmental laws and obligations; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues as well as other risks listed from time to time in the Company’s other reports and statements filed with the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any accompanying prospectus supplement, any free writing prospectus that we may provide you and the information incorporated by reference in these documents. Readers are cautioned that these forward-looking statements reflect our management’s views as of the date that the statement is made. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section. Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

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AMERIGON INCORPORATED

Amerigon Incorporated designs, develops and markets products based on our advanced, proprietary, efficient thermoelectric device (“TED”) technologies for a wide range of global markets and heating and cooling applications. Our current principal product is our proprietary Climate Control Seat™ (“CCS™” or “CCS”) which we sell to automobile and light truck original equipment manufacturers or their tier one suppliers. The CCS provides year-round comfort to automotive seat occupants by producing both active heating and cooling.

We were incorporated in 1991 and originally focused our efforts on developing electric vehicles and high technology automotive systems. Because the electric vehicle market did not develop as anticipated, we have focused our efforts on advanced TED technologies and applications including our CCS product. At the present time the CCS is our only high volume product. We are presently working on developing products that utilize our proprietary TED technology in other non-CCS applications.

Our principal executive offices are located at 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, and our telephone number is (248) 504-0500.

RATIO OF EARNINGS TO PREFERRED SHARE DIVIDENDS

The Company does not have any shares of Preferred Stock outstanding. You can find more information on our Preferred Stock under “DESCRIPTION OF CAPITAL STOCK—Preferred Stock” below.

USE OF PROCEEDS

We will retain broad and significant discretion over the use of the net proceeds from the sale of the securities. Unless otherwise indicated in any accompanying prospectus supplement or other offering material, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include financing future acquisitions, repaying debt, financing capital commitments, capital expenditures, working capital, research and development and general administrative expenses. We may provide additional information on the use of the net proceeds from the sale of our securities in an accompanying prospectus supplement or other offering materials relating to the offered securities.

THE SECURITIES WE MAY OFFER

Amerigon Incorporated may offer, issue and sell from time to time up to $100,000,000 of our Common Stock, our Preferred Stock, warrants or rights to purchase shares of our Common Stock or Preferred Stock, or units, individually or in any combination of these securities. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of such securities, will be set forth in an accompanying prospectus supplement or other offering material. That prospectus supplement or other offering material will also contain information, if applicable, about the securities exchange, if any, on which the securities will be listed.

The following descriptions of our Common Stock and Preferred Stock, together with the additional information we include in any accompanying prospectus supplements or other offering material, summarizes the material terms and provisions of the Common Stock and the Preferred Stock that we may offer under this prospectus and the accompanying prospectus supplement. For the complete terms of our Common Stock, please refer to our Articles of Incorporation (our “Articles”) and our bylaws (our “Bylaws”) that are incorporated by reference into the registration statement of which this prospectus is a part. The law of the State of Michigan, our jurisdiction of incorporation, will also affect the terms of these securities and the rights of holders thereof. While the terms we have summarized below will apply generally to any future Common Stock and Preferred Stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the accompanying prospectus supplement and any related free writing prospectus. Any accompanying prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

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DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of our Common Stock and our Preferred Stock. This summary is not complete. We have incorporated by reference our Articles and our Bylaws as exhibits to the registration statement of which this prospectus is a part. We have also incorporated by reference in this prospectus a description of our Common Stock which is contained in other documents we have filed with the SEC. You should read these other documents before making your decision to acquire any shares of our Common Stock or Preferred Stock or warrants or rights to purchase, or units comprised of, the same.

As of the date of this prospectus, pursuant to our Articles, our authorized shares consist of an aggregate 35,000,000 shares of capital stock comprised of 30,000,000 shares of our Common Stock and 5,000,000 shares of our Preferred Stock, of which 9,000 shares were designated as Series A Preferred Stock and 25,000 shares were designated as Series B Preferred Stock; however, our Articles provide that the 9,000 shares of Series A Preferred Stock we originally issued in 1999 and which were converted to Common Stock in 2006 are no longer available for issuance. As a consequence, no shares of Series A Preferred Stock are currently authorized and available for issuance. As of September 30, 2010, we had issued and outstanding 21,805,247 shares of Common Stock and no shares of Series B Preferred Stock.

All of our Common Stock and Preferred Stock offered pursuant to any accompanying prospectus supplement will, when issued, be duly authorized, fully paid and non-assessable. This means that the full price for shares of our Common Stock or Preferred Stock, as applicable, will be paid at issuance and that you, as a purchaser of such capital stock, will not be later required to pay us any additional monies for such capital stock. All rights that accompany the ownership of our Common Stock are subject to the preferential rights of any other class or series of our capital stock.

Common Stock

Rights Agreement

Each outstanding share of our Common Stock has attached to it one preferred share purchase right (a “Right”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock at a price of $20.00 per one-thousandth of a share of Series B Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated January 26, 2009, between the Company and Computershare Trust Company, N.A. as Rights Agent (the “Rights Agreement”), which is incorporated by reference as an exhibit into the registration statement of which this prospectus is a part.

Currently, the Rights are attached to all Common Share certificates and no separate Rights certificates have been issued. Separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the earlier to occur of (i) the tenth business day following the public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) the tenth business day (or such later day as the Board may determine) following the commencement of, or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of such dates being the “Distribution Date”).

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Stock, (ii) new Common Stock certificates issued after February 10, 2009 (the “Record Date”) upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

The Rights are not exercisable until the Distribution Date. The Rights will expire on January 26, 2019 (the “Expiration Date”), unless the Expiration Date is amended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

If a person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions) each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, Preferred Stock or other similar securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the existence of an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

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In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Series B Preferred Stock (or of a share of a class or series of the Company’s Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

At any time prior to the Distribution Date, the Board may redeem the Rights, in whole but not in part, at a price of $0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person).

The number of outstanding Rights and the number of one one-thousandths of a share of Series B Preferred Stock issuable upon exercise of each Right are subject to adjustment under certain circumstances. Because of the nature of the Series B Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series B Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. As of December 31, 2010, we had not issued any shares of Series B Preferred Stock.

The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding Common Stock. The Rights however, should not interfere with any merger or other business combination approved by the Board.

Dividends

Subject to the preferential rights of our Series B Preferred Stock as set forth in our Articles and any other class or series of our capital stock which may from time to time come into existence, holders of Common Stock are entitled to receive dividends on such shares out of our funds that we can legally use to pay dividends, when and if such dividends are declared by our Board. We have never paid any cash dividends on our Common Stock and do not anticipate paying dividends in the near future. Our credit agreement restricts our ability to pay dividends.

Voting Rights

Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of our Board. The holders of Common Stock have the power to vote on all matters presented to our shareholders; provided, holders of our Series B Preferred Stock are entitled to 1,000 votes on all matters submitted to the shareholders of the Company, each as set forth in our Articles. No shareholder is entitled to cumulate votes (i.e., to cast for any one or more candidates a number of votes greater than the number of such shareholder’s shares) except, in the case of a vote for directors, the candidates’ names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of such shareholder’s intention to cumulate votes. If any shareholder has given such a notice, every shareholder entitled to vote may cumulate votes for candidates equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled or distribute such shareholder’s votes on the same principle among any or all of the candidates as the shareholder thinks fit. In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Distribution on Liquidation or Dissolution

Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise, subject to the rights of any series of Preferred Stock that may from time to time come into existence, no distribution can be made (i) to the holders of

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shares of Common Stock, or any other shares of the Company’s capital stock ranking junior to the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up) unless, prior thereto, the holders of shares of Series B Preferred Stock have received an amount per share (the “Series B Liquidation Preference”) equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the adjustment provisions set forth in the Articles, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event. In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series B Preferred Stock in respect thereof, then the assets available for such distribution will be distributed ratably to the holders of the Series B Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

In the event of our liquidation, dissolution or winding up, subject to liquidation preference granted to the holders of any outstanding shares of our Preferred Stock and after the payment of all of our debts and other liabilities, the holders of our Common Stock are entitled to share ratably in all assets legally available for distribution to our shareholders.

Other Rights and Restrictions

Each share of Common Stock has equal distribution, liquidation and other rights, and has no preference, conversion, sinking fund, redemption or preemptive rights.

Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding have been paid in full, the Company cannot: (i) declare or pay dividends, or make any other distributions, on any shares of Common Stock, or any other shares of the Company’s capital stock ranking junior to the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up); (ii) declare or pay dividends, or make any other distributions, on any shares of the Company’s capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of Common Stock, or any other shares of the Company’s capital stock ranking junior to the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines will result in fair and equitable treatment among the respective series or classes.

Preferred Stock

Our Board may authorize the issuance of up to 5,000,000 shares of our Preferred Stock from time to time in one or more series. Our Board is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series, and to determine or alter the voting and other rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Previously, 9,000 shares were designated as Series A Preferred Stock and 25,000 shares were designated as Series B Preferred Stock; however, our Articles provide that the 9,000 shares of Series A Preferred Stock we originally issued in 1999 and which were converted to Common Stock in 2006 are no longer available for issuance. As of the date of this prospectus, no shares of Preferred Stock are issued or outstanding.

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If the Company issues any shares of Preferred Stock, we will provide specific information about the particular class or series being offered in an accompanying prospectus supplement or other offering material. This information will include some or all of the following:

•	the title or designation of the series;

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the number of shares of the series, which the Board may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate and period of the series;

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the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of capital stock;

•	the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

•

whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of the Company or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	preemptive rights;

•	restrictions on transfer, sale or other assignment;

•	whether the shares of Preferred Stock being offered will be listed on any securities exchange;

•	if necessary, a discussion of certain federal income tax considerations applicable to the shares of Preferred Stock being offered;

•	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of each such series; and

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, the Articles then in effect or the Bylaws then in effect.

This issuance of shares of Preferred Stock could adversely affect the voting power of the holders of shares of our Common Stock and reduce the likelihood that the holders of shares of our Common Stock will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our Common Stock. The issuance of shares of Preferred Stock could also have the effect of delaying, deterring or preventing a change in control of our Company.

Limitation of Liability

Our Articles provide that, to the full extent permitted by the Michigan Business Corporation Act (the “MBCA”), or any other applicable laws presently or hereafter in effect, no director of our Company will be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities laws.

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Certain Anti-Takeover Matters

General

Various provisions of the MBCA, our Articles and our Bylaws could have the effect of discouraging, delaying or preventing a third party from accumulating a large block of our capital stock, engaging in a tender offer and making offers to acquire us, and of inhibiting a change in control, all of which could adversely affect our shareholders’ ability to receive a premium for their shares in connection with such a transaction. Such provisions noted below are intended to encourage persons seeking to acquire control of us to negotiate first with our Board and to discourage certain types of coercive takeover practices and inadequate takeover bids. The following paragraphs summarize applicable provisions of the MBCA, our Articles and our Bylaws; for a complete description, we refer you to the MBCA, as well as our Articles and our Bylaws which we have incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Number of Directors

Our Bylaws currently provide that the number of directors of the Company will not be less than five nor more than nine. The exact number of directors is to be specified by a resolution duly adopted by the Board or shareholders. The current authorized number of directors of the Company is set at seven and is to remain so unless and until the authorized number of directors is modified in accordance with the terms of our Bylaws and our Articles. Our Bylaws provide that (i) subject to any further restrictions in our Articles, a bylaw change specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the outstanding shares; provided, however, that a bylaw or amendment of the Articles reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16 2/3 percent of the outstanding shares entitled to vote, and (ii) no amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one. These provisions may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the Board by filling the vacancies created by removal with its own nominees.

Advance Notice Requirement

Our Bylaws set forth advance notice procedures with regard to shareholder proposals relating to (i) a contract or transaction in which a director has a direct or indirect financial interest, pursuant to Section 545a of the MBCA, (ii) an amendment of our Articles, pursuant to Section 611 of the MBCA, (iii) a reorganization of the Company, pursuant to Section 703a of the MBCA, and (iv) a voluntary dissolution of the Company, pursuant to Section 804 of the MBCA. If action is proposed to be taken at any meeting for approval of any of these items, the notice (which is to be sent or otherwise given in accordance with our Bylaws not less than 10 days or more than 60 days before the date of such meeting) is to state the general nature of such proposal. The advance notice requirement may have the effect of precluding the consideration of certain business at a meeting if the notice procedures are not properly followed.

Poison Pill

Pursuant to our Articles, if the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock at the same time is to be similarly exchanged or changed into an amount per share, subject to the adjustment provisions in our Articles, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Company at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock is to be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Blank Check Preferred Stock

Our Board has the authority under our Articles to issue other Preferred Stock with rights superior to the rights of the holders of Common Stock without shareholder approval. Our Preferred Stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of Preferred Stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of the Preferred Stock on the holders of our Common Stock could include:

•	reduction of the amount otherwise available for payments of dividends on Common Stock if dividends are payable on the series of Preferred Stock;

•	restrictions on dividends on our Common Stock if dividends on the series of Preferred Stock are in arrears;

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•	dilution of the voting power of our Common Stock if the series of Preferred Stock has voting rights, including a possible “veto” power;

•	dilution of the equity interest of holders of our Common Stock if the series of Preferred Stock is convertible, and is converted, into our Common Stock; and

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restrictions on the rights of holders of our Common Stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Preferred Stock.

Business Combination Act

The Company is subject to the provisions of Chapter 7A of the MBCA. In general, subject to certain exceptions, the MBCA prohibits a Michigan corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder, unless (1) prior to such date, the board of directors approved the business combination or (2) on or subsequent to such date, the business combination is approved by at least 90% of the votes of each class of the corporation’s stock entitled to vote and by at least two-thirds of such voting stock not held by the interested shareholder or such shareholder’s affiliates. The MBCA defines a “business combination” to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An “interested shareholder” is defined by the MBCA to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is ComputerShare Trust Company, N.A.

Listing on The NASDAQ Global Select Market

Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “ARGN.”

DESCRIPTION OF WARRANTS

We may from time to time issue warrants to purchase shares of our Common Stock or shares of our Preferred Stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the accompanying prospectus supplement or other offering material.

The prospectus supplement or other offering material relating to any warrants being offered thereby will include specific terms relating to such offering. These terms will include some or all of the following:

•	the title or designation of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the shares of Common Stock or Preferred Stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price or prices of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

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•	if necessary, a discussion of certain federal income tax considerations;

•	whether such warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

We have no outstanding warrants to purchase shares of our Common Stock or outstanding warrants to purchase shares of our Preferred Stock.

DESCRIPTION OF RIGHTS

We may from time to time, issue rights to our shareholders for the purchase of shares of our Common Stock or our Preferred Stock. Each series of rights will be issued under a separate rights agreement to be entered into between the Company, from time to time, and a bank or trust company, as rights agent, all as set forth in the prospectus supplement or other offering material relating to the particular issue of rights. The rights agent will act solely as an agent of ours in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of rights.

The prospectus supplement or other offering material relating to any rights being offered thereby will describe the terms of the rights to be issued, including the following where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of shares of our Common Stock or our Preferred Stock purchasable upon exercise of the rights and the exercise price and any adjustments to such exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights shall commence and the date on which the right shall expire;

•	any special United States federal income tax consequences; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

DESCRIPTION OF UNITS

We may issue, in one or more series, units consisting of Common Stock, Preferred Stock, or warrants for the purchase of shares of our Common Stock or Preferred Stock in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the prospectus supplement or other offering material relating to any units being offered thereby. The terms of any units offered under a prospectus supplement or other offering material may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all of the provisions of any unit purchase agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any free writing prospectuses that we may

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authorize to be provided to you in connection with the units and any unit purchase agreement and any supplemental agreements that contain the terms of the units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. Any unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the prospectus supplement or other offering material relating to any units being offered thereby the terms of the series of units being offered, including, to the extent applicable:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “DESCRIPTION OF CAPITAL STOCK,” and “DESCRIPTION OF WARRANTS” will apply to each unit and to any Common Stock, Preferred Stock or warrant included in each unit, respectively.

We may issue units in such amounts and in such number of distinct series as we determine.

Any unit agent will act solely as our agent under the applicable unit purchase agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit purchase agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of any related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We and any unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell our securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

We may distribute the securities:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

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Each time we offer and sell securities covered by this prospectus, we will provide a prospectus supplement or supplements or other offering material that will describe the method of distribution and set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the amounts of securities underwritten or purchased by each of them;

•	the purchase price of securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price of the securities;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable accompanying prospectus supplement or other offering material.

Underwriters or dealers may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any securities, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters’ or dealers’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the securities if they purchase any of the securities, unless otherwise specified in the applicable accompanying prospectus supplement or other offering material. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the applicable accompanying prospectus supplement or other offering material, naming the underwriter.

We may sell the securities through agents from time to time. The applicable accompanying prospectus supplement or other offering material will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable accompanying prospectus supplement or other offering material pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable accompanying prospectus supplement or other offering material, and such prospectus supplement or other offering material will set forth any commissions we pay for solicitation of these contracts.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We cannot guarantee the liquidity of the trading markets for any securities. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities

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in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor any applicable underwriters will make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If such transactions are commenced, they may be discontinued without notice at any time.

LEGAL MATTERS

Unless otherwise specified in an accompanying prospectus supplement, the validity of any securities offered will be passed upon for us by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, cash flows and financial statement schedule for each of the three years in the period ended December 31, 2009, and the Company’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. General information about Amerigon, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://amerigon.com/ as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website that is not specifically described under “INCORPORATION OF INFORMATION WE FILE WITH THE SEC” is not incorporated into this prospectus and is not a part of these filings.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus, and information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

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•

our Current Reports on Form 8-K filed on January 8, 2010, February 12, 2010, March 30, 2010, May 18, 2010 and the information in Item 5.02 of our Current Report on Form 8-K filed on January 5, 2011; and

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the description of our shares of Common Stock included in our registration statement on Form SB-2 (file no. 33-61702-LA) effective June 10, 1993, as filed with the SEC pursuant to the Securities Act, under the caption “Description of Securities” on pages 37 through 38 of the Prospectus and incorporated by reference into our initial Registration Statement on Form 8-A filed with the SEC pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Whenever, after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be incorporated by reference and deemed to be a part of this prospectus from the time they are filed (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Requests for documents should be directed to Amerigon Incorporated, Attention: Barry G. Steele, 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, (248) 504-0500.

You should rely only on the information contained or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may provide you. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

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7,000 Shares

Amerigon Incorporated

Series C 8% Convertible Preferred Stock, Initial Stated Value $10,000 per Share

Prospectus Supplement

March 30, 2011

Roth Capital Partners